Exhibit 10.02

EXECUTION VERSION

LEAPFROG ENTERPRISES, INC.

as Borrower

AMENDED AND RESTATED

LOAN AND SECURITY AGREEMENT

Dated as of August 13, 2009

$75,000,000

CERTAIN FINANCIAL INSTITUTIONS,

as Lenders,

BANK OF AMERICA, N.A.,

as Agent

and

BANC OF AMERICA SECURITIES LLC

as Lead Arranger and Lead Book Manager

6.2.	Conditions Precedent to All Credit Extensions	54

SECTION 7.	COLLATERAL	55
7.1.	Grant of Security Interest	55
7.2.	Lien on Deposit Accounts; Cash Collateral	56
7.3.	Exclusions from Collateral	57
7.4.	Other Collateral	57
7.5.	No Assumption of Liability	58
7.6.	Further Assurances	58
7.7.	Foreign Subsidiary Stock	58

SECTION 8.	COLLATERAL ADMINISTRATION	58
8.1.	Borrowing Base Certificates	58
8.2.	Administration of Accounts	59
8.3.	Administration of Inventory	60
8.4.	Administration of Equipment	61
8.5.	Administration of Deposit Accounts	61
8.6.	General Provisions	61
8.7.	Power of Attorney	62

SECTION 9.	REPRESENTATIONS AND WARRANTIES	63
9.1.	General Representations and Warranties	63
9.2.	Complete Disclosure	70

SECTION 10.	COVENANTS AND CONTINUING AGREEMENTS	71
10.1.	Affirmative Covenants	71
10.2.	Negative Covenants	78
10.3.	Financial Covenant	86

SECTION 11.	EVENTS OF DEFAULT; REMEDIES ON DEFAULT	86
11.1.	Events of Default	86
11.2.	Remedies upon Default	88
11.3.	Intellectual Property	89
11.4.	Setoff	90
11.5.	Remedies Cumulative; No Waiver	91

SECTION 12.	AGENT	91
12.1.	Appointment, Authority and Duties of Agent	91
12.2.	Agreements Regarding Collateral and Field Examination Reports	93
12.3.	Reliance By Agent	94
12.4.	Action Upon Default	94
12.5.	Ratable Sharing	94
12.6.	Indemnification of Agent Indemnitees	94
12.7.	Limitation on Responsibilities of Agent	95
12.8.	Successor Agent and Co-Agents	95
12.9.	Due Diligence and Non-Reliance	96
12.10.	Replacement of Certain Lenders	96

12.11.	Remittance of Payments and Collections	97
12.12.	Agent in its Individual Capacity	97
12.13.	Agent Titles	97
12.14.	No Third Party Beneficiaries	98

SECTION 13.	BENEFIT OF AGREEMENT; ASSIGNMENTS AND PARTICIPATIONS	98
13.1.	Successors and Assigns	98
13.2.	Participations	98
13.3.	Assignments	99

SECTION 14.	MISCELLANEOUS	99
14.1.	Consents, Amendments and Waivers	99
14.2.	Indemnity	101
14.3.	Notices and Communications	101
14.4.	Performance of Borrower’s Obligations	101
14.5.	Credit Inquiries	102
14.6.	Severability	102
14.7.	Cumulative Effect; Conflict of Terms	102
14.8.	Counterparts	102
14.9.	Entire Agreement	102
14.10.	Relationship with Lenders	102
14.11.	No Advisory or Fiduciary Responsibility	103
14.12.	Confidentiality	103
14.13.	GOVERNING LAW	104
14.14.	Consent to Forum; Arbitration	104
14.15.	Waivers by Borrower	105
14.16.	Patriot Act Notice	106

LIST OF EXHIBITS AND SCHEDULES

Exhibit A	Revolver Note
Exhibit B	Assignment and Acceptance
Exhibit C	Assignment Notice
Exhibit D	Intellectual Property Security Agreement
Exhibit E	IP Security Agreement Supplement

Schedule 1.1	Commitments of Lenders

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

THIS AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT is dated as of August 13, 2009, among LEAPFROG ENTERPRISES, INC., a Delaware corporation (“Borrower”), the financial institutions party to this Agreement from time to time as lenders (collectively, “Lenders”), and BANK OF AMERICA, N.A., a national banking association, as agent for the Lenders (“Agent”).

R E C I T A L S:

The Borrower, the Agent and the lenders and financial institutions party thereto (the “Existing Lenders”) have entered into that certain Credit Agreement dated as of November 8, 2005 (as amended, the “Existing Credit Agreement”) pursuant to which the Existing Lenders agreed to extend credit to the Borrower to finance its business enterprise.

The Borrower has requested that the Existing Credit Agreement be amended and restated as set forth herein on the terms and conditions set forth herein.

The Existing Lenders have agreed to amend and restate the Existing Credit Agreement upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, for valuable consideration hereby acknowledged, the parties agree as follows:

SECTION 1. DEFINITIONS; RULES OF CONSTRUCTION

1.1. Definitions. As used herein, the following terms have the meanings set forth below:

Accordion Effective Date: as defined in Section 2.2.

Accordion Increase: as defined in Section 2.2.

Account: as defined in the UCC, including all rights to payment for goods sold or leased, or for services rendered.

Account Debtor: a Person who is obligated under an Account, Chattel Paper or General Intangible.

Accounts Formula Amount: 85% of the Value of Eligible Accounts.

Adjusted Net Earnings from Operations: with respect to any fiscal period of Borrower, Borrower’s consolidated net income after provision for income taxes for such fiscal period, as determined in accordance with GAAP and reported on the financial statements for such period, excluding any and all of the following included in such net income: (a) any gain or loss arising from the sale of any capital assets; (b) any gain arising from any write-up in the book value of any asset; (c) earnings of any Person, substantially all the assets of which have been acquired by Borrower in any manner, to the extent realized by such other Person prior to the date of acquisition; (d) earnings of any Person in which Borrower has an ownership interest unless (and only to the extent) such earnings shall actually have been received by Borrower in the form of cash distributions; (e) earnings of any Person to which assets of Borrower shall have been sold, transferred or disposed of prior to the date of such transaction; (f) any gain arising from the acquisition of debt or equity securities of Borrower or from cancellation or forgiveness of Debt; (g) any gain arising from extraordinary items, as determined in accordance with GAAP, or from any other non-recurring transaction; (h) any gain or loss arising from foreign exchange transactions; (i) restricted stock, restricted units and other non-cash stock option expenses; and (j) all restructuring and impairment charges.

Affiliate: with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have correlative meanings.

After-Acquired Intellectual Property: as defined in Section 10.1.8.

Agent Indemnitees: Agent and its officers, directors, employees, Affiliates, agents and attorneys.

Agent Professionals: attorneys, accountants, appraisers, auditors, business valuation experts, environmental engineers or consultants, turnaround consultants, and other professionals and experts retained by Agent.

Agent’s Liens: means the Liens in the Collateral granted to Agent by the Borrower, for the benefit of the Secured Parties pursuant to this Agreement and the other Loan Documents.

Anti-Terrorism Laws: any laws relating to terrorism or money laundering, including the Patriot Act.

Applicable Law: all laws, rules, regulations and governmental guidelines applicable to the Person, conduct, transaction, agreement or matter in question, including all applicable statutory law, common law and equitable principles, and all provisions of constitutions, treaties, statutes, rules, regulations, orders and decrees of Governmental Authorities.

Applicable Margin: with respect to any Type of Loan, the margin set forth below, as determined by the average daily Availability for the most recent Fiscal Quarter ended:

Level	Availability	Base Rate Loans	LIBOR Loans
I	> $35,000,000	3.00%	4.00%
II	< $35,000,000 but > $25,000,000	3.25%	4.25%
III	< $25,000,000	3.50%	4.50%

Until the date that is six months following the Closing Date, margins shall be determined as if Level I were applicable. Thereafter, the margins shall be subject to increase or decrease upon receipt by Agent pursuant to Section 10.1.2 of the financial statements and corresponding Compliance Certificate for the last Fiscal Quarter, which change shall be effective on the first day of the calendar month following receipt. If, by the first day of a month, any financial statements and Compliance Certificate due in the preceding month have not been received, then, at the option of Agent or Required Lenders, the margins shall be determined as if Level III were applicable, from such day until the first day of the calendar month following actual receipt.

Approved Fund: any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in its ordinary course of activities, and is administered or managed by a Lender, an entity that administers or manages a Lender, or an Affiliate of either.

Asset Disposition: a sale, lease, license, consignment, transfer or other disposition of Property of Borrower or any of its Subsidiaries, including a disposition of Property in connection with a sale-leaseback transaction or synthetic lease.

Assignment and Acceptance: an assignment agreement between a Lender and Eligible Assignee, in the form of Exhibit B.

Assignment of Claims Act: the Assignment of Claims Act of 1940.

Assuming Lender: as defined in Section 2.2.

Assumption Agreement: as defined in Section 2.2.

Availability: the Borrowing Base minus the principal balance of all Loans, as determined from Agent records.

Availability Reserve: the sum (without duplication) of (a) the Inventory Reserve; (b) the Rent and Charges Reserve; (c) the LC Reserve; (d) the Bank Product Reserve; (e) the aggregate amount of liabilities secured by Liens upon Collateral that are senior to Agent’s Liens (but imposition of any such reserve shall not waive an Event of Default arising therefrom); (f) a reserve for accrued, unpaid interest on the Obligations; (g) a reserve for customs charges; (h) a reserve for dilution; and (i) such additional reserves, in such amounts and with respect to such matters, as Agent in its Credit Judgment may elect to impose from time to time.

Bank of America: Bank of America, N.A., a national banking association, and its successors and assigns.

Bank Product: any of the following products, services or facilities extended to Borrower or any Subsidiary by a Lender or any of its Affiliates: (a) Cash Management Services; (b) products under Hedging Agreements; (c) commercial credit card and merchant card services; and (d) other banking products or services as may be requested by Borrower or any Subsidiary, other than Letters of Credit; provided, however, that for any of the foregoing to be included as an “Obligation” for purposes of a distribution under Section 5.5.1, the applicable Secured Party and Obligor must have provided prior to any such distribution written notice to Agent of (i) the existence of such Bank Product, (ii) the maximum dollar amount of obligations arising thereunder (“Bank Product Amount”), and (iii) the methodology to be used by such parties in determining the Bank Product Debt owing from time to time. The Bank Product Amount may be changed from time to time upon written notice to Agent by the Secured Party and Obligor. No Bank Product Amount may be established or increased if a reserve in such amount would cause an Overadvance and the Bank Product Debt relating thereto will not be considered “Obligations” hereunder.

Bank Product Amount: as defined in the definition of Bank Product.

Bank Product Debt: Debt and other obligations of an Obligor relating to Bank Products.

Bank Product Reserve: the aggregate amount of reserves established by Agent from time to time in its discretion in respect of Bank Product Debt based upon, among other things, the Bank Product Amount.

Bankruptcy Code: Title 11 of the United States Code.

Base Rate: for any day, a per annum rate equal to the greater of (a) the Prime Rate for such day; (b) the Federal Funds Rate for such day, plus 0.50%; or (c) LIBOR for a 30 day interest period as determined on such day, plus 1.0%.

Base Rate Loan: any Loan that bears interest based on the Base Rate.

Board of Governors: the Board of Governors of the Federal Reserve System.

Borrowed Money: with respect to any Person, without duplication, its (a) Debt that (i) arises from the lending of money by any Person to such Person, (ii) is evidenced by notes, drafts, bonds, debentures, credit documents or similar instruments, or (iii) was issued or assumed as full or partial payment for Property; (b) Capital Leases; (c) reimbursement obligations with respect to letters of credit; and (d) guaranties of any Debt of the foregoing types owing by another Person.

Borrowing: a group of Loans of one Type that are made on the same day or are converted into Loans of one Type on the same day.

Borrowing Base: on any date of determination, an amount equal to the lesser of (a) the aggregate amount of Commitments, minus the LC Reserve; or (b) the sum of the Accounts Formula Amount, plus the Inventory Formula Amount, plus 100% of the amount of cash and Cash Equivalents collectively maintained in the Borrowing Base Cash Collateral Account, minus the Availability Reserve.

Borrowing Base Cash Collateral Account: collectively, one or more Cash Collateral Accounts of Borrower held with Agent, as designated from time to time by written notice from Borrower to Agent, which account or accounts are comprised of cash or Cash Equivalents and are subject to Deposit Account Control Agreements that are satisfactory in form and substance to Agent.

Borrowing Base Certificate: a certificate, in form and substance satisfactory to Agent, by which Borrower certifies calculation of the Borrowing Base, provided that the Borrowing Base Certificate delivered pursuant to Section 8.1(ii) shall include (a) a summary aged trial balance of Accounts, (b) information as to sales, collections, credits and adjustments of Accounts, (c) a summary Inventory report if Section 8.3.1(ii) is applicable, otherwise, information as to Inventory as of the most recent Borrowing Base Certificate delivered pursuant to Section 8.1(i) and (d) information as to the LC Reserve, Borrowing Base Cash Collateral Account and the Availability Reserve, in each case for the respective period and in form and substance satisfactory to Agent.

Business Day: any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, North Carolina and California, and if such day relates to a LIBOR Loan, any such day on which dealings in Dollar deposits are conducted between banks in the London interbank Eurodollar market.

Capital Adequacy Regulation: any law, rule, regulation, guideline, request, or directive of any central bank or other Governmental Authority, whether or not having the force of law, regarding capital adequacy of a bank or any Person controlling a bank.

Capital Expenditures: all liabilities incurred, or expenditures made by Borrower or a Subsidiary for the acquisition of any fixed assets, or any improvements, replacements, substitutions or additions thereto with a useful life of more than one year, including the principal portion of Capital Leases.

Capital Lease: any lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

Cash Collateral: cash, and any interest or other income earned thereon, that is delivered to Agent to Cash Collateralize any Obligations.

Cash Collateral Account: one or more demand deposit, money market or other accounts established by Agent at such financial institution as Agent may select in its reasonable discretion, which accounts shall be subject to Agent’s Liens for the benefit of Secured Parties.

Cash Collateralize: the delivery of cash to Agent, as security for the payment of Obligations, in an amount equal to (a) with respect to LC Obligations, 105% of the aggregate LC Obligations, and (b) with respect to any inchoate, contingent or other Obligations (including Obligations arising under Bank Products but excluding inchoate indemnity and expense reimbursement obligations), Agent’s good faith estimate of the amount due or to become due, including all fees and other amounts relating to such Obligations. “Cash Collateralization” has a correlative meaning.

Cash Equivalents: as of any date of determination, (a) marketable securities (i) issued or directly and unconditionally guaranteed as to interest and principal by the United States government or (ii) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date; (b) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A- from S&P or the equivalent thereof from another nationally recognized rating agency; (c) commercial paper maturing no more than ninety (90) days from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-2 from S&P or at least P-2 from Moody’s; (d) certificates of deposit or bankers’ acceptances maturing within one year after such date and issued or accepted by any lender or by any commercial bank organized under the laws of the United States, any state thereof or an OECD country having, at such date, a rating of at least A- from S&P or the equivalent thereof from another nationally recognized rating agency or by a primary government securities dealer reporting to the Market Reports Division of the Federal Reserve Bank of New York; (e) repurchase agreements with financial institutions organized under the laws of the United States, any state thereof or an OECD country having, at such date, a rating of at least A- from S&P or the equivalent thereof from another nationally recognized rating agency or with a primary government securities dealer reporting to the Market Reports Division of the Federal Reserve Bank of New York and such funds limit their investments to the prime credit instruments allowed in this definition; (f) money market preferred funds maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least AA from S&P or the equivalent thereof from another nationally recognized rating agency; and (g) money market funds regulated by the U.S. Government under the Investment Company Act rule 2a-7 maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A- from S&P or the equivalent thereof from another nationally recognized rating agency; provided such investments are limited to $25,000,000 for each such fund and $100,000,000 in the aggregate for all such funds, such funds are open-end funds with total assets of more than $1,000,000,000 and an expressed goal of maintaining a net asset value of $1.00 per share and such funds limit their investments to the prime credit instruments allowed in this definition with average weighted maturity of less than ninety (90) days.

Cash Management Services: any services provided from time to time by any Lender or any of its Affiliates to Borrower or any Subsidiary in connection with operating, collections, payroll, trust, or other depository or disbursement accounts, including automated clearinghouse, e-payable, electronic funds transfer, wire transfer, controlled disbursement, overdraft, depository, information reporting, lockbox and stop payment services.

CERCLA: the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. § 9601 et seq.).

Change in Law: the occurrence, after the date hereof, of (a) the adoption or taking effect of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority; or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

Change of Control: the occurrence of any of the following: (a) any Person or two or more Persons acting in concert (other than the Equity Investors and their Affiliates) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of, or shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation, will result in its or their acquisition of control over, Voting Interests of Borrower (or other securities convertible into such Voting Interests) representing 35% or more of the combined voting power of all Voting Interests of Borrower unless after such acquisition or the consummation of such contract or arrangement (i) any of the Equity Investors or their respective Affiliates holds more than the percentage of Voting Interests held by such Person or group or (ii) any combination of the Equity Investors and their Affiliates have agreed to act in concert on all matters relating to such Voting Interests pursuant to a written agreement and such combination together holds more than the percentage of Voting Interests held by such Person or group; or (b) during any period of up to 12 consecutive months, commencing after the date of this Agreement, Continuing Directors shall cease for any reason to constitute a majority of the board of directors of Borrower.

Claims: all liabilities, obligations, losses, damages, penalties, judgments, proceedings, interest, costs and expenses of any kind (including remedial response costs, reasonable attorneys’ fees and Extraordinary Expenses) at any time (including after Full Payment of the Obligations, resignation or replacement of Agent, or replacement of any Lender) incurred by or asserted against any Indemnitee in any way relating to (a) any Loans, Letters of Credit, Loan Documents, or transactions relating thereto, (b) any action taken or omitted to be taken by any Indemnitee in connection with any Loan Documents, (c) the existence or perfection of any Liens, or realization upon any Collateral, (d) exercise of any rights or remedies under any Loan Documents or Applicable Law, or (e) failure by any Obligor to perform or observe any terms of any Loan Document, in each case including all costs and expenses relating to any investigation, litigation, arbitration or other proceeding (including an Insolvency Proceeding or appellate proceedings), whether or not the applicable Indemnitee is a party thereto.

Closing Date: as defined in Section 6.1.

Code: the Internal Revenue Code of 1986.

Collateral: all Property described in Section 7.1, all Property described in any Security Documents as security for any Obligations, and all other Property that now or hereafter secures (or is intended to secure) any Obligations.

Combined General Pledged Basket Amount: as of any date of determination, an amount equal to $15,000,000, which amount shall be increased by an additional $10,000,000 on each annual anniversary date of the Closing Date less the sum, without duplication, of the amounts incurred under Section 10.2.5(7)(i) and Section 10.2.1(i)(i) and under paragraph (j)(i) of the definition of “Permitted Asset Disposition”.

Combined General Unpledged Basket Amount: as of any date of determination, an amount equal to $25,000,000 less the sum, without duplication, of the amounts incurred and outstanding under Section 10.2.5(7)(ii) and Section 10.2.1(i)(i) and under paragraph (j)(ii) of the definition of “Permitted Asset Disposition”.

Commitment: for any Lender, its obligation to make Loans and to participate in LC Obligations up to the maximum principal amount shown on Schedule 1.1, or as hereafter determined pursuant to each Assignment and Acceptance to which it is a party or as increased pursuant to Section 2.2. “Commitments” means the aggregate amount of such commitments of all Lenders.

Commitment Date: as defined in Section 2.2.

Commitment Termination Date: the earliest to occur of (a) the Revolver Termination Date; (b) the date on which Borrower terminates the Commitments pursuant to Section 2.1.4; or (c) the date on which the Commitments are terminated pursuant to Section 11.2.

Compliance Certificate: a certificate, in form and substance satisfactory to Agent, by which Borrower certifies compliance with Sections 10.2.3 and 10.3, list all outstanding Bank Products and calculate the applicable Level for the Applicable Margin.

Computer Software: Borrower’s interest in all computer software programs and databases (including, without limitation, source code, object code and all related applications and data files), firmware, and documentation and materials relating thereto, and all rights with respect to the foregoing, together with any and all options, warranties, service contracts, program services, test rights, maintenance rights, improvement rights, renewal rights and indemnifications and any substitutions, replacements, additions or model conversions of any of the foregoing.

Contaminant: any waste, pollutant, hazardous substance, toxic substance, hazardous waste, special waste, petroleum or petroleum-derived substance or waste, asbestos in any form or condition, polychlorinated biphenyls (“PCBs”), or any constituent of any such substance or waste.

Contingent Obligation: any obligation of a Person arising from a guaranty, indemnity or other assurance of payment or performance of any Debt, lease, dividend or other obligation (“primary obligations”) of another obligor (“primary obligor”) in any manner, including any obligation of such Person under any (a) guaranty, endorsement, co-making or sale with recourse of an obligation of a primary obligor; (b) obligation to make take-or-pay or similar payments regardless of nonperformance by any other party to an agreement; and (c) arrangement (i) to purchase any primary obligation or security therefor, (ii) to supply funds for the purchase or payment of any primary obligation, (iii) to maintain or assure working capital, equity capital, net worth or solvency of the primary obligor, (iv) to purchase Property or services for the purpose of assuring the ability of the primary obligor to perform a primary obligation, or (v) otherwise to assure or hold harmless the holder of any primary obligation against loss in respect thereof. The amount of any Contingent Obligation shall be deemed to be the stated or determinable amount of the primary obligation (or, if less, the maximum amount for which such Person may be liable under the instrument evidencing the Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto.

Continuing Directors: means the directors of Borrower on the Closing Date and each other director if, in each case, such other director’s nomination for election to the board of directors of Borrower is recommended by at least a majority of the then Continuing Directors.

Copyrights: all copyrights, copyright applications, copyright registrations and like protections in each work of authorship, including moral rights, whether statutory or common law, whether published or unpublished, any renewals or extensions thereof, all copyrights of works based on, incorporated in, derived from, or relating to works covered by such copyrights, including, without limitation, together with all rights corresponding thereto throughout the world and all other rights of any kind whatsoever of Borrower accruing thereunder or pertaining thereto.

Credit Judgment: Agent’s judgment exercised in good faith, based upon its consideration of any factor that it believes (a) could adversely affect the quantity, quality, mix or value of Collateral (including any Applicable Law that may inhibit collection of an Account), the enforceability or priority of Agent’s Liens, or the amount that Agent and Lenders could receive in liquidation of any Collateral; (b) suggests that any collateral report or financial information delivered by any Obligor is incomplete, inaccurate or misleading in any material respect; (c) materially increases the likelihood of any Insolvency Proceeding involving an Obligor; or (d) creates or could result in a Default or Event of Default. In exercising such judgment, Agent may consider any factors that could increase the credit risk of lending to Borrower on the security of the Collateral.

CWA: the Clean Water Act (33 U.S.C. §§ 1251 et seq.).

Debt: as applied to any Person, without duplication, all liabilities, obligations and indebtedness of the Borrower to any Person, of any kind or nature, now or hereafter owing, arising, due or payable, howsoever evidenced, created, incurred, acquired or owing, whether primary, secondary, direct, contingent, fixed or otherwise, consisting of indebtedness for borrowed money or the deferred purchase price of property, excluding trade payables, but including (a) all Obligations; (b) all obligations and liabilities of any Person secured by any Lien on the Borrower’s property, even though the Borrower shall not have assumed or become liable for the payment thereof; provided, however, that all such obligations and liabilities which are limited in recourse to such property shall be included in Debt only to the extent of the book value of such property as would be shown on a balance sheet of the Borrower prepared in accordance with GAAP; (c) all obligations or liabilities created or arising under any Capital Lease or conditional sale or other title retention agreement with respect to property used or acquired by the Borrower, even if the rights and remedies of the lessor, seller or lender thereunder are limited to repossession of such property; provided, however, that all such obligations and liabilities which are limited in recourse to such property shall be included in Debt only to the extent of the book value of such property as would be shown on a balance sheet of the Borrower prepared in accordance with GAAP; (d) all obligations and liabilities under Guaranties in respect of Debt (without giving effect to this clause (d)); (e) the present value (discounted at the Base Rate) of lease payments due under synthetic leases; and (f) all obligations under Hedging Agreements.

Default: an event or condition that, with the lapse of time or giving of notice, would constitute an Event of Default.

Default Rate: for any Obligation (including, to the extent permitted by law, interest not paid when due), 2% plus the interest rate otherwise applicable thereto.

Defaulting Lender: any Lender that (a) fails to make any required payment or provide funds to Agent or Borrower as required hereunder or fails otherwise to perform its obligations under any Loan Document, and such failure is not cured within one Business Day, or (b) is the subject of any Insolvency Proceeding.

Deposit Account Control Agreements: the Deposit Account control agreements to be executed by each institution maintaining a Deposit Account for Borrower, in favor of Agent, for the benefit of Secured Parties, as security for the Obligations.

Disclosure Letter: the disclosure letter delivered to Agent by Borrower on the Closing Date.

Distribution: any declaration or payment of a distribution, interest or dividend on any Equity Interest (other than payment-in-kind) other than distributions in capital stock (or any options or warrants for such stock) of the same class; or any purchase, redemption, or other acquisition or retirement for value of any Equity Interest.

Dollars: lawful money of the United States.

Domestic Intellectual Property Assets: the following assets of Borrower:

(a) all United States Patents;

(b) all United States Trademarks;

(c) all United States Copyrights;

(d) all United States Trade Secrets;

(e) all United States Computer Software;

(f) all United States Licenses;

(g) any and all claims for damages for past, present and future infringement, misappropriation or breach with respect to the Patents, Trademarks, Copyrights, Trade Secrets, Computer Software or Licenses, with the right, but not the obligation, to sue for and collect, or otherwise recover, such damages; and

(h) all proceeds of, collateral for and supporting obligations relating to, the Domestic Intellectual Property Assets, and, to the extent not otherwise included, all (i) payments under insurance (whether or not Agent is the loss payee thereof), or any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to Domestic Intellectual Property Assets and (ii) cash, in each case, in respect of the Domestic Intellectual Property Assets.

Domestic Subsidiary: any Subsidiary of Borrower that is organized under the laws of any political subdivision of the United States.

Dominion Account: a special account established by Borrower at Bank of America or another bank acceptable to Agent, over which Agent has exclusive control for withdrawal purposes during any Trigger Period.

EBITDA: with respect to any fiscal period of Borrower, Adjusted Net Earnings from Operations, plus, to the extent deducted in the determination of Adjusted Net Earnings from Operations for that fiscal period, net interest expenses (income), Federal, state, local and foreign income taxes, depreciation and amortization.

Eligible Accounts: means the Accounts which Agent in the exercise of its reasonable commercial discretion determines to be Eligible Accounts. Without limiting the discretion of Agent to establish other criteria of ineligibility, Eligible Accounts shall not, unless Agent in its sole discretion elects, include any Account:

(a) with respect to which more than 120 days have elapsed since the date of the original invoice therefor or which is more than 60 days past due;

(b) with respect to which any of the representations, warranties, covenants, and agreements contained in this Agreement or in any Security Document are incorrect or have been breached;

(c) with respect to which Account (or any other Account due from such Account Debtor), in whole or in part, a check, promissory note, draft, trade acceptance or other instrument for the payment of money has been received, presented for payment and returned uncollected for any reason;

(d) which represents a progress billing (as hereinafter defined) or as to which Borrower has extended the time for payment without the consent of Agent; for the purposes hereof, “progress billing” means any invoice for goods sold or leased or services rendered under a contract or agreement pursuant to which the Account Debtor’s obligation to pay such invoice is conditioned upon Borrower’s completion of any further performance under the contract or agreement;

(e) with respect to which any one or more of the following events has occurred to the Account Debtor on such Account: death or judicial declaration of incompetency of an Account Debtor who is an individual; the filing by or against the Account Debtor of a request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as a bankrupt, winding-up, or other relief under the bankruptcy, insolvency, or similar laws of the United States, any state or territory thereof, or any foreign jurisdiction, now or hereafter in effect; the making of any general assignment by the Account Debtor for the benefit of creditors; the appointment of a receiver or trustee for the Account Debtor or for any of the assets of the Account Debtor, including, without limitation, the appointment of or taking possession by a “custodian,” as defined in the Bankruptcy Code; the institution by or against the Account Debtor of any other type of insolvency proceeding (under the bankruptcy laws of the United States or otherwise) or of any formal or informal proceeding for the dissolution or liquidation of, settlement of claims against, or winding up of affairs of, the Account Debtor; the sale, assignment, or transfer of all or any material part of the assets of the Account Debtor; the nonpayment generally by the Account Debtor of its debts as they become due; or the cessation of the business of the Account Debtor as a going concern;

(f) if fifty percent (50%) or more of the aggregate Dollar amount of outstanding Accounts owed at such time by the Account Debtor thereon is otherwise classified as ineligible hereunder;

(g) owed by an Account Debtor which: (i) does not maintain its chief executive office in the United States of America; or (ii) is not organized under the laws of the United States of America or any state thereof; or (iii) is the government of any foreign country or sovereign state, or of any state, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof; except to the extent that such Account is secured or payable by a letter of credit or otherwise covered by foreign credit insurance, in each case satisfactory to Agent in its discretion;

(h) owed by an Account Debtor which is an Affiliate or employee of Borrower;

(i) except as provided in clause (k) below, with respect to which either the perfection, enforceability, or validity of Agent’s Liens in such Account is governed by any federal, state or local statutory requirements other than those of the UCC, or Agent’s right or ability to obtain direct payment to Agent of the proceeds of such Account is subject to the provisions of the Assignment of Claims Act or any equivalent state or local law, except to the extent the Assignment of Claims Act or such state or local law has been complied with.

(j) owed by an Account Debtor to which Borrower or any of its Subsidiaries is indebted in any way, or which is subject to any right of setoff or recoupment by the Account Debtor, unless the Account Debtor has entered into an agreement acceptable to Agent to waive setoff rights; or if the Account Debtor thereon has disputed liability or made any claim with respect to any other Account due from such Account Debtor; but in each such case only to the extent of such indebtedness, setoff, recoupment, dispute, or claim;

(k) owed by the government of the United States of America, or any state, municipality, or other political subdivision thereof, or any department, agency, public corporation, or other instrumentality thereof and subject to the provisions of the Assignment of Claims Act or any equivalent state or local law, except to the extent the Assignment of Claims Act or such state or local law has been complied with.

(l) which represents a sale on a bill-and-hold, guaranteed sale, sale and return, sale on approval, consignment, or other repurchase or return basis;

(m) which is evidenced by a promissory note or other instrument or by chattel paper;

(n) if Agent believes, in the exercise of its reasonable judgment, that the prospect of collection of such Account is impaired or that the Account may not be paid by reason of the Account Debtor’s financial inability to pay;

(o) with respect to which the Account Debtor is located in any state requiring the filing of a Notice of Business Activities Report or similar report in order to permit Borrower to seek judicial enforcement in such State of payment of such Account, unless Borrower has qualified to do business in such state or has filed a Notice of Business Activities Report or equivalent report for the then current year;

(p) which arises out of a sale not made in the Ordinary Course of Business for Borrower;

(q) with respect to which the goods giving rise to such Account have not been shipped and delivered to and accepted by the Account Debtor or the services giving rise to such Account have not been performed by Borrower, and, if applicable, accepted by the Account Debtor, or the Account Debtor revokes its acceptance of such goods or services;

(r) owed by an Account Debtor which is obligated to Borrower respecting Accounts the aggregate unpaid balance of which exceeds thirty percent (30%) of the aggregate unpaid balance of all Accounts owed to Borrower at such time by all of Borrower’s Account Debtors, but only to the extent of such excess;

(s) which is not subject to a first priority and perfected security interest in favor of Agent for the benefit of the Lenders; or

(t) which is subject to a debit memo, charge-back, promotional or other price correction, defect or return.

If any Account at any time ceases to be an Eligible Account, then such Account shall promptly be excluded from the calculation of Eligible Accounts.

Eligible Assignee: a Person that is (a) a Lender, U.S.-based Affiliate of a Lender or Approved Fund; (b) any other financial institution approved by Agent and Borrower (which approval by Borrower shall not be unreasonably withheld or delayed, and shall be deemed given if no objection is made within two Business Days after notice of the proposed assignment), that is organized under the laws of the United States or any state or district thereof, has total assets in excess of $5 billion, extends asset-based lending facilities in its ordinary course of business and whose becoming an assignee would not constitute a prohibited transaction under Section 4975 of the Code or any other Applicable Law; and (c) during any Event of Default, any Person reasonably acceptable to Agent in its discretion; provided, that none of the Borrower, any Affiliate of the Borrower or any Equity Investor shall qualify as an Eligible Assignee under any provision of this definition.

Eligible Inventory: Inventory, valued at the lower of cost or market (on a first-in, first-out basis), which Agent, in its reasonable discretion, determines to be Eligible Inventory. Without limiting the discretion of Agent to establish other criteria of ineligibility, Eligible Inventory shall not, unless Agent in its sole discretion elects, include any Inventory:

(a) that is not owned by Borrower;

(b) that is not subject to Agent’s Liens, which are perfected as to such Inventory, or that is subject to any other Lien whatsoever (other than Permitted Liens described in clause (d) of Section 10.2.2, provided that such Permitted Liens (i) are junior in priority to Agent’s Liens or subject to Reserves, (ii) secure obligations other than Debt for borrowed money and (iii) do not impair directly or indirectly the ability of Agent to realize on or obtain the full benefit of the Collateral);

(c) that does not consist of finished goods or raw materials;

(d) that consists of work-in-process, chemicals, samples, prototypes, supplies, or packing and shipping materials;

(e) that is not in good condition, is unmerchantable, or does not meet all standards imposed by any Governmental Authority having regulatory authority over such goods, their use or sale;

(f) that is not currently either usable or salable, at prices approximating at least cost, in the normal course of Borrower’s business, or that is slow moving or stale;

(g) that is obsolete or returned or repossessed or used goods taken in trade;

(h) that is located outside the United States of America or Canada (or that is in-transit from vendors or suppliers and is not subject to Agent’s Liens, which are perfected as to such Inventory);

(i) that is located in a public warehouse or in possession of a bailee or in a facility leased by Borrower, if the warehouseman, or the bailee, or the lessor has not delivered to Agent, if requested by Agent, a subordination agreement or a Lien Waiver in form and substance reasonably satisfactory to Agent or if a Rent and Charges Reserve has not been established for Inventory at that location;

(j) that contains or bears any Intellectual Property licensed to Borrower by any Person if Agent is not satisfied that it may sell or otherwise dispose of such Inventory in accordance with the terms of Section 11 hereof without infringing the rights of the licensor of such Intellectual Property or violating any contract with such licensor (and without payment of any royalties other than any royalties due with respect to the sale or disposition of such Inventory pursuant to the existing license agreement), and as to which Borrower has not delivered to Agent a consent or sublicense agreement from such licensor in form and substance acceptable to Agent if requested;

(k) that is not reflected in the details of a current perpetual inventory report; or

(l) that is Inventory placed on consignment; or

(m) that is Inventory not in the control of Borrower.

If any Inventory at any time ceases to be Eligible Inventory, such Inventory shall promptly be excluded from the calculation of Eligible Inventory.

Enforcement Action: any action to enforce any Obligations or Loan Documents or to realize upon any Collateral (whether by judicial action, self-help, notification of Account Debtors, exercise of setoff or recoupment, or otherwise).

Environmental Claims: all claims, however asserted, by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for an Environmental Release or injury to the environment.

Environmental Laws: all Applicable Laws (including all programs, permits and guidance promulgated by regulatory agencies), relating to public health (but excluding occupational safety and health, to the extent regulated by OSHA) or the protection or pollution of the environment, including CERCLA, RCRA and CWA.

Environmental Permit: means any permit, approval, identification number, license or other authorization required under any Environmental Law.

Environmental Notice: a notice (whether written or oral) from any Governmental Authority or other Person of any possible noncompliance with, investigation of a possible violation of, litigation relating to, or potential fine or liability under any Environmental Law, or with respect to any Environmental Release, environmental pollution or hazardous materials, including any complaint, summons, citation, order, claim, demand or request for correction, remediation or otherwise.

Environmental Release: a release as defined in CERCLA or under any other Environmental Law.

Equity Interest: the interest of any (a) shareholder in a corporation; (b) partner in a partnership (whether general, limited, limited liability or joint venture); (c) member in a limited liability company; or (d) other Person having any other form of equity security or ownership interest.

Equity Investor: means each of Lawrence J. Ellison, Mollusk Holdings LLC, Michael R. Milken, Lowell J. Milken, their respective Affiliates, trusts for such Persons and/or members of their respective families, or their successors or descendants.

ERISA: the Employee Retirement Income Security Act of 1974.

ERISA Affiliate: any trade or business (whether or not incorporated) under common control with an Obligor within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

ERISA Event: (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Obligor or ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Obligor or ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Obligor or ERISA Affiliate.

Event of Default: as defined in Section 11.

Excluded Tax: with respect to Agent, any Lender, Issuing Bank or any other recipient of a payment to be made by or on account of any Obligation, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located; (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which Borrower is located; (c) any backup withholding tax required by the Code to be withheld from amounts payable to a Lender that has failed to comply with Section 5.9; and (d) in the case of a Foreign Lender, any United States withholding tax that is (i) required pursuant to laws in force at the time such Lender becomes a Lender (or designates a new Lending Office) hereunder, or (ii) attributable to such Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 5.9, except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from Borrower with respect to such withholding tax.

Existing Credit Agreement: as defined in the recitals to this Agreement.

Existing Lenders: as defined in the recitals to this Agreement.

Extraordinary Expenses: all costs, expenses or advances that Agent may incur during a Default or Event of Default, or during the pendency of an Insolvency Proceeding of an Obligor, including those relating to (a) any audit, inspection, repossession, storage, repair, appraisal, insurance, manufacture, preparation or advertising for sale, sale, collection, or other preservation of or realization upon any Collateral; (b) any action, arbitration or other proceeding (whether instituted by or against Agent, any Lender, any Obligor, any representative of creditors of an Obligor or any other Person) in any way relating to any Collateral (including the validity, perfection, priority or avoidability of Agent’s Liens with respect to any Collateral), Loan Documents, Letters of Credit or Obligations, including any lender liability or other Claims; (c) the exercise, protection or enforcement of any rights or remedies of Agent in, or the monitoring of, any Insolvency Proceeding; (d) settlement or satisfaction of any taxes, charges or Liens with respect to any Collateral; (e) any Enforcement Action; (f) negotiation and documentation of any modification, waiver, workout, restructuring or forbearance with respect to any Loan Documents or Obligations; and (g) Protective Advances. Such costs, expenses and advances include transfer fees, Other Taxes, storage fees, insurance costs, permit fees, utility reservation and standby fees, legal fees, appraisal fees, brokers’ fees and commissions, auctioneers’ fees and commissions, accountants’ fees, environmental study fees, wages and salaries paid to employees of any Obligor or independent contractors in liquidating any Collateral, and travel expenses.

Federal Funds Rate: (a) the weighted average of interest rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on the applicable Business Day (or on the preceding Business Day, if the applicable day is not a Business Day), as published by the Federal Reserve Bank of New York on the next Business Day; or (b) if no such rate is published on the next Business Day, the average rate (rounded up, if necessary, to the nearest 1/8 of 1%) charged to Bank of America on the applicable day on such transactions, as determined by Agent.

Fee Letter: the fee letter agreement between Agent, Banc of America Securities LLC and Borrower.

Fiscal Quarter: each period of three months, commencing on the first day of a Fiscal Year.

Fiscal Year: the fiscal year of Borrower and Subsidiaries for accounting and tax purposes.

Fixed Charge Coverage Ratio: with respect to any fiscal period of Borrower, the ratio of EBITDA to Fixed Charges.

Fixed Charges: with respect to any fiscal period of Borrower on a consolidated basis, without duplication, net interest paid in cash, Capital Expenditures (excluding Capital Expenditures funded with Debt other than Loans, but including, without duplication, principal payments with respect to such Debt), scheduled principal payments of Debt, Federal, state, local and foreign income taxes paid in cash net of any refunds provided that cash taxes shall not be less than $0, cash payments in respect of restructuring and impairment charges and dividends paid by Borrower in cash.

Flood Hazard Property: a parcel of real Property located in an area designated by the Federal Emergency Management Agency as having special flood or mudslide hazards.

FLSA: the Fair Labor Standards Act of 1938.

Foreign Intellectual Property Assets: the following assets of LeapFrog:

(a) all non-United States Patents;

(b) all Foreign Trademarks;

(c) all non-United States Copyrights;

(d) all non-United States Trade Secrets;

(e) all non-United States Computer Software;

(f) all non-United States Licenses;

(g) any and all claims for damages for past, present and future infringement, misappropriation or breach with respect to the non-United States Patents, Foreign Trademarks, non-United States Copyrights, non-United States Trade Secrets, non-United States Computer Software or non-United States Licenses, with the right, but not the obligation, to sue for and collect, or otherwise recover, such damages; and

(h) all proceeds of, collateral for and supporting obligations relating to, the Foreign Intellectual Property Assets, and, to the extent not otherwise included, all (i) payments under insurance (whether or not Agent is the loss payee thereof), or any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to Foreign Intellectual Property Assets and (ii) cash, in each case, in respect of the Foreign Intellectual Property Assets.

Foreign Lender: any Lender that is organized under the laws of a jurisdiction other than the laws of the United States, or any state or district thereof.

Foreign Plan: any employee benefit plan or arrangement (a) maintained or contributed to by any Obligor or Subsidiary that is not subject to the laws of the United States; or (b) mandated by a government other than the United States for employees of any Obligor or Subsidiary.

Foreign Subsidiary: any Subsidiary of Borrower, other than a Domestic Subsidiary.

Foreign Trademarks: all non-United States trademarks (including, without limitation, non-United States service marks), non-United States certification marks, non-United States collective marks, non-United States trade dress, non-United States logos, non-United States domain names, non-United States product configurations, non-United States trade names, non-United States business names, non-United States corporate names and other source identifiers, whether or not registered, whether currently in use or not, including, without limitation, all common law rights and registrations and applications for registration thereof, and all other marks registered in any office or agency of any foreign country, and all rights therein provided by international treaties or conventions, all reissues, extensions and renewals of any of the foregoing, together in each case with the goodwill of the business connected therewith and symbolized thereby, and all rights corresponding thereto throughout the world and all other rights of any kind whatsoever of LeapFrog accruing thereunder or pertaining thereto.

Full Payment: with respect to any Obligations, (a) the full and indefeasible cash payment thereof, including any interest, fees and other charges under any Loan Documents and including those accruing during an Insolvency Proceeding (whether or not allowed in the proceeding); (b) if such Obligations are LC Obligations or inchoate or contingent in nature (other than inchoate indemnity and expense reimbursement obligations), Cash Collateralization thereof (or delivery of a standby letter of credit acceptable to Agent in its discretion, in the amount of required Cash Collateral); and (c) a release of any Claims of Obligors against Agent, Lenders and Issuing Bank arising on or before the payment date. No Loans shall be deemed to have been paid in full until all Commitments related to such Loans have expired or been terminated.

GAAP: generally accepted accounting principles in effect in the United States from time to time.

Governmental Approvals: all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and required reports to, all Governmental Authorities.

Governmental Authority: any federal, state, municipal, foreign or other governmental department, agency, commission, board, bureau, court, tribunal, instrumentality, political subdivision, or other entity or officer exercising executive, legislative, judicial, regulatory or administrative functions for or pertaining to any government or court, in each case whether associated with the United States, a state, district or territory thereof, or a foreign entity or government.

Guarantors: each Domestic Subsidiary of Borrower (other than any Immaterial Subsidiary) and each other Person who guarantees payment or performance of any Obligations.

Guaranty: each guaranty agreement executed by a Guarantor in favor of Agent.

Hedging Agreement: an agreement relating to any swap, cap, floor, collar, option, forward, cross right or obligation, or combination thereof or similar transaction, with respect to interest rate, foreign exchange, currency, commodity, credit or equity risk.

Increasing Lender: as defined in Section 2.2.

Immaterial Subsidiary: a direct or indirect Subsidiary of Borrower whose total assets as of the fiscal quarter immediately preceding the date of determination are less than $2,500,000; provided, that at no time shall the aggregate amount of total assets as of the fiscal quarter immediately preceding the date of determination for all Immaterial Subsidiaries exceed $5,000,000; provided, further, that if the aggregate amount of total assets as of the Fiscal Quarter immediately preceding the date of determination for all Immaterial Subsidiaries exceeds $5,000,000, the Borrower shall immediately identify to Agent in writing one or more Subsidiaries which will no longer be deemed “Immaterial Subsidiaries” for purposes of this Agreement such that the aggregate amount of total assets as of the Fiscal Quarter immediately preceding the date of determination for the remaining Immaterial Subsidiaries does not exceed $5,000,000.

Indemnified Taxes: Taxes other than Excluded Taxes.

Indemnitees: Agent Indemnitees, Lender Indemnitees and Issuing Bank Indemnitees.

Insolvency Proceeding: any case or proceeding commenced by or against a Person under any state, federal or foreign law for, or any agreement of such Person to, (a) the entry of an order for relief under the Bankruptcy Code, or any other insolvency, debtor relief or debt adjustment law; (b) the appointment of a receiver, trustee, liquidator, administrator, conservator or other custodian for such Person or any part of its Property; or (c) an assignment or trust mortgage for the benefit of creditors.

Intellectual Property: all intellectual and similar Property of a Person, including inventions, designs, permits, patents, copyrights, trademarks, service marks, trade names, trade secrets, confidential or proprietary information, customer lists, know-how, software and databases; all embodiments or fixations thereof and all related documentation, applications, registrations and franchises; all licenses or other rights to use any of the foregoing; all books and records relating to the foregoing; and all extensions, renewals, reissues, divisions, continuations, and continuations-in-part of any of the foregoing, and all rights to sue for past, present and future infringement of any of the foregoing.

Intellectual Property Claim: any claim or assertion (whether in writing, by suit or otherwise) that Borrower’s or a Subsidiary’s ownership, use, marketing, sale or distribution of any Inventory, Equipment, Intellectual Property or other Property violates another Person’s Intellectual Property.

Intellectual Property Security Agreement: as defined in Section 10.1.8.

Interest Period: as defined in Section 3.1.3.

Inventory: as defined in the UCC, including all goods intended for sale, lease, display or demonstration; all work in process; and all raw materials, and other materials and supplies of any kind that are or could be used in connection with the manufacture, printing, packing, shipping, advertising, sale, lease or furnishing of such goods, or otherwise used or consumed in Borrower’s business (but excluding Equipment).

Inventory Formula Amount: the least of (i) 50% of the aggregate amount of the Commitments on the date of determination; (ii) 65% of the Value of Eligible Inventory; or (iii) 85% of the NOLV Percentage of the Value of Eligible Inventory.

Inventory Reserve: reserves established by Agent to reflect factors that may negatively impact the Value of Inventory, including change in salability, obsolescence, seasonality, theft, shrinkage, imbalance, change in composition or mix, markdowns and vendor chargebacks.

Investment: any acquisition of all or substantially all assets of a Person; any acquisition of record or beneficial ownership of any Equity Interests of a Person; or any advance or capital contribution to or other investment in a Person.

IRS: the United States Internal Revenue Service.

Issuing Bank: Bank of America or an Affiliate of Bank of America.

Issuing Bank Indemnitees: Issuing Bank and its officers, directors, employees, Affiliates, agents and attorneys.

LC Application: an application by Borrower to Issuing Bank for issuance of a Letter of Credit, in form and substance reasonably satisfactory to Issuing Bank.

LC Conditions: the following conditions necessary for issuance of a Letter of Credit: (a) each of the conditions set forth in Section 6; (b) after giving effect to such issuance, total LC Obligations do not exceed the Letter of Credit Subline, no Overadvance exists and, if no Loans are outstanding, the LC Obligations do not exceed the Borrowing Base (without giving effect to the LC Reserve for purposes of this calculation); (c) the expiration date of such Letter of Credit is (i) no more than 365 days from issuance, in the case of standby Letters of Credit, (ii) no more than 120 days from issuance, in the case of documentary Letters of Credit, and (iii) at least 20 Business Days prior to the Revolver Termination Date; (d) the Letter of Credit and payments thereunder are denominated in Dollars; and (e) the purpose and form of the proposed Letter of Credit is reasonably satisfactory to Agent and Issuing Bank in their discretion.

LC Documents: all documents, instruments and agreements (including LC Requests and LC Applications) delivered by Borrower or any other Person to Issuing Bank or Agent in connection with issuance, amendment or renewal of, or payment under, any Letter of Credit.

LC Obligations: the sum (without duplication) of (a) all amounts owing by Borrower for any drawings under Letters of Credit; (b) the aggregate undrawn amount of all outstanding Letters of Credit; and (c) all fees and other amounts owing with respect to Letters of Credit.

LC Request: a request for issuance of a Letter of Credit, to be provided by Borrower to Issuing Bank, in form satisfactory to Issuing Bank.

LC Reserve: the aggregate of all LC Obligations, other than (a) those that have been Cash Collateralized; and (b) if no Event of Default exists, those constituting charges owing to the Issuing Bank.

Lender Indemnitees: Lenders and their officers, directors, employees, Affiliates, agents and attorneys.

Lenders: as defined in the preamble to this Agreement, including Agent in its capacity as a provider of Swingline Loans and any other Person who hereafter becomes a “Lender” pursuant to an Assignment and Acceptance.

Lending Office: the office designated as such by the applicable Lender at the time it becomes party to this Agreement or thereafter by notice to Agent and Borrower.

Letter of Credit: any standby or documentary letter of credit issued by Issuing Bank for the account of Borrower, or any indemnity, guarantee, exposure transmittal memorandum or similar form of credit support issued by Agent or Issuing Bank for the benefit of Borrower.

Letter of Credit Subline: $20,000,000.

LIBOR: for any Interest Period with respect to a LIBOR Loan, the per annum rate of interest (rounded up, if necessary, to the nearest 1/8th of 1%), determined by Agent at approximately 11:00 a.m. (London time) two Business Days prior to commencement of such Interest Period, for a term comparable to such Interest Period, equal to (a) the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source designated by Agent); or (b) if BBA LIBOR is not available for any reason, the interest rate at which Dollar deposits in the approximate amount of the LIBOR Loan would be offered by Bank of America’s London branch to major banks in the London interbank Eurodollar market. If the Board of Governors imposes a Reserve Percentage with respect to LIBOR deposits, then LIBOR shall be the foregoing rate, divided by 1 minus the Reserve Percentage.

LIBOR Loan: any Loan that bears interest based on LIBOR.

License: all license agreements, permits, authorizations and franchises, whether with respect to the Patents, Trademarks, Copyrights, Trade Secrets or Computer Software, or with respect to the patents, trademarks, copyrights, trade secrets, computer software or other proprietary right of any other Person, and all income, royalties and other payments now or hereafter due and/or payable with respect thereto, subject, in each case, to the terms of such license agreements, permits, authorizations and franchises.

Licensor: any Person from whom an Obligor obtains the right to use any Intellectual Property.

Lien: any Person’s interest in Property securing an obligation owed to, or a claim by, such Person, whether such interest is based on common law, statute or contract, including liens, security interests, pledges, hypothecations, statutory trusts, reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting Property.

Lien Waiver: an agreement, in form and substance satisfactory to Agent, by which (a) for any material Collateral located on leased premises, the lessor waives or subordinates any Lien it may have on the Collateral, and agrees to permit Agent to enter upon the premises and remove the Collateral or to use the premises to store or dispose of the Collateral; (b) for any material Collateral held by a warehouseman, processor, shipper, customs broker or freight forwarder, such Person waives or subordinates any Lien it may have on the Collateral, agrees to hold any Documents in its possession relating to the Collateral as agent for Agent, and agrees to deliver the Collateral to Agent upon request; and (c) for any material Collateral held by a repairman, mechanic or bailee, such Person acknowledges Agent’s Lien, waives or subordinates any Lien it may have on the Collateral, and agrees to deliver the Collateral to Agent upon request.

Liquidity: without duplication, the sum of domestic, Unrestricted Cash of Borrower and its Domestic Subsidiaries plus Availability.

Loan: a loan made pursuant to Section 2.1, and any Swingline Loan, Overadvance Loan or Protective Advance.

Loan Account: the loan account established by each Lender on its books pursuant to Section 5.7.

Loan Documents: this Agreement, Other Agreements and Security Documents.

Loan Year: each 12 month period commencing on the Closing Date and on each anniversary of the Closing Date.

Margin Stock: as defined in Regulation U of the Board of Governors.

Material Adverse Effect: (a) a material adverse change in, or a material adverse effect upon, the operations, business, Properties or financial condition of Borrower, the Collateral or any Guarantor; (b) a material impairment of the ability of Borrower or any Obligor to perform under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against Borrower of any Loan Document to which it is a party.

Material Contract: any written agreement or contract to which Borrower or Subsidiary is party (other than the Loan Documents) (a) that is deemed to be a material contract under Item 601(a)(10) of Regulation S-K; or (b) for which breach of such agreement or contract would reasonably be expected to have a Material Adverse Effect.

Minimum Condition: (a) in respect of any proposed transaction permitted under Sections 10.2.5(7)(i) and paragraph (j)(i) of the definition of “Permitted Asset Disposition”, Liquidity immediately prior to and immediately following the consummation of such transaction is and will be not less than $35,000,000 and (b) in respect of any proposed transaction permitted under Sections 10.2.5(7)(ii) and paragraph (j)(ii) of the definition of “Permitted Asset Disposition”, Liquidity immediately prior to and immediately following the consummation of such transaction is and will be not less than $50,000,000.

Moody’s: Moody’s Investors Service, Inc., and its successors.

Mortgage: each mortgage, deed of trust or deed to secure debt pursuant to which Borrower grants to Agent, for the benefit of Secured Parties, Liens upon the Real Estate owned by Borrower, as security for the Obligations.

Multiemployer Plan: any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Obligor or ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

Net Proceeds: with respect to an Asset Disposition, proceeds (including, when received, any deferred or escrowed payments) received by Borrower or a Subsidiary in cash from such disposition, net of (a) reasonable and customary costs and expenses actually incurred in connection therewith, including legal, accounting and investment banking fees and sales commissions; (b) amounts applied to repayment of Debt secured by a Permitted Lien senior to Agent’s Liens on Collateral sold; (c) transfer or similar taxes; and (d) reserves for indemnities, until such reserves are no longer needed.

NOLV Percentage: the net orderly liquidation value of Inventory, expressed as a percentage, expected to be realized at an orderly, negotiated sale held within a reasonable period of time, net of all liquidation expenses, as determined from the most recent appraisal of Borrower’s Inventory performed by an appraiser and on terms reasonably satisfactory to Agent.

Notes: each Revolver Note or other promissory note executed by Borrower to evidence any Obligations.

Notice of Borrowing: a Notice of Borrowing to be provided by Borrower to request a Borrowing of Loans, in form reasonably satisfactory to Agent.

Notice of Conversion/Continuation: a Notice of Conversion/Continuation to be provided by Borrower to request a conversion or continuation of any Loans as LIBOR Loans, in form reasonably satisfactory to Agent.

Obligations: all (a) principal of and premium, if any, on the Loans, (b) LC Obligations and other obligations of Obligors with respect to Letters of Credit, (c) interest, expenses, fees and other sums payable by Obligors under Loan Documents, (d) obligations of Obligors under any indemnity for Claims, (e) Extraordinary Expenses, (f) Bank Product Debt, and (g) other Debts, obligations and liabilities of any kind owing by Obligors pursuant to the Loan Documents, whether now existing or hereafter arising, whether evidenced by a note or other writing, whether allowed in any Insolvency Proceeding, whether arising from an extension of credit, issuance of a letter of credit, acceptance, loan, guaranty, indemnification or otherwise, and whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, or joint or several.

Obligor: Borrower or any Guarantor.

Ordinary Course of Business: the ordinary course of business of Borrower or any Subsidiary, consistent with past practices and undertaken in good faith.

Organic Documents: with respect to any Person, its charter, certificate or articles of incorporation, bylaws, articles of organization, limited liability agreement, operating agreement, members agreement, partnership agreement, certificate of partnership, certificate of formation, or similar agreement or instrument governing the formation or operation of such Person.

OSHA: the Occupational Safety and Hazard Act of 1970.

Other Agreement: each Note; LC Document; Disclosure Letter, Fee Letter; Lien Waiver; Borrowing Base Certificate, Compliance Certificate, financial statement or report delivered hereunder; or other document, instrument or agreement (other than this Agreement, any Hedging Agreement or a Security Document) now or hereafter delivered by an Obligor or other Person to Agent or a Lender in connection with any transactions relating hereto.

Other Taxes: all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

Overadvance: as defined in Section 2.1.5.

Overadvance Loan: a Base Rate Loan made when an Overadvance exists or is caused by the funding thereof.

Participant: as defined in Section 13.2.

Patents: all patents, patent applications and statutory invention registrations, together with all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations thereof, all inventions therein, all rights therein provided by international treaties or conventions and all improvements thereto, and all other rights of any kind whatsoever of Borrower accruing thereunder or pertaining thereto.

Patent Assignment: each patent collateral assignment agreement pursuant to which an Obligor assigns to Agent, for the benefit of Secured Parties, such Obligor’s interests in its Patents, as security for the Obligations.

Patriot Act: the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001).

Payment Item: each check, draft or other item of payment payable to Borrower, including those constituting proceeds of any Collateral.

PBGC: the Pension Benefit Guaranty Corporation.

Pension Plan: any employee pension benefit plan (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Obligor or ERISA Affiliate or to which the Obligor or ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the preceding five plan years.

Permitted Asset Disposition: as long as no Default or Event of Default exists at the time of any proposed dispositions referred to in clause (c), (f), (g), (h), (i), (j) or (k) below, an Asset Disposition that is:

(a) a sale of Inventory in the Ordinary Course of Business;

(b) a disposition of obsolete or worn out property, whether now owned or hereafter acquired, in the Ordinary Course of Business, including any property no longer used in the business;

(c) upon written notice to Agent, a disposition of accounts receivable (other than Eligible Accounts) to collection agencies, provided the aggregate face amount of all such disposed accounts receivable does not at any point of determination exceed $5,000,000;

(d) a disposition required by applicable regulatory authorities as part of a transaction permitted under Section 10.2.9(a)(ii) or (iii);

(e) a license of Intellectual Property in the Ordinary Course of Business;

(f) a license or other disposition of Intellectual Property other than in the Ordinary Course of Business to the extent that such disposition is for fair market value (in the case of any material disposition, as determined in good faith by the Board of Directors of Borrower); provided that, with respect to Intellectual Property subject to any such disposition, the sales in the applicable jurisdictions for the prior twelve-month period of Inventory using such Intellectual Property in the production thereof do not in the aggregate (x) with respect to any single disposition (or series of related dispositions) account for more than 5% of the consolidated net sales of Borrower and its Subsidiaries for the prior twelve-month period and (y) with respect to all such dispositions after the date hereof account for more than 10% of the consolidated net sales of Borrower and its Subsidiaries for the prior twelve-month period and provided further that in the event of any such disposition, Borrower or such Subsidiary shall have (i) retained all rights necessary to dispose of any of its assets utilizing such disposed Intellectual Property or (ii) shall have disposed of all assets utilizing such Intellectual Property in connection with the disposition of such Intellectual Property;

(g) a disposition of Equipment or Real Estate by Borrower to its Subsidiaries and by Borrower’s Subsidiaries to Borrower or any of its Subsidiaries, provided that after giving effect to any such disposition by Borrower, any Guarantor or Pledged Foreign Subsidiary to a Foreign Subsidiary (other than a disposition by a Pledged Foreign Subsidiary to another Pledged Foreign Subsidiary) Availability shall exceed $20,000,000;

(h) a disposition of property other than Accounts and Inventory; provided that (i) at the time of such disposition no Event of Default shall exist or shall result from such disposition, (ii) the consideration received for such disposition shall be in an amount at least equal to the fair market value of the property disposed of, (iii) at least 75% of the consideration received for such disposition shall be cash, and (iv) the aggregate fair market value of all assets so sold, transferred, licensed or otherwise disposed of by Borrower and its Subsidiaries after the Closing Date shall not exceed $10,000,000;

(i) a disposition for no less than fair market value of property, including Equity Interests, (i) as part of a spin-off, (ii) of any Subsidiary to Borrower or a Guarantor, (iii) of any Pledged Foreign Subsidiary to Borrower, any Guarantor or another Pledged Foreign Subsidiary and (iv) of any Unpledged Foreign Subsidiary to Borrower or any of its Subsidiaries;

(j) so long as the Minimum Condition is met at the time of such disposition, dispositions for no less than fair market value of property, including Equity Interests (i) of Borrower or any Guarantor to any Pledged Foreign Subsidiary in an aggregate amount when calculated from the Closing Date (net of any reductions in such dispositions) not to exceed the Combined General Pledged Basket Amount and (ii) of Borrower, any Guarantor or any Pledged Foreign Subsidiary to any Unpledged Foreign Subsidiary in an aggregate amount when calculated from the Closing Date (net of any reductions in such dispositions) not to exceed the Combined General Unpledged Basket Amount;

(k) a disposition for not less than the book value of the relevant property, including Equity Interests, by any Foreign Subsidiary;

(l) a disposition constituting a lease or sublease granted to others in the Ordinary Course of Business not interfering with the ordinary conduct of the business of the grantor thereof;

(m) sales or disposition of Cash Equivalents in the Ordinary Course of Business;

(n) approved in writing by Agent and Required Lenders.

Permitted Contingent Obligations: Contingent Obligations (a) arising from endorsements of Payment Items for collection or deposit in the Ordinary Course of Business; (b) arising from Hedging Agreements permitted hereunder; (c) existing on the Closing Date, and any extension or renewal thereof that does not increase the amount of such Contingent Obligation when extended or renewed; (d) incurred in the Ordinary Course of Business with respect to surety, appeal or performance bonds, or other similar obligations; (e) arising from customary indemnification obligations in favor of purchasers in connection with dispositions of Equipment permitted hereunder; (f) arising under the Loan Documents; or (g) in the form of a guaranty of Debt to the extent Borrower or any Domestic Subsidiary would be permitted to incur or maintain such Debt as a primary obligation under Section 10.2.1.

Permitted Lien: as defined in Section 10.2.2.

Permitted Purchase Money Debt: Purchase Money Debt of Borrower and Subsidiaries that is unsecured or secured only by a Purchase Money Lien, as long as the aggregate amount does not exceed $7,500,000 at any time and its incurrence does not violate Section 10.2.3.

Person: any individual, corporation, limited liability company, partnership, joint venture, joint stock company, land trust, business trust, unincorporated organization, Governmental Authority or other entity.

Plan: any employee benefit plan (as such term is defined in Section 3(3) of ERISA) established by an Obligor or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, an ERISA Affiliate.

Pledged Foreign Subsidiary: any first-tier Foreign Subsidiary of Borrower at least 80% of the Equity Interests of which are owned by Borrower or any of its Subsidiaries and as to which 65% or more of the Equity Interests of such Foreign Subsidiary have been pledged to Agent to secure the Obligations hereunder.

Prime Rate: the rate of interest announced by Bank of America from time to time as its prime rate. Such rate is set by Bank of America on the basis of various factors, including its costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

Pro Rata: with respect to any Lender, a percentage (carried out to the ninth decimal place) determined (a) while Commitments are outstanding, by dividing the amount of such Lender’s Commitment by the aggregate amount of all Commitments; and (b) at any other time, by dividing the amount of such Lender’s Loans and LC Obligations by the aggregate amount of all outstanding Loans and LC Obligations.

Properly Contested: with respect to any obligation of Borrower or its Subsidiaries, (a) the obligation is subject to a bona fide dispute regarding amount or such Person’s liability to pay; (b) the obligation is being properly contested in good faith by appropriate proceedings promptly instituted and diligently pursued; (c) appropriate reserves have been established in accordance with GAAP; (d) non-payment could not reasonably be expect to have a Material Adverse Effect, nor result in forfeiture or sale of any assets of the Obligor and (e) no Lien is imposed on assets which constitute any of the Borrowing Base.

Property: any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

Protective Advances: as defined in Section 2.1.6.

Purchase Money Debt: (a) Debt (other than the Obligations) for payment of any of the purchase price of fixed assets; (b) Debt (other than the Obligations) incurred before or after acquisition of any fixed assets, for the purpose of financing any of the purchase price thereof; and (c) any renewals, extensions or refinancings (but not increases) thereof.

Purchase Money Lien: a Lien that secures Purchase Money Debt, encumbering only the fixed assets acquired with such Debt and the proceeds thereof and constituting a Capital Lease or a purchase money security interest under the UCC.

RCRA: the Resource Conservation and Recovery Act (42 U.S.C. §§ 6991-6991i).

Real Estate: all right, title and interest (whether as owner, lessor or lessee) in any real Property or any buildings, structures, parking areas or other improvements thereon.

Refinancing Conditions: the following conditions for Refinancing Debt: (a) it is in an aggregate principal amount that does not exceed the principal amount of the Debt being extended, renewed or refinanced; (b) it has a final maturity no sooner than, a weighted average life no less than, and an interest rate no greater than, the Debt being extended, renewed or refinanced; (c) it is subordinated to the Obligations at least to the same extent as the Debt being extended, renewed or refinanced; and (d) upon giving effect to it, no Default or Event of Default exists.

Refinancing Debt: Borrowed Money that is the result of an extension, renewal or refinancing of Debt permitted under Section 10.2.1(b), (c), (d), (f) or (j).

Reimbursement Date: as defined in Section 2.3.2.

Rent and Charges Reserve: the aggregate of (a) all past due rent and other amounts owing by an Obligor to any landlord, warehouseman, processor, repairman, mechanic, shipper, freight forwarder, broker or other Person who possesses any Collateral or could assert a Lien on any Collateral; and (b) reserves for rent at leased locations subject to statutory or contractual landlord liens, unless it has executed a Lien Waiver.

Report: as defined in Section 12.2.3.

Reportable Event: any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

Required Lenders: Lenders (subject to Section 4.2) having (a) Commitments in excess of 50% of the aggregate Commitments and (b) if the Commitments have terminated, Loans in excess of 50% of all outstanding Loans; provided that if at any date of determination there are two or more unaffiliated Lenders, “Required Lenders” shall mean (y) at least two unaffiliated Lenders having more than 50% of the aggregate Commitments or (z) if the Commitments have terminated, at least two or more unaffiliated Lenders having Loans in excess of 50% of all outstanding Loans. For the avoidance of doubt, if at any date of determination there are two or fewer Lenders, “Required Lenders” shall mean all Lenders.

Reserve Percentage: the reserve percentage (expressed as a decimal, rounded up to the nearest 1/8th of 1%) applicable to member banks under regulations issued from time to time by the Board of Governors for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”).

Restricted Investment: any Investment by Borrower or a Subsidiary, other than (a) acquisitions of Equipment or Real Property to be used in the business of Borrower; (b) acquisitions of Inventory in the Ordinary Course of Business of Borrower; (c) acquisitions of current assets acquired in the Ordinary Course of Business of Borrower; (d) Cash Equivalents that are subject to Agent’s Lien and control, pursuant to documentation in form and substance reasonably satisfactory to Agent; (e) auction rate preferred auction rate municipal security investments having, at the time of the acquisition thereof, a rating of at least A-2 from S&P or at least P-2 from Moody’s, (f) marketable securities (i) issued or directly and unconditionally guaranteed as to interest and principal by the United States government or (ii) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing more than one year but less than three years after such date, (g) commercial paper maturing more than ninety (90) days but no more than two hundred and seventy (270) days from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-2 from S&P or at least P-2 from Moody’s, (h) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case maturing more than one year after but less than three years after such date and having, at the time of the acquisition thereof, a rating of at least A- from S&P or the equivalent thereof from another nationally recognized rating agency, (i) assets received in satisfaction of judgments against third parties, foreclosures of Liens or good faith settlement of litigation disputes or debts, (j) operating leases in the Ordinary Course of Business, (k) Restricted Investments to the extent permitted under paragraph (h) of the definition of “Permitted Asset Disposition”, (l) Hedging Agreements, (m) Investments in Subsidiaries to the extent existing on the Closing Date, and (n) any stand-by claims purchase agreement or similar agreement relating to the recovery of doubtful accounts receivable from Borrower’s customers.

Restrictive Agreement: an agreement (other than a Loan Document) that conditions or restricts the right of Borrower, any Subsidiary or other Obligor to incur or repay Borrowed Money, to grant Liens on any assets, to declare or make Distributions.

Revolver Note: a promissory note to be executed by Borrower in favor of a Lender in the form of Exhibit A, which shall be in the amount of such Lender’s Commitment and shall evidence the Loans made by such Lender.

Revolver Termination Date: the third anniversary of the Closing Date.

S&P: Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

Secured Parties: Agent, Issuing Bank, Lenders and providers of Bank Products.

Security Documents: the Guaranties, Patent Assignments, Trademark Security Agreements, Intellectual Property Security Agreements, Deposit Account Control Agreements, and all other documents, instruments and agreements now or hereafter securing (or given with the intent to secure) any Obligations.

Senior Officer: the chairman of the board, president, chief executive officer or chief financial officer of Borrower or, if the context requires, an Obligor.

Settlement Report: a report delivered by Agent to Lenders summarizing the Loans and participations in LC Obligations outstanding as of a given settlement date, allocated to Lenders on a Pro Rata basis in accordance with their Commitments.

Solvent: as to any Person, such Person (a) owns Property whose fair salable value is greater than the amount required to pay all of its debts (including contingent, subordinated, unmatured and unliquidated liabilities); (b) owns Property whose present fair salable value (as defined below) is greater than the probable total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of such Person as they become absolute and matured; (c) is able to pay all of its debts as they mature; (d) has capital that is not unreasonably small for its business and is sufficient to carry on its business and transactions and all business and transactions in which it is about to engage; (e) is not “insolvent” within the meaning of Section 101(32) of the Bankruptcy Code; and (f) has not incurred (by way of assumption or otherwise) any obligations or liabilities (contingent or otherwise) under any Loan Documents, or made any conveyance in connection therewith, with actual intent to hinder, delay or defraud either present or future creditors of such Person or any of its Affiliates. “Fair salable value” means the amount that could be obtained for assets within a reasonable time, either through collection or through sale under ordinary selling conditions by a capable and diligent seller to an interested buyer who is willing (but under no compulsion) to purchase.

Subordinated Debt: Debt incurred by Borrower that is expressly subordinate and junior in right of payment to Full Payment of all Obligations, and is on terms (including maturity, interest, fees, repayment, covenants and subordination) satisfactory to Agent.

Subsidiary: any entity at least 50% of whose voting securities or Equity Interests is owned by Borrower (including indirect ownership by Borrower through other entities in which Borrower directly or indirectly owns 50% of the voting securities or Equity Interests).

Swingline Loan: any Borrowing of Base Rate Loans funded with Agent’s funds, until such Borrowing is settled among Lenders or repaid by Borrower.

Taxes: all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

Third Party Licenses: as defined in Section 7.3.

Trade Secrets: all confidential and proprietary information, including, without limitation, know-how, trade secrets, manufacturing and production processes and techniques, inventions, research and development information, technical data, product and component designs, application specific integrated circuits (ASIC designs), financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information of Borrower.

Trademarks: all trademarks (including, without limitation, service marks), certification marks, collective marks, trade dress, logos, domain names, product configurations, trade names, business names, corporate names and other source identifiers, whether or not registered, whether currently in use or not, including, without limitation, all common law rights and registrations and applications for registration thereof, and all other marks registered in the U.S. Patent and Trademark Office or in any office or agency of any State or territory of the United States (including any United States intent-to-use trademark application prior to the filing and acceptance of a Statement of Use or an Amendment to allege use in connection therewith), and all rights therein provided by international treaties or conventions, all reissues, extensions and renewals of any of the foregoing, together in each case with the goodwill of the business connected therewith and symbolized thereby, and all rights corresponding thereto throughout the world and all other rights of any kind whatsoever of Borrower accruing thereunder or pertaining thereto.

Trademark Security Agreement: each trademark security agreement pursuant to which an Obligor grants to Agent, for the benefit of Secured Parties, a Lien on such Obligor’s interests in Trademarks, as security for the Obligations.

Transferee: any actual or potential Eligible Assignee, Participant or other Person acquiring an interest in any Obligations.

Trigger Period:

(a) with regard to Sections 5.6, 7.2.1 and 8.2.4, the period (i) commencing on the day that an Event of Default occurs, or Availability is less than the greater of (A) $25,000,000 and (B) 25% of the aggregate Commitments; and (ii) continuing until, during the preceding 90 consecutive days, no Event of Default has existed and Availability has been equal to or greater than the greater of (A) $25,000,000 and (B) 25% of the aggregate Commitments at all times; and

(b) with regard to Section 10.3.1, the period (i) commencing on the day that Availability is less than the greater of (A) $20,000,000 and (B) 20% of the aggregate Commitments; and (ii) continuing until, during the preceding 90 consecutive days, Availability has been greater than or equal to the greater of (A) $20,000,000 and (B) 20% of the aggregate Commitments at all times.

Type: any type of a Loan (i.e., Base Rate Loan or LIBOR Loan) that has the same interest option and, in the case of LIBOR Loans, the same Interest Period.

UCC: the Uniform Commercial Code as in effect in the State of California or, when the laws of any other jurisdiction govern the perfection or enforcement of any Lien, the Uniform Commercial Code of such jurisdiction.

Unfunded Pension Liability: the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

Unpledged Foreign Subsidiary: any Foreign Subsidiary that is not a Pledged Foreign Subsidiary.

Unrestricted Cash: cash not subject to a Lien other than Liens in favor of Agent and held in the Dominion Account as required under Section 8.2.4.

Upstream Payment: a Distribution by a Subsidiary of Borrower to Borrower.

Value: (a) for Inventory, its value determined on the basis of the lower of cost or market, calculated on a first-in, first-out basis, and excluding any portion of cost attributable to intercompany profit among Borrower and its Affiliates; and (b) for an Account, its face amount, net of any returns, rebates, discounts (calculated on the shortest terms), credits, allowances or Taxes (including sales, excise or other taxes) that have been or could be claimed by the Account Debtor or any other Person.

Voting Interests: shares of capital stock issued by a corporation, or equivalent Equity Interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

1.2. Accounting Terms. Under the Loan Documents (except as otherwise specified herein), all accounting terms shall be interpreted, all accounting determinations shall be made, and all financial statements shall be prepared, in accordance with GAAP applied on a basis consistent with the most recent audited financial statements of Borrower delivered to Agent before the Closing Date and using the same inventory valuation method as used in such financial statements, except for any change required or permitted by GAAP if Borrower’s certified public accountants concur in such change, the change is disclosed to Agent, and Section 10.3 is amended in a manner satisfactory to Required Lenders to take into account the effects of the change.

1.3. Uniform Commercial Code. As used herein, the following terms are defined in accordance with the UCC in effect in the State of California from time to time: “Chattel Paper,” “Commercial Tort Claim,” “Deposit Account,” “Document,” “Equipment,” “General Intangibles,” “Goods,” “Instrument,” “Investment Property,” “Letter-of-Credit Right” and “Supporting Obligation.”

1.4. Certain Matters of Construction. The terms “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. In the computation of periods of time from a specified date to a later specified date, “from” means “from and including,” and “to” and “until” each mean “to but excluding.” The terms “including” and “include” shall mean “including, without limitation” and, for purposes of each Loan Document, the parties agree that the rule of ejusdem generis shall not be applicable to limit any provision. Section titles appear as a matter of convenience only and shall not affect the interpretation of any Loan Document. All references to (a) laws or statutes include all related rules, regulations, interpretations, amendments and successor provisions; (b) any document, instrument or agreement include any amendments, waivers and other modifications, extensions or renewals (to the extent permitted by the Loan Documents); (c) any section means, unless the context otherwise requires, a section of this Agreement; (d) any exhibits or schedules mean, unless the context otherwise requires, exhibits and schedules attached hereto, which are hereby incorporated by reference; (e) any Person include successors and assigns; (f) time of day means time of day at Agent’s notice address under Section 14.3.1; or (g) discretion of Agent, Issuing Bank or any Lender means the sole and absolute discretion of such Person. All calculations of Value, fundings of Loans, issuances of Letters of Credit and payments of Obligations shall be in Dollars and, unless the context otherwise requires, all determinations (including calculations of Borrowing Base and financial covenants) made from time to time under the Loan Documents shall be made in light of the circumstances existing at such time. Borrowing Base calculations shall be consistent with historical methods of valuation and calculation, and otherwise reasonably satisfactory to Agent (and not necessarily calculated in accordance with GAAP). Borrower shall have the burden of establishing any alleged negligence, misconduct or lack of good faith by Agent, Issuing Bank or any Lender under any Loan Documents. No provision of any Loan Documents shall be construed against any party by reason of such party having, or being deemed to have, drafted the provision.

SECTION 2. CREDIT FACILITIES

2.1. Commitment.

2.1.1. Loans. Each Lender agrees, severally on a Pro Rata basis up to its Commitment, on the terms set forth herein, to make Loans to Borrower from time to time through the Commitment Termination Date. The Loans may be repaid and reborrowed as provided herein. In no event shall Lenders have any obligation to honor a request for a Loan if the unpaid balance of Loans outstanding at such time (including the requested Loan) would exceed the Borrowing Base.

2.1.2. Revolver Notes. The Loans made by each Lender and interest accruing thereon shall be evidenced by the records of Agent and such Lender. At the request of any Lender, Borrower shall deliver a Revolver Note to such Lender.

2.1.3. Use of Proceeds. The proceeds of Loans shall be used by Borrower solely (a) to satisfy existing Debt; (b) to pay fees and transaction expenses associated with the closing of this credit facility; (c) to pay Obligations in accordance with this Agreement; and (d) for working capital and other lawful corporate purposes of Borrower.

2.1.4. Voluntary Termination of Commitments. The Commitments shall terminate on the Revolver Termination Date, unless sooner terminated in accordance with this Agreement. Upon at least 10 Business Days (or such lesser period as agreed by Agent) prior written notice to Agent, Borrower may, at its option, terminate the Commitments and this credit facility. Any notice of termination given by Borrower shall be irrevocable. On the termination date, Borrower shall make Full Payment of all Obligations.

2.1.5. Overadvances. If the aggregate Loans exceed the Borrowing Base (“Overadvance”) or the aggregate Commitments at any time, the excess amount shall be payable by Borrower on demand by Agent, but all such Loans shall nevertheless constitute Obligations secured by the Collateral and entitled to all benefits of the Loan Documents. Unless its authority has been revoked in writing by Required Lenders, Agent may require Lenders to honor requests for Overadvance Loans and to forbear from requiring Borrower to cure an Overadvance, (a) when no other Event of Default is known to Agent, as long as (i) the Overadvance does not continue for more than 30 consecutive days (and no Overadvance may exist for at least ten consecutive days thereafter before further Overadvance Loans are required), and (ii) the Overadvance is not known by Agent to exceed 5% of the Borrowing Base; and (b) regardless of whether an Event of Default exists, if Agent discovers an Overadvance not previously known by it to exist, as long as from the date of such discovery the Overadvance (i) is not increased by more than $2,500,000, and (ii) does not continue for more than 30 consecutive days. In no event shall Overadvance Loans be made that would cause the outstanding Loans and LC Obligations to exceed the aggregate Commitments. Any funding of an Overadvance Loan or sufferance of an Overadvance shall not constitute a waiver by Agent or Lenders of the Event of Default caused thereby. In no event shall Borrower or any other Obligor be deemed a beneficiary of this Section nor authorized to enforce any of its terms.

2.1.6. Protective Advances. Agent shall be authorized, in its discretion, at any time that any conditions in Section 6 are not satisfied, to make Base Rate Loans (“Protective Advances”) (a) up to an aggregate amount outstanding at any time not to exceed $5,000,000, if Agent deems such Loans necessary or desirable to preserve or protect Collateral, or to enhance the collectibility or repayment of Obligations; or (b) to pay any other amounts chargeable to Obligors under any Loan Documents, including costs, fees and expenses; provided, that in no event shall a Protective Advance be made if it would cause the aggregate Loans to exceed the aggregate Commitments. Each Lender shall participate in each Protective Advance on a Pro Rata basis. Required Lenders may at any time revoke Agent’s authority to make further Protective Advances by written notice to Agent. Absent such revocation, Agent’s determination that funding of a Protective Advance is appropriate shall be conclusive.

2.2. Increase in the Aggregate Commitments.

(a) Borrower may, at any time and from time to time, by notice to Agent, request that the aggregate amount of the Commitments be increased by an aggregate amount of up to $75,000,000 (each an “Accordion Increase” and collectively the “Accordion Increases”) to be effective as of the date upon which the conditions set forth in Section 2.2(d) below are fulfilled to the satisfaction of Agent (each such date an “Accordion Effective Date”); provided, however, that (i) in no event shall the aggregate amount of the Commitments hereunder exceed $150,000,000, (ii) in no event shall more than two Accordion Increases occur during the term of this Agreement, and (iii) no Default or Event of Default shall have occurred and be continuing as of the date of such request or as of any Accordion Effective Date, or shall occur as a result thereof.

(b) Agent may, in its reasonable discretion, promptly notify the Lenders of a request by the Borrower for an Accordion Increase, which notice shall include the date by which Lenders wishing to participate in such Accordion Increase (it being understood that Lenders shall have no obligation to so participate) must commit to an increase in the amount of their respective Commitments (each such date a “Commitment Date”). Each Lender that is willing to participate in such Accordion Increase (each an “Increasing Lender”) shall give written notice to Agent on or prior to the applicable Commitment Date of the amount by which it is willing to increase its Commitment. If the Lenders notify Agent that they are willing to increase the amount of their respective Commitments by an aggregate amount that exceeds the aggregate amount of such Accordion Increase, such Accordion Increase shall be allocated among the Lenders willing to participate therein in such amounts as are agreed between the Borrower and Agent.

(c) Promptly following the applicable Commitment Date, Agent shall notify the Borrower as to the amount, if any, by which the Lenders are willing to participate in the applicable Accordion Increase. If the aggregate amount by which the Lenders are willing to participate in such Accordion Increase on the applicable Commitment Date is less than the amount requested by the Borrower, then the Borrower may extend offers to one or more Eligible Assignees to participate in any portion of the Accordion Increase that has not been committed to by the Lenders as of the Commitment Date; provided, however, that the Commitment of each such Eligible Assignee shall be in an amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof (or such lesser amounts as may be necessary to cause the aggregate increase to equal the Accordion Increase).

(d) On each Accordion Effective Date, each Eligible Assignee that accepts an offer to participate in the applicable Accordion Increase in accordance with Section 2.2(c) (each such Eligible Assignee being an “Assuming Lender”) shall become a Lender party to this Agreement as of such Accordion Effective Date and the Commitment of each Increasing Lender for such Accordion Increase shall be so increased by such amount (or by the amount allocated to such Lender pursuant to the last sentence of Section 2.2(b)) as of such Accordion Effective Date and the Commitment of each Lender as set forth on Schedule 1.1 shall be adjusted accordingly; provided, on or before each Accordion Effective Date:

(1) all amendments to this Agreement deemed reasonably necessary by Agent to accomplish such Accordion Increase shall have been agreed by the required parties hereto and any Assuming Lenders;

(2) all necessary approvals shall have been obtained by each of the Increasing Lenders, the Assuming Lenders and Agent; and

(3) Agent shall have received the following, each dated such date:

(A) (i) certified copies of resolutions of the Board of Directors of Borrower or the Executive Committee of such Board approving such Accordion Increase and the corresponding modifications to this Agreement and (ii) if requested, an opinion of counsel for Borrower (which may be in-house counsel), in form and substance reasonably satisfactory to Agent;

(B) an assumption agreement from each Assuming Lender, if any, in form and substance reasonably satisfactory to the Borrower and Agent (each an “Assumption Agreement”), duly executed by such Eligible Assignee, Agent and the Borrower; and

(C) confirmation from each Increasing Lender of the increase in the amount of its Commitment in a writing reasonably satisfactory to the Borrower and Agent.

On each Accordion Effective Date, upon fulfillment of the conditions set forth in the immediately preceding sentence of this Section 2.2(d), Agent shall notify the Lenders (including, without limitation, each Assuming Lender) and the Borrower, on or before 12:00 noon, by telecopier, of the occurrence of each Accordion Increase and shall record in the Loan Account the relevant information with respect to each Increasing Lender and each Assuming Lender on such date. The Borrower shall prepay Loans on each Accordion Effective Date to the extent necessary to cause the outstanding Loans to be ratable with the Commitment of each Lender. This Section shall supersede the provisions of Section 14.1 as applicable.

2.3. Letter of Credit Facility.

2.3.1. Issuance of Letters of Credit. Issuing Bank agrees to issue Letters of Credit from time to time until 30 days prior to the Revolver Termination Date (or until the Commitment Termination Date, if earlier), on the terms set forth herein, including the following:

(a) Borrower acknowledges that Issuing Bank’s willingness to issue any Letter of Credit is conditioned upon Issuing Bank’s receipt of a LC Application with respect to the requested Letter of Credit, as well as such other instruments and agreements as Issuing Bank may customarily require for issuance of a letter of credit of similar type and amount. Issuing Bank shall have no obligation to issue any Letter of Credit unless (i) Issuing Bank receives a LC Request and LC Application at least three Business Days prior to the requested date of issuance; (ii) each LC Condition is satisfied; and (iii) if a Defaulting Lender exists, such Lender or Borrower has entered into arrangements reasonably satisfactory to Agent and Issuing Bank to eliminate any funding risk associated with the Defaulting Lender. If Issuing Bank receives written notice from a

Lender at least five Business Days before issuance of a Letter of Credit that any LC Condition has not been satisfied, Issuing Bank shall have no obligation to issue the requested Letter of Credit (or any other) until such notice is withdrawn in writing by that Lender or until Required Lenders have waived such condition in accordance with this Agreement. Prior to receipt of any such notice, Issuing Bank shall not be deemed to have knowledge of any failure of LC Conditions.

(b) Letters of Credit may be requested by Borrower only (i) to support obligations of Borrower incurred in the Ordinary Course of Business; or (ii) for other purposes as Agent and Lenders may approve from time to time in writing. The renewal or extension of any Letter of Credit shall be treated as the issuance of a new Letter of Credit, except that delivery of a new LC Application shall be required at the reasonable discretion of Issuing Bank.

(c) Borrower assumes all risks of the acts, omissions or misuses of any Letter of Credit by the beneficiary. In connection with issuance of any Letter of Credit, none of Agent, Issuing Bank or any Lender shall be responsible for the existence, character, quality, quantity, condition, packing, value or delivery of any goods purported to be represented by any Documents; any differences or variation in the character, quality, quantity, condition, packing, value or delivery of any goods from that expressed in any Documents; the form, validity, sufficiency, accuracy, genuineness or legal effect of any Documents or of any endorsements thereon; the time, place, manner or order in which shipment of goods is made; partial or incomplete shipment of, or failure to ship, any goods referred to in a Letter of Credit or Documents; any deviation from instructions, delay, default or fraud by any shipper or other Person in connection with any goods, shipment or delivery; any breach of contract between a shipper or vendor and Borrower; errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, telecopy, e-mail, telephone or otherwise; errors in interpretation of technical terms; the misapplication by a beneficiary of any Letter of Credit or the proceeds thereof; or any consequences arising from causes beyond the control of Issuing Bank, Agent or any Lender, including any act or omission of a Governmental Authority. The rights and remedies of Issuing Bank under the Loan Documents shall be cumulative. Issuing Bank shall be fully subrogated to the rights and remedies of each beneficiary whose claims against Borrower are discharged with proceeds of any Letter of Credit.

(d) In connection with its administration of and enforcement of rights or remedies under any Letters of Credit or LC Documents, Issuing Bank shall be entitled to act, and shall be fully protected in acting, upon any certification, documentation or communication in whatever form believed by Issuing Bank, in good faith, to be genuine and correct and to have been signed, sent or made by a proper Person. Issuing Bank may consult with and employ legal counsel, accountants and other experts to advise it concerning its obligations, rights and remedies, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by such experts.

Issuing Bank may employ agents and attorneys-in-fact in connection with any matter relating to Letters of Credit or LC Documents, and shall not be liable for the negligence or misconduct of agents and attorneys-in-fact selected with reasonable care.

2.3.2. Reimbursement; Participations.

(a) If Issuing Bank honors any request for payment under a Letter of Credit, Borrower shall pay to Issuing Bank, on the same day (“Reimbursement Date”), the amount paid by Issuing Bank under such Letter of Credit, together with interest at the interest rate for Base Rate Loans from the Reimbursement Date until payment by Borrower. The obligation of Borrower to reimburse Issuing Bank for any payment made under a Letter of Credit shall be absolute, unconditional, and irrevocable, and shall be paid without regard to any lack of validity or enforceability of any Letter of Credit or the existence of any claim, setoff, defense or other right that Borrower may have at any time against the beneficiary. Whether or not Borrower submits a Notice of Borrowing, Borrower shall be deemed to have requested a Borrowing of Base Rate Loans in an amount necessary to pay all amounts due Issuing Bank on any Reimbursement Date and each Lender agrees to fund its Pro Rata share of such Borrowing whether or not the Commitments have terminated, an Overadvance exists or is created thereby, or the conditions in Section 6 are satisfied.

(b) Upon issuance of a Letter of Credit, each Lender shall be deemed to have irrevocably and unconditionally purchased from Issuing Bank, without recourse or warranty, an undivided Pro Rata interest and participation in all LC Obligations relating to the Letter of Credit. If Issuing Bank makes any payment under a Letter of Credit and Borrower do not reimburse such payment on the Reimbursement Date, Agent shall promptly notify Lenders and each Lender shall promptly (within one Business Day) and unconditionally pay to Agent, for the benefit of Issuing Bank, the Lender’s Pro Rata share of such payment. Upon request by a Lender, Issuing Bank shall furnish copies of any Letters of Credit and LC Documents in its possession at such time.

(c) The obligation of each Lender to make payments to Agent for the account of Issuing Bank in connection with Issuing Bank’s payment under a Letter of Credit shall be absolute, unconditional and irrevocable, not subject to any counterclaim, setoff, qualification or exception whatsoever, and shall be made in accordance with this Agreement under all circumstances, irrespective of any lack of validity or unenforceability of any Loan Documents; any draft, certificate or other document presented under a Letter of Credit having been determined to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or the existence of any setoff or defense that any Obligor may have with respect to any Obligations. Issuing Bank does not assume any responsibility for any failure or delay in performance or any breach by Borrower or other Person of any obligations under any LC Documents. Issuing Bank does not make to Lenders any express or implied warranty, representation or guaranty with respect to the Collateral, LC Documents or any Obligor. Issuing Bank shall not be responsible to any Lender for any recitals, statements, information, representations or warranties contained in, or for the execution, validity, genuineness, effectiveness or enforceability of any LC Documents; the validity, genuineness, enforceability, collectibility, value or sufficiency of any Collateral or the perfection of any Lien therein; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Obligor.

(d) No Issuing Bank Indemnitee shall be liable to any Lender or other Person for any action taken or omitted to be taken in connection with any LC Documents except as a result of its actual gross negligence or willful misconduct. Issuing Bank shall not have any liability to any Lender if Issuing Bank refrains from any action under any Letter of Credit or LC Documents until it receives written instructions from Required Lenders.

2.3.3. Cash Collateral. If any LC Obligations, whether or not then due or payable, shall for any reason be outstanding at any time (a) that an Event of Default exists, (b) that Availability is less than zero, (c) after the Commitment Termination Date, or (d) within 10 Business Days prior to the Revolver Termination Date, then Borrower shall, at Issuing Bank’s or Agent’s request, Cash Collateralize the stated amount of all outstanding Letters of Credit and pay to Issuing Bank the amount of all other LC Obligations. Borrower shall, on demand by Issuing Bank or Agent from time to time, Cash Collateralize the LC Obligations of any Defaulting Lender. If Borrower fails to provide any Cash Collateral as required hereunder, Lenders may (and shall upon direction of Agent) advance, as Loans, the amount of the Cash Collateral required (whether or not the Commitments have terminated, an Overadvance exists or the conditions in Section 6 are satisfied).

SECTION 3. INTEREST, FEES AND CHARGES

3.1. Interest.

3.1.1. Rates and Payment of Interest.

(a) The Obligations shall bear interest (i) if a Base Rate Loan, at the Base Rate in effect from time to time, plus the Applicable Margin; (ii) if a LIBOR Loan, at LIBOR for the applicable Interest Period, plus the Applicable Margin; and (iii) if any other Obligation (including, to the extent permitted by law, interest not paid when due), at the Base Rate in effect from time to time, plus the Applicable Margin for Base Rate Loans. Interest shall accrue from the date the Loan is advanced or the Obligation is incurred or payable, until paid by Borrower. If a Loan is repaid on the same day made, one day’s interest shall accrue.

(b) During an Insolvency Proceeding with respect to Borrower, or during any other Event of Default if Agent or Required Lenders in their discretion so elect, Obligations shall bear interest at the Default Rate (whether before or after any judgment). Borrower acknowledges that the cost and expense to Agent and Lenders due to an Event of Default are difficult to ascertain and that the Default Rate is a fair and reasonable estimate to compensate Agent and Lenders for this.

(c) Interest accrued on the Loans shall be due and payable in arrears, (i) on the first day of each month; (ii) on any date of prepayment, with respect to the principal amount of Loans being prepaid; and (iii) on the Commitment Termination Date. Interest accrued on any other Obligations shall be due and payable as provided in the Loan Documents and, if no payment date is specified, shall be due and payable on demand. Notwithstanding the foregoing, interest accrued at the Default Rate shall be due and payable on demand.

3.1.2. Application of LIBOR to Outstanding Loans.

(a) Borrower may on any Business Day, subject to delivery of a Notice of Conversion/Continuation, elect to convert any portion of the Base Rate Loans to, or to continue any LIBOR Loan at the end of its Interest Period as, a LIBOR Loan. During any Default or Event of Default, Agent may (and shall at the direction of Required Lenders) declare that no Loan may be made, converted or continued as a LIBOR Loan.

(b) Whenever Borrower desires to convert or continue Loans as LIBOR Loans, Borrower shall give Agent a Notice of Conversion/Continuation, no later than 11:00 a.m. at least three Business Days before the requested conversion or continuation date. Promptly after receiving any such notice, Agent shall notify each Lender thereof. Each Notice of Conversion/Continuation shall be irrevocable, and shall specify the amount of Loans to be converted or continued, the conversion or continuation date (which shall be a Business Day), and the duration of the Interest Period (which shall be deemed to be 30 days if not specified). If, upon the expiration of any Interest Period in respect of any LIBOR Loans, Borrower shall have failed to deliver a Notice of Conversion/Continuation, they shall be deemed to have elected to convert such Loans into Base Rate Loans.

3.1.3. Interest Periods. In connection with the making, conversion or continuation of any LIBOR Loans, Borrower shall select an interest period (“Interest Period”) to apply, which interest period shall be 30, 60, or 90 days; provided, however, that:

(a) the Interest Period shall commence on the date the Loan is made or continued as, or converted into, a LIBOR Loan, and shall expire on the numerically corresponding day in the calendar month at its end;

(b) if any Interest Period commences on a day for which there is no corresponding day in the calendar month at its end or if such corresponding day falls after the last Business Day of such month, then the Interest Period shall expire on the last Business Day of such month; and if any Interest Period would expire on a day that is not a Business Day, the period shall expire on the next Business Day; and

(c) no Interest Period shall extend beyond the Revolver Termination Date.

3.1.4. Interest Rate Not Ascertainable. If Agent shall determine that on any date for determining LIBOR, due to any circumstance affecting the London interbank market, adequate and fair means do not exist for ascertaining such rate on the basis provided herein, then Agent shall immediately notify Borrower of such determination. Until Agent notifies Borrower that such circumstance no longer exists, the obligation of Lenders to make LIBOR Loans shall be suspended, and no further Loans may be converted into or continued as LIBOR Loans.

3.2. Fees.

3.2.1. Unused Line Fee. Borrower shall pay to Agent, for the Pro Rata benefit of Lenders, a fee equal to 1.00% per annum times the amount by which the Commitments exceed the average daily balance of Loans and stated amount of Letters of Credit during any month. Such fee shall be payable in arrears, on the first day of each month and on the Commitment Termination Date, provided, that on the date of the initial payment of such fee, the Borrower shall also pay to the Agent the amount of the “Unused Line Fee” accrued to the Closing Date under the Existing Credit Agreement, with such amount to be paid to the Lenders ratably in accordance with their commitments under the Existing Credit Agreement.

3.2.2. LC Facility Fees. Borrower shall pay (a) to Agent, for the Pro Rata benefit of Lenders, a fee equal to the Applicable Margin in effect for LIBOR Loans times the average daily stated amount of Letters of Credit, which fee shall be payable monthly in arrears, on the first day of each month; (b) to Agent, for its own account, a fronting fee equal to 0.125% per annum on the stated amount of each Letter of Credit, which fee shall be payable monthly in arrears, on the first day of each month; and (c) to Issuing Bank, for its own account, all customary charges associated with the issuance, amending, negotiating, payment, processing, transfer and administration of Letters of Credit, which charges shall be paid as and when incurred. During an Event of Default, the fee payable under clause (a) shall be increased by 2% per annum.

3.2.3. Closing Fee. Borrower shall pay to Agent the fees described in the Fee Letter, which shall be paid on the dates and in the manner provided for therein.

3.2.4. Agent Fees. In consideration of Agent’s syndication of the Commitments and service as Agent hereunder, Borrower shall pay to Agent, for its own account, the fees described in the Fee Letter.

3.3. Computation of Interest, Fees, Yield Protection. All interest, as well as fees and other charges calculated on a per annum basis, shall be computed for the actual days elapsed, based on a year of 360 days. Each determination by Agent of any interest, fees or interest rate hereunder shall be final, conclusive and binding for all purposes, absent manifest error. All fees shall be fully earned when due and shall not be subject to rebate, refund or proration. All fees payable under Section 3.2 are compensation for services and are not, and shall not be deemed to be, interest or any other charge for the use, forbearance or detention of money. A certificate as to amounts payable by Borrower under Section 3.4, 3.6, 3.7, 3.9 or 5.8, submitted to Borrower by Agent or the affected Lender, as applicable, shall be final, conclusive and binding for all purposes, absent manifest error, and Borrower shall pay such amounts to the appropriate party within 10 days following receipt of the certificate.

3.4. Reimbursement Obligations. Borrower shall reimburse Agent for all Extraordinary Expenses. Borrower shall also reimburse Agent for all legal, accounting, appraisal, consulting, and other fees, costs and expenses incurred by it in connection with (a) negotiation and preparation of any Loan Documents, including any amendment or other modification thereof; (b) administration of and actions relating to any Collateral, Loan Documents and transactions contemplated thereby, including any actions taken to perfect or maintain priority of Agent’s Liens on any Collateral, to maintain any insurance required hereunder or to verify Collateral; and (c) subject to the limits of Section 10.1.1(b), each inspection, audit or appraisal with respect to any Obligor or Collateral, whether prepared by Agent’s personnel or a third party. In addition, Borrower shall pay certain fees of Wachovia Capital Finance Corporation (Western) incurred on or prior to the Closing Date on terms and conditions as mutually agreed by Borrower and Wachovia Capital Finance Corporation (Western). All amounts payable by Borrower under this Section shall be due on demand.

3.5. Illegality. If any Lender determines that any Applicable Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund LIBOR Loans, or to determine or charge interest rates based upon LIBOR, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to Agent, any obligation of such Lender to make or continue LIBOR Loans or to convert Base Rate Loans to LIBOR Loans shall be suspended until such Lender notifies Agent that the circumstances giving rise to such determination no longer exist. Upon delivery of such notice, Borrower shall prepay or, if applicable, convert all LIBOR Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such LIBOR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBOR Loans. Upon any such prepayment or conversion, Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.6. Inability to Determine Rates. If Required Lenders notify Agent for any reason in connection with a request for a Borrowing of, or conversion to or continuation of, a LIBOR Loan that (a) Dollar deposits are not being offered to banks in the London interbank Eurodollar market for the applicable amount and Interest Period of such Loan, (b) adequate and reasonable means do not exist for determining LIBOR for the requested Interest Period, or (c) LIBOR for the requested Interest Period does not adequately and fairly reflect the cost to such Lenders of funding such Loan, then Agent will promptly so notify Borrower and each Lender. Thereafter, the obligation of Lenders to make or maintain LIBOR Loans shall be suspended until Agent (upon instruction by Required Lenders) revokes such notice. Upon receipt of such notice, Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of a LIBOR Loan or, failing that, will be deemed to have submitted a request for a Base Rate Loan.

3.7. Increased Costs; Capital Adequacy.

3.7.1. Change in Law. If any Change in Law shall:

(a) impose modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by a Lender affecting a Lender’s LIBOR Loans or obligation to make LIBOR Loans, issue Letters of Credit or participate in LC Obligations (except any reserve requirement reflected in LIBOR) or Issuing Bank; or

(b) subject any Lender or Issuing Bank to any Tax with respect to any LIBOR Loan, or Letter of Credit or participation in LC Obligations, or change the basis of taxation of payments to such Lender or Issuing Bank in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 5.8 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or Issuing Bank);

and the result thereof shall be to increase the cost to such Lender of making or maintaining any LIBOR Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or any other amount) then, the lender, upon receiving actual notice thereof, shall reasonably promptly notify the Borrower and the Agent of such event (which notice shall include supporting documentation), and upon request of such Lender or Issuing Bank, Borrower will pay, within 10 days following such request, to such Lender or Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or Issuing Bank, as applicable, for such additional costs incurred or reduction suffered.

3.7.2. Capital Adequacy. If a Lender determines that any introduction of or any change in a Capital Adequacy Regulation, any change in the interpretation or administration of a Capital Adequacy Regulation by a Governmental Authority charged with interpretation or administration thereof, or any compliance by such Lender or any Person controlling such Lender with a Capital Adequacy Regulation, increases the amount of capital required or expected to be maintained by such Lender or Person (taking into consideration its capital adequacy policies and desired return on capital) as a consequence of such Lender’s Commitments, Loans, participations in LC Obligations, or other obligations under the Loan Documents, then the Borrower shall, within ten days following demand therefor, pay such Lender an amount sufficient to compensate for such increase. A Lender’s demand for payment shall set forth the nature of the occurrence giving rise to such compensation (which notice shall include supporting documentation) and a calculation of the amount to be paid. In determining such amount, the Lender may use any reasonable averaging and attribution method.

3.7.3. Compensation. Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of its right to demand such compensation, but Borrower shall not be required to compensate a Lender or Issuing Bank for any increased costs incurred or reductions suffered more than ninety days prior to the date that the Lender or Issuing Bank notifies Borrower of the Change in Law or change in Capital Adequacy Regulation pursuant to Section 3.7.1 or Section 3.7.2 giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.8. Mitigation. Each Lender agrees that, upon becoming aware that it is subject to Section 3.5, Section 3.6, Section 3.7, or Section 5.8, it will take reasonable measures to reduce the Borrower’s obligations under such Sections, including funding or maintaining its Commitments or Loans though another office, as long as use of such measures would not adversely affect such Lender’s Commitments, Loans, business, or interests, and would not be inconsistent with any internal policy or applicable legal or regulatory restriction.

3.9. Funding Losses. If for any reason (other than default by a Lender) (a) any Borrowing of, or conversion to or continuation of, a LIBOR Loan does not occur on the date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation (whether or not withdrawn), (b) any repayment or conversion of a LIBOR Loan occurs on a day other than the end of its Interest Period, or (c) Borrower fails to repay a LIBOR Loan when required hereunder, then Borrower shall pay to Agent its customary administrative charge and to each Lender all losses and expenses that it sustains as a consequence thereof, including loss of anticipated profits and any loss or expense arising from liquidation or redeployment of funds or from fees payable to terminate deposits of matching funds. Lenders shall not be required to purchase Dollar deposits in the London interbank market or any other offshore Dollar market to fund any LIBOR Loan, but the provisions hereof shall be deemed to apply as if each Lender had purchased such deposits to fund its LIBOR Loans.

3.10. Maximum Interest. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by Applicable Law (“maximum rate”). If Agent or any Lender shall receive interest in an amount that exceeds the maximum rate, the excess interest shall be applied to the principal of the Obligations or, if it exceeds such unpaid principal, refunded to Borrower. In determining whether the interest contracted for, charged or received by Agent or a Lender exceeds the maximum rate, such Person may, to the extent permitted by Applicable Law, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest; (b) exclude voluntary prepayments and the effects thereof; and (c) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

SECTION 4. LOAN ADMINISTRATION

4.1. Manner of Borrowing and Funding Loans.

4.1.1. Notice of Borrowing.

(a) Whenever Borrower desires funding of a Borrowing of Loans, Borrower shall give Agent a Notice of Borrowing. Such notice must be received by Agent no later than 11:00 a.m. (i) on the Business Day of the requested funding date, in the case of Base Rate Loans, and (ii) at least three Business Days prior to the requested funding date, in the case of LIBOR Loans. Notices received after 11:00 a.m. shall be deemed received on the next Business Day. Each Notice of Borrowing shall be irrevocable and shall specify (A) the amount of the Borrowing, (B) the requested funding date (which must be a Business Day), (C) whether the Borrowing is to be made as Base Rate Loans or LIBOR Loans, and (D) in the case of LIBOR Loans, the duration of the applicable Interest Period (which shall be deemed to be 30 days if not specified).

(b) Unless payment is otherwise timely made by Borrower, the becoming due of any Obligations (whether principal, interest, fees or other charges, including Extraordinary Expenses, LC Obligations, Cash Collateral and Bank Product Debt) shall be deemed to be a request for Base Rate Loans on the due date, in the amount of such Obligations. The proceeds of such Loans shall be disbursed as direct payment of the relevant Obligation. In addition, Agent may, at its option, charge such Obligations against any operating, investment or other account of Borrower maintained with Agent or any of its Affiliates.

(c) If Borrower establishes a controlled disbursement account with Agent or any Affiliate of Agent, then the presentation for payment of any check or other item of payment drawn on such account at a time when there are insufficient funds to cover it shall be deemed to be a request for Base Rate Loans on the date of such presentation, in the amount of the check and items presented for payment. The proceeds of such Loans may be disbursed directly to the controlled disbursement account or other appropriate account.

4.1.2. Fundings by Lenders. Each Lender shall timely honor its Commitment by funding its Pro Rata share of each Borrowing of Loans that is properly requested hereunder. Except for Borrowings to be made as Swingline Loans, Agent shall endeavor to notify Lenders of each Notice of Borrowing (or deemed request for a Borrowing) by 12:00 noon on the proposed funding date for Base Rate Loans or by 3:00 p.m. at least two Business Days before any proposed funding of LIBOR Loans. Each Lender shall fund to Agent such Lender’s Pro Rata share of the Borrowing to the account specified by Agent in immediately available funds not later than 2:00 p.m. on the requested funding date, unless Agent’s notice is received after the times provided above, in which event Lender shall fund its Pro Rata share by 11:00 a.m. on the next Business Day. Subject to its receipt of such amounts from Lenders, Agent shall disburse the proceeds of the Loans as directed by Borrower. Unless Agent shall have received (in sufficient time to act) written notice from a Lender that it does not intend to fund its Pro Rata share of a Borrowing, Agent may assume that such Lender has deposited or promptly will deposit its share with Agent, and Agent may disburse a corresponding amount to Borrower. If a Lender’s share of any Borrowing or of any settlement pursuant to Section 4.1.3(b) is not received by Agent, then Borrower agrees to repay to Agent on demand the amount of such share, together with interest thereon from the date disbursed until repaid, at the rate applicable to the Borrowing.

4.1.3. Swingline Loans; Settlement.

(a) Agent may, but shall not be obligated to, advance Swingline Loans to Borrower, up to an aggregate outstanding amount of $15,000,000, unless the funding is specifically required to be made by all Lenders hereunder. Each Swingline Loan shall constitute a Loan for all purposes, except that payments thereon shall be made to Agent for its own account. The obligation of Borrower to repay Swingline Loans shall be evidenced by the records of Agent and need not be evidenced by any promissory note.

(b) To facilitate administration of the Loans, Lenders and Agent agree (which agreement is solely among them, and not for the benefit of or enforceable by Borrower) that settlement among them with respect to Swingline Loans and other Loans may take place on a date determined from time to time by Agent, which shall occur at least once each week. On each settlement date, settlement shall be made with each Lender in accordance with the Settlement Report delivered by Agent to Lenders. Between settlement dates, Agent may in its discretion apply payments on Loans to Swingline Loans, regardless of any designation by Borrower or any provision herein to the contrary. Each Lender’s obligation to make settlements with Agent is absolute and unconditional, without offset, counterclaim or other defense, and whether or not the Commitments have terminated, an Overadvance exists or the conditions in Section 6 are satisfied. If, due to an Insolvency Proceeding with respect to Borrower or otherwise, any Swingline Loan may not be settled among Lenders hereunder, then each Lender shall be deemed to have purchased from Agent a Pro Rata participation in each unpaid Swingline Loan and shall transfer the amount of such participation to Agent, in immediately available funds, within one Business Day after Agent’s request therefor.

4.1.4. Notices. Borrower authorizes Agent and Lenders to extend, convert or continue Loans, effect selections of interest rates, and transfer funds to or on behalf of Borrower based on telephonic or e-mailed instructions. Borrower shall confirm each such request by prompt delivery to Agent of a Notice of Borrowing or Notice of Conversion/Continuation, if applicable, but if it differs in any material respect from the action taken by Agent or Lenders, the records of Agent and Lenders shall govern. Neither Agent nor any Lender shall have any liability for any loss suffered by Borrower as a result of Agent or any Lender acting upon its understanding of telephonic or e-mailed instructions from a person believed in good faith by Agent or any Lender to be a person authorized to give such instructions on Borrower’s behalf.

4.2. Defaulting Lender. Agent may (but shall not be required to), in its discretion, retain any payments or other funds received by Agent that are to be provided to a Defaulting Lender hereunder, and may apply such funds to such Lender’s defaulted obligations or readvance the funds to Borrower in accordance with this Agreement. The failure of any Lender to fund a Loan, to make any payment in respect of LC Obligations or to otherwise perform its obligations hereunder shall not relieve any other Lender of its obligations, and no Lender shall be responsible for default by another Lender. Lenders and Agent agree (which agreement is solely among them, and not for the benefit of or enforceable by Borrower) that, solely for purposes of determining a Defaulting Lender’s right to vote on matters relating to the Loan Documents and to share in payments, fees and Collateral proceeds thereunder, a Defaulting Lender shall not be deemed to be a “Lender” until all its defaulted obligations have been cured.

4.3. Number and Amount of LIBOR Loans; Determination of Rate. Each Borrowing of LIBOR Loans when made shall be in a minimum amount of $1,000,000, plus any increment of $500,000 in excess thereof. No more than six Borrowings of LIBOR Loans may be outstanding at any time prior to the initial Accordion Effective Date and not more than nine Borrowings of LIBOR Loans may be outstanding at any time after the initial Accordion Effective Date, and all LIBOR Loans having the same length and beginning date of their Interest Periods shall be aggregated together and considered one Borrowing for this purpose. Upon determining LIBOR for any Interest Period requested by Borrower, Agent shall promptly notify Borrower thereof by telephone or electronically and, if requested by Borrower, shall confirm any telephonic notice in writing.

4.4. One Obligation. The Loans, LC Obligations and other Obligations shall constitute one general obligation of Borrower and (unless otherwise expressly provided in any Loan Document) shall be secured by Agent’s Lien upon all Collateral.

4.5. Effect of Termination. On the effective date of any termination of the Commitments, all Obligations shall be immediately due and payable, and any Lender may terminate its and its Affiliates’ Bank Products (including, only with the consent of Agent, any Cash Management Services). All undertakings of Borrower contained in the Loan Documents shall survive any termination, and Agent shall retain its Liens in the Collateral and all of its rights and remedies under the Loan Documents until Full Payment of the Obligations. Notwithstanding Full Payment of the Obligations, Agent shall not be required to terminate its Liens in any Collateral unless, with respect to any damages Agent may incur as a result of the dishonor or return of Payment Items applied to Obligations, Agent receives (a) a written agreement, executed by Borrower and any Person whose advances are used in whole or in part to satisfy the Obligations, indemnifying Agent and Lenders from any such damages; or (b) such Cash Collateral as Agent, in its discretion, deems necessary to protect against any such damages. Sections 2.3, 3.4, 3.6, 3.7, 3.9, 5.4, 5.8, 5.9, 12, 14.2 and this Section, and the obligation of each Obligor and Lender with respect to each indemnity given by it in any Loan Document, shall survive Full Payment of the Obligations and any release relating to this credit facility.

SECTION 5. PAYMENTS

5.1. General Payment Provisions. All payments of Obligations shall be made in Dollars, without offset, counterclaim or defense of any kind, free of (and without deduction for) any Taxes, and in immediately available funds, not later than 12:00 noon on the due date. Any payment after such time shall be deemed made on the next Business Day. Any payment of a LIBOR Loan prior to the end of its Interest Period shall be accompanied by all amounts due under Section 3.9. Any prepayment of Loans shall be applied first to Base Rate Loans and then to LIBOR Loans.

5.2. Repayment of Loans. Loans shall be due and payable in full on the Revolver Termination Date, unless payment is sooner required hereunder. Loans may be prepaid from time to time, without penalty or premium. Notwithstanding anything herein to the contrary, if an Overadvance exists, Borrower shall, on the sooner of Agent’s demand or the first Business Day after Borrower has knowledge thereof, repay the outstanding Loans in an amount sufficient to reduce the principal balance of Loans to the Borrowing Base.

5.3. Payment of Other Obligations. Obligations other than Loans, including LC Obligations and Extraordinary Expenses, shall be paid by Borrower as provided in the Loan Documents or, if no payment date is specified, on demand.

5.4. Marshaling; Payments Set Aside. None of Agent or Lenders shall be under any obligation to marshal any assets in favor of any Obligor or against any Obligations. If any payment by or on behalf of Borrower is made to Agent, Issuing Bank or any Lender, or Agent, Issuing Bank or any Lender exercises a right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Agent, Issuing Bank or such Lender in its discretion) to be repaid to a trustee, receiver or any other Person, then to the extent of such recovery, the Obligation originally intended to be satisfied, and all Liens, rights and remedies relating thereto, shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

5.5. Post-Default Allocation of Payments.

5.5.1. Allocation. Notwithstanding anything herein to the contrary, during the continuance of an Event of Default, monies to be applied to the Obligations, whether arising from payments by Obligors, realization on Collateral, setoff or otherwise, shall be allocated as follows:

(a) first, to all costs and expenses, including Extraordinary Expenses, owing to Agent;

(b) second, to all amounts owing to Agent on Swingline Loans;

(c) third, to all amounts owing to Issuing Bank on LC Obligations;

(d) fourth, to all Obligations constituting fees (excluding amounts relating to Bank Products);

(e) fifth, to all Obligations constituting interest (excluding amounts relating to Bank Products);

(f) sixth, to provide Cash Collateral for outstanding Letters of Credit;

(g) seventh, to all Obligations constituting principal in respect of the Loans;

(h) eighth, to all other Obligations, other than Bank Product Debt; and

(i) last, to Bank Product Debt.

Amounts shall be applied to each category of Obligations set forth above until Full Payment thereof and then to the next category. If amounts are insufficient to satisfy a category, they shall be applied on a pro rata basis among the Obligations in the category. Amounts distributed with respect to any Bank Product Debt shall be the lesser of the applicable Bank Product Amount last reported to Agent or the actual Bank Product Debt as calculated by the methodology reported to Agent for determining the amount due. Agent shall have no obligation to calculate the amount to be distributed with respect to any Bank Product Debt, but may rely upon written notice of the amount (setting forth a reasonably detailed calculation) from the Secured Party. In the absence of such notice, Agent may assume the amount to be distributed is the Bank Product Amount last reported to it. The allocations set forth in this Section are solely to determine the rights and priorities of Agent and Lenders as among themselves, and may be changed by agreement among them without the consent of any Obligor. This Section is not for the benefit of or enforceable by Borrower.

5.5.2. Erroneous Application. Agent shall not be liable for any application of amounts made by it in good faith and, if any such application is subsequently determined to have been made in error, the sole recourse of any Lender or other Person to which such amount should have been made shall be to recover the amount from the Person that actually received it (and, if such amount was received by any Lender, such Lender hereby agrees to return it).

5.6. Application of Payments. The ledger balance in the Dominion Account as of the end of a Business Day shall be applied to the Obligations at the beginning of the next Business Day, during any Trigger Period (except as provided in Section 5.5 during the continuance of an Event of Default). If, as a result of such application, a credit balance exists, the balance shall not accrue interest in favor of Borrower and shall be made available to Borrower as long as no Default or Event of Default exists. Borrower irrevocably waives the right, during any Trigger Period, to direct the application of any payments or Collateral proceeds, and agrees that Agent shall have the continuing, exclusive right, during any Trigger Period, to apply and reapply same against the Obligations, in such manner as Agent deems advisable; provided, that Agent shall apply such Collateral proceeds first, to all Obligations (other than Obligations relating to Bank Products) in such manner as Agent deems advisable until Full Payment thereof and second, to Obligations relating to Bank Products.

5.7. Loan Account; Account Stated.

5.7.1. Loan Account. Agent shall maintain in accordance with its usual and customary practices an account or accounts (“Loan Account”) evidencing the Debt of Borrower resulting from each Loan or issuance of a Letter of Credit from time to time. Any failure of Agent to record anything in the Loan Account, or any error in doing so, shall not limit or otherwise affect the obligation of Borrower to pay any amount owing hereunder.

5.7.2. Entries Binding. Entries made in the Loan Account shall constitute presumptive evidence of the information contained therein. If any information contained in the Loan Account is provided to or inspected by any Person, then such information shall be conclusive and binding on such Person for all purposes absent manifest error, except to the extent such Person notifies Agent in writing within 30 days after receipt or inspection that specific information is subject to dispute.

5.8. Taxes.

5.8.1. Payments Free of Taxes. All payments by Obligors of Obligations shall be free and clear of and without reduction for any Taxes. If Applicable Law requires any Obligor or Agent to withhold or deduct any Tax (including backup withholding or withholding Tax), the withholding or deduction shall be based on information provided pursuant to Section 5.9 and Agent shall pay the amount withheld or deducted to the relevant Governmental Authority. If the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by Borrower shall be increased so that Agent, Lender or Issuing Bank, as applicable, receives an amount equal to the sum it would have received if no such withholding or deduction (including deductions applicable to additional sums payable under this Section) had been made. Without limiting the foregoing, Borrower shall timely pay all Other Taxes to the relevant Governmental Authorities.

5.8.2. Payment. Borrower shall indemnify, hold harmless and reimburse (within 10 days after demand therefor) Agent, Lenders and Issuing Bank for any Indemnified Taxes or Other Taxes (including those attributable to amounts payable under this Section) withheld or deducted by any Obligor or Agent, or paid by Agent, any Lender or Issuing Bank, with respect to any Obligations, Letters of Credit or Loan Documents, whether or not such Taxes were properly asserted by the relevant Governmental Authority, and including all penalties, interest and reasonable expenses relating thereto, as well as any amount that a Lender or Issuing Bank fails to pay indefeasibly to Agent under Section 5.9. A certificate as to the amount of any such payment or liability delivered to Borrower by Agent, or by a Lender or Issuing Bank (with a copy to Agent), shall be conclusive, absent manifest error. As soon as practicable after any payment of Taxes by Borrower, Borrower shall deliver to Agent a receipt from the Governmental Authority or other evidence of payment reasonably satisfactory to Agent.

5.9. Lender Tax Information.

5.9.1. Status of Lenders. Each Lender shall deliver documentation and information to Agent and Borrower, at the times and in form required by Applicable Law or reasonably requested by Agent or Borrower, sufficient to permit Agent or Borrower to determine (a) whether or not payments made with respect to Obligations are subject to Taxes, (b) if applicable, the required rate of withholding or deduction, and (c) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes for such payments or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction.

5.9.2. Documentation. If Borrower is resident for tax purposes in the United States, any Lender that is a “United States person” within the meaning of section 7701(a)(30) of the Code shall deliver to Agent and Borrower IRS Form W-9 or such other documentation or information prescribed by Applicable Law or reasonably requested by Agent or Borrower to determine whether such Lender is subject to backup withholding or information reporting requirements. If any Foreign Lender is entitled to any exemption from or reduction of withholding tax for payments with respect to the Obligations, it shall deliver to Agent and Borrower, on or prior to the date on which it becomes a Lender hereunder (and from time to time thereafter upon request by Agent or Borrower, but only if such Foreign Lender is legally entitled to do so), (a) IRS Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party; (b) IRS Form W-8ECI; (c) IRS Form W-8IMY and all required supporting documentation; (d) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, IRS Form W-8BEN and a certificate showing such Foreign Lender is not (i) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (ii) a “10 percent shareholder” of any Obligor within the meaning of section 881(c)(3)(B) of the Code, or (iii) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code; or (e) any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in withholding tax, together with such supplementary documentation necessary to allow Agent and Borrower to determine the withholding or deduction required to be made.

5.9.3. Lender Obligations. Each Lender and Issuing Bank shall promptly notify Borrower and Agent of any change in circumstances that would change any claimed Tax exemption or reduction. Each Lender and Issuing Bank shall indemnify, hold harmless and reimburse (within 10 days after demand therefor) Borrower and Agent for any Taxes, losses, claims, liabilities, penalties, interest and expenses (including reasonable attorneys’ fees) incurred by or asserted against Borrower or Agent by any Governmental Authority due to such Lender’s or Issuing Bank’s failure to deliver, or inaccuracy or deficiency in, any documentation required to be delivered by it pursuant to this Section. Each Lender and Issuing Bank authorizes Agent to set off any amounts due to Agent under this Section against any amounts payable to such Lender or Issuing Bank under any Loan Document.

SECTION 6. CONDITIONS PRECEDENT

6.1. Conditions Precedent to Initial Loans. In addition to the conditions set forth in Section 6.2, Lenders shall not be required to fund any requested Loan, issue any Letter of Credit, or otherwise extend credit to Borrower hereunder, until the date (“Closing Date”) that each of the following conditions has been satisfied:

(a) Notes shall have been executed by Borrower and delivered to each Lender that requests issuance of a Note. Each other Loan Document shall have been duly executed and delivered to Agent by each of the signatories thereto, and each Obligor shall be in compliance with all terms thereof.

(b) Agent shall have received (i) acknowledgments of all filings or recordations necessary to perfect its Liens in the Collateral, as well as UCC and Lien searches and other evidence satisfactory to Agent that such Liens are the only Liens upon the Collateral, except Permitted Liens and (ii) all Lien Waivers reasonably requested by Agent.

(c) Agent shall have received, each in form and substance reasonably satisfactory to Agent, (i) financial projections of Borrower evidencing Borrower’s ability to comply with the requirements set forth in Section 10.3 hereof, and (ii) interim financial statements for Borrower dated as of a date not more than 45 days prior to the Closing Date.

(d) Agent shall have received (i) duly executed agreements establishing the Dominion Account and related lockbox and (ii) duly executed Deposit Account Control Agreements as required pursuant to Section 8.5, each in form and substance, and with financial institutions, satisfactory to Agent.

(e) Agent shall have received certificates, in form and substance reasonably satisfactory to it, from a knowledgeable Senior Officer of Borrower certifying that, after giving effect to the initial Loans and transactions hereunder, (i) Borrower is Solvent; (ii) no Default or Event of Default exists; (iii) the representations and warranties set forth in Section 9 are true and correct in all material respects (to the extent not otherwise qualified by the concept of “materiality”); and (iv) Borrower has complied with all agreements and conditions to be satisfied by it under the Loan Documents.

(f) Agent shall have received a certificate of a duly authorized officer of each Obligor, certifying (i) that attached copies of such Obligor’s Organic Documents are true and complete, and in full force and effect, without amendment except as shown; (ii) that an attached copy of resolutions authorizing execution and delivery of the Loan Documents is true and complete, and that such resolutions are in full force and effect, were duly adopted, have not been amended, modified or revoked, and constitute all resolutions adopted with respect to this credit facility; and (iii) to the title, name and signature of each Person authorized to sign the Loan Documents. Agent may conclusively rely on this certificate until it is otherwise notified by the applicable Obligor in writing.

(g) Agent shall have received a written opinion of Cooley Godward Kronish LLP, counsel to Borrower, in form and substance reasonably satisfactory to Agent.

(h) Agent shall have received copies of the charter documents of each Obligor, certified by the Secretary of State or other appropriate official of such Obligor’s jurisdiction of organization. Agent shall have received good standing certificates for each Obligor, issued by the Secretary of State or other appropriate official of such Obligor’s jurisdiction of organization and each jurisdiction where such Obligor’s conduct of business or ownership of Property necessitates qualification except to the extent the failure to so qualify would not reasonably be expected to cause a Material Adverse Effect.

(i) Agent shall have received copies of policies or certificates of insurance for the insurance policies carried by Borrower, all in compliance with the Loan Documents.

(j) Agent shall have completed its legal due diligence of Obligors, including a roll-forward of its previous field examination reasonably satisfactory to Agent. No material adverse change in the financial condition of any Obligor or in the quality, quantity or value of any Collateral shall have occurred since December 31, 2008.

(k) Borrower shall have paid all fees and expenses to be paid to Agent and Lenders on the Closing Date.

(l) Agent shall have received a Borrowing Base Certificate prepared as of June 30, 2009. Upon giving effect to the initial funding of Loans and issuance of Letters of Credit, and the payment by Borrower of all fees and expenses incurred in connection herewith as well as any payables stretched beyond their customary payment practices, the sum of Availability plus the amount of domestic cash in deposit accounts of Borrower and its Domestic Subsidiaries not subject to a Lien (other than Liens in favor of Agent) shall be at least $40,000,000.

(m) As of the Closing Date, and other than as set forth on Schedule 9.1.16 of the Disclosure Letter, there shall exist no pending or to the best of Borrower’s knowledge threatened action, suit, proceeding, or counterclaim by any Person or, to the best of Borrower’s knowledge, investigation by any Governmental Authority which could reasonably be expected to have a Material Adverse Effect.

(n) Borrower shall have obtained all governmental and third party consents and approvals as may be necessary or appropriate in connection with this Agreement and the transactions contemplated hereby.

6.2. Conditions Precedent to All Credit Extensions. Agent, Issuing Bank and Lenders shall not be required to fund any Loans, arrange for issuance of any Letters of Credit or grant any other accommodation to or for the benefit of Borrower, unless the following conditions are satisfied:

(a) No Default or Event of Default exists at the time of, or result from, such funding, issuance or grant;

(b) The representations and warranties of each Obligor in the Loan Documents shall be true and correct in all material respects (to the extent not otherwise qualified by the concept of “materiality”) on the date of, and upon giving effect to, such funding, issuance or grant, except for representations and warranties that expressly relate to an earlier date, in which case any such representations and warranties shall be true and correct on such earlier date, except for that purposes of Section 6.2, the representations and warranties contained in Section 9.1.7(a) shall be deemed to refer to the most recent financial statements furnished pursuant to Section 10.1.2., and except to the extent Agent and the Lenders have been notified in writing by Borrower that any representation or warranty is not correct and the Required Lenders have explicitly waived in writing compliance with such representation and warranty;

(c) No event has occurred and is continuing or circumstance exist, or would result from such extension of credit, which has or would reasonably be expected to have a Material Adverse Effect; and

(d) With respect to issuance of a Letter of Credit, the LC Conditions shall be satisfied.

Each request (or deemed request) by Borrower for funding of a Loan, issuance of a Letter of Credit or grant of an accommodation shall constitute a representation by Borrower that the foregoing conditions are satisfied on the date of such request and on the date of such funding, issuance or grant. As an additional condition to any funding, issuance or grant, Agent shall have received such other information, documents, instruments and agreements as it deems appropriate in connection therewith.

SECTION 7. COLLATERAL

7.1. Grant of Security Interest. Subject to Section 7.3 and Section 7.7, to secure the prompt payment and performance of all Obligations, Borrower hereby grants to Agent, for the benefit of Secured Parties, a continuing security interest in and Lien upon all personal Property of Borrower, including all of the following Property, whether now owned or hereafter acquired, and wherever located (it being understood that the Borrower granted a Lien in the Collateral to the Agent pursuant to the security agreement entered into in connection with the Existing Credit Agreement and such Lien continues in effect as provided herein):

(a) all Accounts;

(b) all Chattel Paper, including electronic chattel paper;

(c) all Commercial Tort Claims, including those shown on Schedule 9.1.16 of the Disclosure Letter;

(d) all Deposit Accounts;

(e) all Documents;

(f) all General Intangibles, including Domestic Intellectual Property Assets;

(g) all Goods, including Inventory, Equipment and fixtures;

(h) all Instruments;

(i) all Investment Property;

(j) all Letter-of-Credit Rights;

(k) all Supporting Obligations;

(l) all monies, whether or not in the possession or under the control of Agent, a Lender, or a bailee or Affiliate of Agent or a Lender, including any Cash Collateral;

(m) all accessions to, substitutions for, and all replacements, products, and cash and non-cash proceeds of the foregoing, including proceeds of and unearned premiums with respect to insurance policies, and claims against any Person for loss, damage or destruction of any Collateral; and

(n) all books and records (including customer lists, files, correspondence, tapes, computer programs, print-outs and computer records) pertaining to the foregoing.

7.2. Lien on Deposit Accounts; Cash Collateral.

7.2.1. Deposit Accounts. To further secure the prompt payment and performance of all Obligations, Borrower hereby grants to Agent, for the benefit of Secured Parties, a continuing security interest in and Lien upon all amounts credited to any Deposit Account of Borrower, including any sums in any blocked or lockbox accounts or in any accounts into which such sums are swept. Without limiting the obligations of the Borrower to have payments made into the Dominion Account as otherwise provided herein, Borrower hereby authorizes and directs each bank or other depository to deliver to Agent, upon its written request therefor, made at any time during a Trigger Period, for deposit into the Dominion Account, all balances in any Deposit Account maintained by Borrower, without inquiry into the authority or right of Agent to make such request.

7.2.2. Cash Collateral. Any Cash Collateral may be invested, at Agent’s reasonable discretion, in Cash Equivalents, but Agent shall have no duty to do so, regardless of any agreement or course of dealing with Borrower, and shall have no responsibility for any investment or loss. Borrower hereby grants to Agent, for the benefit of Secured Parties, a security interest in all Cash Collateral held from time to time and all proceeds thereof, as security for the Obligations, whether such Cash Collateral is held in a Cash Collateral Account or elsewhere. Agent may apply Cash Collateral to the payment of any Obligations, in such order as Agent may elect, as they become due and payable. Each Cash Collateral Account and all Cash Collateral shall be under the sole dominion and control of Agent.

7.3. Exclusions from Collateral.

Notwithstanding Section 7.1, the Collateral shall not include the following:

(a) any Inventory produced under a third party’s trademark or character rights and copyright license for license of content (“Third Party License”) that contains restrictions on assignments and the creation of Liens on such Inventory or under which such an assignment or Lien would cause a default to occur under such Third Party License; provided, that immediately upon the ineffectiveness, lapse or termination of any such restrictions, the Collateral shall include, and Borrower shall be deemed to have granted a security interest in, all such Inventory as if such restriction had never been in effect;

(b) any accounts, contracts, licenses, general intangibles or agreements of Borrower (including, but not limited to, agreements and licenses subject to Third Party Licenses), or any permits, instruments, promissory notes or chattel paper of Borrower, if and to the extent such account, contract, license, general intangible, agreement, permit, instrument, promissory note or chattel paper contains restrictions on assignments and the creation of Liens, or under which such an assignment or Lien would cause a default to occur under such account, contract, license, general intangible, agreement, permit, instrument, promissory note or chattel paper (other than to the extent that any such term would be rendered ineffective pursuant to the UCC or any other Applicable Law); provided, that immediately upon the ineffectiveness, lapse or termination of any such provisions, the Collateral shall include, and Borrower shall be deemed to have granted a security interest in, all such accounts, contracts, licenses, general intangibles, agreements, permits, instruments, promissory notes or chattel paper as if such provision had never been in effect;

(c) any governmental permit, franchise or computer software that prohibits Liens on or collateral assignment of such permit, franchise or computer software; provided, that solely with respect to any such computer software or license, immediately upon the ineffectiveness, lapse or termination of any such provisions, the Collateral shall include, and Borrower shall be deemed to have granted a security interest in, all such permits, franchises or computer software as if such provision had never been in effect;

(d) any Equipment subject to an Equipment financing transaction permitted hereunder; and

(e) any Foreign Intellectual Property Assets.

7.4. Other Collateral.

7.4.1. Commercial Tort Claims. Borrower shall promptly notify Agent in writing if Borrower has a Commercial Tort Claim (other than, as long as no Default or Event of Default exists, a Commercial Tort Claim for less than $500,000), shall promptly amend Schedule 9.1.16 to the Disclosure Letter to include such claim, and shall take such actions as Agent deems appropriate to subject such claim to a duly perfected, first priority Lien in favor of Agent (for the benefit of Secured Parties).

7.4.2. Certain After-Acquired Collateral. Borrower shall notify Agent on each annual anniversary date of the Closing Date (or more often if reasonably requested by Agent) in writing if, after the Closing Date, Borrower or any other Loan Party has obtained any interest in any Collateral consisting of Chattel Paper, Documents,

Instruments, Intellectual Property, Investment Property or Letter-of-Credit Rights from the Closing Date or an anniversary thereof, as the case may be, or more frequently if reasonably requested by the Agent, and in each case, upon Agent’s reasonable request, shall promptly take such actions as Agent deems appropriate to effect Agent’s duly perfected, first priority Lien upon such Collateral, including obtaining any appropriate possession, control agreement or Lien Waiver. If any Collateral consisting of Inventory or Accounts is in the possession of a third party or if any other material Collateral is in the possession of a third party, at Agent’s reasonable request, Borrower shall obtain an acknowledgment that such third party holds the respective Collateral for the benefit of Agent.

7.5. No Assumption of Liability. The Lien on Collateral granted hereunder is given as security only and shall not subject Agent or any Lender to, or in any way modify, any obligation or liability of Borrower relating to any Collateral.

7.6. Further Assurances. Promptly upon request, Borrower shall deliver such instruments, assignments, title certificates, or other documents or agreements, and shall take such actions, as Agent deems appropriate under Applicable Law to evidence or perfect its Lien on any Collateral, or otherwise to give effect to the intent of this Agreement. Borrower authorizes Agent to file any financing statement that indicates the Collateral as “all assets” or “all personal property” of Borrower, or words to similar effect, and ratifies any action taken by Agent before the Closing Date to effect or perfect its Lien on any Collateral.

7.7. Foreign Subsidiary Stock. Notwithstanding Section 7.1, (a) the Collateral shall include only 65% of the Equity Interests of any Foreign Subsidiary and only if (i) such Foreign Subsidiary is a first-tier Foreign Subsidiary, (ii) Borrower or any of its Subsidiaries owns 80% of such first-tier Foreign Subsidiary’s outstanding Equity Interests and (iii) the pledge of such Equity Interests would not result in a significant tax liability to Borrower or any of its Domestic Subsidiaries or would otherwise be impracticable and (b) the Collateral shall not include any of the Equity Interests of LeapFrog Digital Technology (Shenzhen) Co. Ltd., LeapFrog Edu-Tech (China) Co., Ltd. and any Foreign Subsidiary which is an Immaterial Subsidiary.

SECTION 8. COLLATERAL ADMINISTRATION

8.1. Borrowing Base Certificates. Borrower shall deliver to Agent (and Agent shall promptly deliver same to Lenders) a Borrowing Base Certificate (i) as of the close of business of the previous month prepared on a monthly basis on or before the 15th day of each month, (ii) as of the close of business of the previous week on a weekly basis by the 3rd day of the following week (A) if Availability as of the last Business Day of the respective week shall be less than the greater of (x) $30,000,000 and (y) 30% of the aggregate Commitments or (B) in addition to the requirements in subclause (A), if as of the last Business Day of the respective week there are Loans or Letters of Credit outstanding aggregating more than $1,000,000, or (iii) more frequently if reasonably requested by Agent. All calculations of Availability in any Borrowing Base Certificate shall originally be made by Borrower and certified by a Senior Officer, provided that Agent may from time to time review and adjust any such calculation (a) to reflect its reasonable estimate of declines in value of any Collateral, due to collections received in the Dominion Account or otherwise; (b) to adjust advance rates to reflect changes in dilution, quality, mix and other factors affecting Collateral; and (c) to the extent the calculation is not made in accordance with this Agreement or does not accurately reflect the Availability Reserve.

8.2. Administration of Accounts.

8.2.1. Records and Schedules of Accounts. Borrower shall keep accurate and complete records of its Accounts, including all payments and collections thereon, and shall submit to Agent sales, and collection reports in form reasonably satisfactory to Agent, on such periodic basis as Agent may request. Borrower shall also provide to Agent an aged trial balance (in form reasonably satisfactory to Agent) of all Accounts (i) as of the end of the preceding month on a monthly basis on or before the 15th day of each month or (ii) more frequently if reasonably requested by Agent, specifying in each case each Account’s Account Debtor name, address and amount if requested by Agent, invoice date and due date, showing any discount, allowance, credit, authorized return or dispute, and if requested by Agent proof of delivery, copies of invoices and invoice registers, copies of related documents, repayment histories, status reports and other information as Agent may reasonably request. Borrower shall provide to Agent a summary aged trial balance of Accounts as of the end of the preceding week on a weekly basis by the 3rd day of the following week (A) if Availability as of the last Business Day of the respective week shall be less than the greater of (x) $30,000,000 and (y) 30% of the aggregate Commitments or (B) in addition to the requirements in subclause (A), if as of the last Business Day of the respective week there are Loans or Letters of Credit outstanding aggregating more than $1,000,000. If any Account in an aggregate face amount of $1,000,000 or more cease to be Eligible Accounts, Borrower shall notify Agent of such occurrence promptly (and in any event within one Business Day) after Borrower has knowledge thereof.

8.2.2. Taxes. If an Account of Borrower includes a charge for any Taxes, Agent is authorized, in its reasonable discretion, to pay the amount thereof to the proper taxing authority for the account of Borrower and to charge Borrower therefor; provided, however, that neither Agent nor Lenders shall be liable for any Taxes that may be due from Borrower or with respect to any Collateral.

8.2.3. Account Verification. Whether or not a Default or Event of Default exists, Agent shall have the right at any time, in the name of Agent, any designee of Agent or Borrower, to verify the validity, amount or any other matter relating to any Accounts of Borrower by mail, telephone or otherwise. Borrower shall cooperate fully with Agent in an effort to facilitate and promptly conclude any such verification process.

8.2.4. Maintenance of Dominion Account. Borrower shall maintain the Dominion Account pursuant to lockbox or other arrangements acceptable to Agent. Borrower shall obtain an agreement (in form and substance satisfactory to Agent) from each lockbox servicer and Dominion Account bank, establishing Agent’s control over and Lien in the lockbox or Dominion Account, which may be exercised by Agent during any Trigger Period, requiring immediate deposit of all remittances received in the lockbox to the Dominion Account (if not otherwise already received directly in the Dominion Account), and waiving offset rights of such servicer or bank, except for customary administrative charges. If a Dominion Account is not maintained with Bank of America, Agent may, during any Trigger Period, require immediate transfer of all funds in such account to the Dominion Account maintained with Bank of America. Agent and Lenders assume no responsibility to Borrower for any lockbox arrangement or the Dominion Account, including any claim of accord and satisfaction or release with respect to any Payment Items accepted by any bank.

8.2.5. Proceeds of Collateral. Borrower shall request in writing and otherwise take all necessary steps to ensure that all payments on Accounts or otherwise relating to Collateral are made directly to the Dominion Account (or a lockbox relating to a Dominion Account). If Borrower or any Subsidiary receives cash or Payment Items with respect to any Collateral, it shall hold same in trust for Agent and promptly (not later than the next Business Day) deposit same into the Dominion Account.

8.3. Administration of Inventory.

8.3.1. Records and Reports of Inventory. Borrower shall keep accurate and complete records of its Inventory and shall submit to Agent inventory reports in form reasonably satisfactory to Agent (i) on a monthly basis on or before the 15th day of each month, (ii) on a weekly basis by the 3rd day of the following week (A) if Availability as of the last Business Day of the respective week shall be less than the greater of (x) $30,000,000 and (y) 30% of the aggregate Commitments or (B) in addition to the requirements in subclause (A), if as of the last Business Day of the respective week there are Loans or Letters of Credit outstanding aggregating more than $25,000,000 or (iii) more frequently if reasonably requested by Agent. Borrower shall conduct a physical inventory at least once per calendar year (and on a more frequent basis if requested by Agent when an Event of Default exists) and periodic cycle counts consistent with historical practices, and shall provide to Agent a report based on each such inventory and count promptly upon completion thereof, together with such supporting information as Agent may request. Agent may participate in and observe each physical count.

8.3.2. Returns of Inventory. Borrower shall not return any Inventory to a supplier, vendor or other Person, whether for cash, credit or otherwise, unless (a) such return is in the Ordinary Course of Business; (b) Agent is promptly notified if the aggregate Value of all Eligible Inventory from any single supplier returned in any month exceeds $1,000,000; and (c) Agent is promptly notified if the aggregate Value of all Inventory returned in any month exceeds (x) $4,000,000 or (y) during the existence of a Default or Event of Default, $2,000,000.

8.3.3. Maintenance. Borrower shall use, store and maintain all Inventory with reasonable care and caution, in accordance with applicable standards of any insurance and in conformity with all Applicable Law, and shall make current rent payments (within applicable grace periods provided for in leases) at all locations where any Collateral is located.

8.4. Administration of Equipment.

8.4.1. Records and Schedules of Equipment. Borrower shall keep accurate and complete records of its Equipment, and shall submit to Agent, on such periodic basis as Agent may request, a current schedule thereof, in form reasonably satisfactory to Agent. Promptly upon request, Borrower shall deliver to Agent evidence of its ownership or interests in any Equipment.

8.4.2. Condition of Equipment. Borrower shall keep its material Equipment that is necessary for the operation of its business in good operating condition and make repairs and all necessary replacements, reasonable wear and tear excepted.

8.5. Administration of Deposit Accounts. Schedule 8.5 of the Disclosure Letter sets forth all Deposit Accounts maintained by Borrower, including the Dominion Account. Borrower shall take all actions necessary to establish Agent’s control of each such Deposit Account (other than an account exclusively used for payroll, payroll taxes or employee benefits, a disbursement account containing not more than $0 at the end of any Business Day, or an account containing not more than $100,000 at any time). Borrower shall be the sole account holder of each Deposit Account and shall not allow any other Person (other than Agent) to have control over a Deposit Account or any Property deposited therein. Borrower shall promptly notify Agent of any opening or closing of a Deposit Account and, with the consent of Agent, will amend Schedule 8.5 of the Disclosure Letter to reflect same.

8.6. General Provisions.

8.6.1. Location of Collateral. All tangible items of Collateral, other than Inventory in transit or in the possession of employees and agents of Borrower, shall at all times be kept by Borrower at the business locations set forth in Schedule 8.6.1 of the Disclosure Letter (as updated by Borrower from time to time to reflect additional locations in the United States), and any new business location in the United States identified by Borrower to Agent.

8.6.2. Insurance of Collateral; Condemnation Proceeds.

(a) Borrower shall maintain insurance with respect to the Collateral, covering casualty, hazard, theft, and other risks, in amounts, with endorsements and with insurers (with a Best Rating of at least A7, unless otherwise approved by Agent) satisfactory to Agent. All proceeds under each policy shall be deposited in the Dominion Account. From time to time upon request, Borrower shall deliver to Agent the originals or certified copies of its insurance policies. Unless Agent shall agree otherwise, each policy shall include reasonably satisfactory endorsements (i) showing Agent as loss payee or additional insured, as appropriate; (ii) requiring 30 days (or such greater period as permitted by insurer in its standard policy) prior written notice to Agent in the event of cancellation of the policy for any reason whatsoever; and (iii) specifying that the interest of Agent shall not be impaired or invalidated by any act or neglect of Borrower or the owner of the Property, nor by the occupation of the premises for purposes more hazardous than are permitted by the policy. If Borrower fails to provide and pay for any insurance, Agent may, at its option, but shall not be required to, procure the insurance and charge Borrower therefor. Borrower agrees to deliver to Agent, promptly as rendered, copies of all reports made to insurance companies. While no Event of Default exists, Borrower may settle, adjust or compromise any insurance claim, as long as the proceeds are deposited in the Dominion Account. If an Event of Default exists, only Agent shall be authorized to settle, adjust and compromise such claims.

(b) Any proceeds of insurance (other than proceeds from workers’ compensation or D&O insurance) and any awards arising from condemnation of any Collateral shall be deposited in the Dominion Account. Borrower shall notify Agent to the extent there occurs any loss, damage or destruction (or any related events of such loss, damage or destruction) of Collateral, whether or not covered by insurance, with an aggregate Fair Market Value of more than $1,000,000. Any such proceeds or awards that relate to Inventory shall be deposited in the Dominion Account.

8.6.3. Protection of Collateral. All expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping any Collateral, all Taxes payable with respect to any Collateral (including any sale thereof), and all other payments required to be made by Agent to any Person to realize upon any Collateral, shall be borne and paid by Borrower. Agent shall not be liable or responsible in any way for the safekeeping of any Collateral, for any loss or damage thereto (except for reasonable care in its custody while Collateral is in Agent’s actual possession), for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency or other Person whatsoever, but the same shall be at Borrower’s sole risk.

8.6.4. Defense of Title to Collateral. Borrower shall at all times defend its title to Collateral and Agent’s Liens therein against all Persons, claims and demands whatsoever, except Permitted Liens.

8.6.5. Collateral Reports. In addition to the periodic reports required to be delivered pursuant to this Section 8, Borrower shall deliver to Agent such other reports as to the Collateral of Borrower as Agent shall reasonably request from time to time.

8.7. Power of Attorney. Borrower hereby irrevocably constitutes and appoints Agent (and all Persons designated by Agent) as Borrower’s true and lawful attorney (and agent-in-fact) for the purposes provided in this Section. Agent, or Agent’s designee, may, without notice and in either its or Borrower’s name, but at the cost and expense of Borrower:

(a) Endorse Borrower’s name on any Payment Item or other proceeds of Collateral (including proceeds of insurance) that come into Agent’s possession or control; and

(b) During the existence of an Event of Default, (i) notify any Account Debtors of the assignment of their Accounts, demand and enforce payment of Accounts by legal proceedings or otherwise, and generally exercise any rights and remedies with respect to Accounts; (ii) settle, adjust, modify, compromise, discharge or release any Accounts or other Collateral, or any legal proceedings brought to collect Accounts or Collateral; (iii) sell or assign any Accounts and other Collateral upon such terms, for such amounts and at such times as Agent deems advisable; (iv) collect, liquidate and receive balances in Deposit Accounts or investment accounts, and take control, in any manner, of proceeds of Collateral; (v) prepare, file and sign Borrower’s name to a proof of claim or other document in a bankruptcy of an Account Debtor, or to any notice, assignment or satisfaction of Lien or similar document; (vi) receive, open and dispose of mail addressed to Borrower, and notify postal authorities to deliver any such mail to an address designated by Agent; (vii) endorse any Chattel Paper, Document, Instrument, bill of lading, or other document or agreement relating to any Accounts, Inventory or other Collateral; (viii) use Borrower’s stationary and sign its name to verifications of Accounts and notices to Account Debtors; (ix) use information contained in any data processing, electronic or information systems relating to Collateral; (x) make and adjust claims under insurance policies; (xi) take any action as may be necessary or appropriate to obtain payment under any letter of credit, banker’s acceptance or other instrument for which Borrower is a beneficiary; and (xii) take all other actions as Agent deems appropriate to fulfill Borrower’s obligations under the Loan Documents.

SECTION 9. REPRESENTATIONS AND WARRANTIES

9.1. General Representations and Warranties. To induce Agent and Lenders to enter into this Agreement and to make available the Commitments, Loans and Letters of Credit, Borrower represents and warrants that:

9.1.1. Organization and Qualification. Each Obligor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each Obligor is duly qualified, authorized to do business and in good standing as a foreign corporation in each jurisdiction where failure to be so qualified could reasonably be expected to have a Material Adverse Effect.

9.1.2. Power and Authority. Each Obligor is duly authorized to execute, deliver and perform its Loan Documents. The execution, delivery and performance of the Loan Documents have been duly authorized by all necessary action, and do not (a) require any consent or approval of any holders of Equity Interests of any Obligor, other than those already obtained; (b) contravene the Organic Documents of any Obligor; (c) violate or cause a default under any Applicable Law or Material Contract; or (d) result in or require the imposition of any Lien (other than Permitted Liens) on any Property of any Obligor.

9.1.3. Enforceability. Each Loan Document is a legal, valid and binding obligation of each Obligor party thereto, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

9.1.4. Capital Structure. Schedule 9.1.4 of the Disclosure Letter (as updated by Borrower from time to time) shows, for Borrower and each Subsidiary, (a) its name, (b) its jurisdiction of organization, (c) its authorized and issued Equity Interests, and (d) the holders of the Equity Interests of each Subsidiary. Except as disclosed on Schedule 9.1.4 of the Disclosure Letter, in the five years preceding the Closing Date, neither Borrower nor any Subsidiary has acquired any substantial assets from any other Person nor been the surviving entity in a merger or combination. Borrower has good title to its Equity Interests in its Subsidiaries, subject only to Agent’s Lien, and all such Equity Interests are duly issued, fully paid and non-assessable.

9.1.5. Title to Properties; Priority of Liens. Each Obligor has good and marketable title to (or valid leasehold interests in) all of its Real Estate, and good title to all of its personal Property, including all Property reflected in any financial statements delivered to Agent or Lenders except as disposed of in the Ordinary Course of Business or as permitted hereunder since the date thereof, in each case free of Liens except Permitted Liens. Each Obligor has paid and discharged all lawful claims that, if unpaid, could become a Lien on its Properties, other than Permitted Liens. All Liens of Agent in the Collateral, excluding any Lien on Collateral, (a) for which a certificate of title is issued and the Agent is not in possession of such certificate of title and listed as first lienholder thereon or (b) which constitutes a Commercial Tort Claim, are duly perfected, first priority Liens, subject only to Permitted Liens that are expressly allowed to have priority over Agent’s Liens.

9.1.6. Accounts. Agent may rely, in determining which Accounts are Eligible Accounts, on all statements and representations made by Borrower with respect thereto. Borrower warrants, with respect to each Account at the time it is shown as an Eligible Account in a Borrowing Base Certificate, that:

(a) it is genuine and in all respects what it purports to be, and is not evidenced by a judgment;

(b) it arises out of a completed, bona fide sale and delivery of goods or rendition of services in the Ordinary Course of Business, and substantially in accordance with any purchase order, contract or other document relating thereto;

(c) it is for a sum certain, maturing as stated in the invoice covering such sale or rendition of services, a copy of which has been furnished or is available to Agent on request;

(d) it is not subject to any offset, Lien (other than Agent’s Lien), deduction, defense, dispute, counterclaim or other adverse condition except as arising in the Ordinary Course of Business;

(e) no purchase order, agreement, document or Applicable Law restricts assignment of the Account to Agent (regardless of whether, under the UCC, the restriction is ineffective), and Borrower is the sole payee or remittance party shown on the invoice;

(f) no extension, compromise, settlement, modification, credit, deduction or return has been authorized with respect to the Account, except discounts or allowances granted in the Ordinary Course of Business for prompt payment that are reflected on the face of the invoice related thereto and in the reports submitted to Agent hereunder; and

(g) to the best of Borrower’s knowledge, (i) there are no facts or circumstances that are reasonably likely to impair the enforceability or collectibility of such Account; and (ii) the Account Debtor continues to meet Borrower’s customary credit standards, is Solvent, is not contemplating or subject to an Insolvency Proceeding, and has not failed, or suspended or ceased doing business.

9.1.7. Financial Statements.

(a) The consolidated and consolidating balance sheets, and related statements of income, cash flow and shareholder’s equity, of Borrower and its Subsidiaries that have been and are hereafter delivered to Agent and Lenders, are prepared in accordance with GAAP, (except for the absence of footnotes and subject to normal year-end adjustments), and fairly present in all material respects the financial positions and results of operations of Borrower and its Subsidiaries at the dates and for the periods indicated. All projections delivered from time to time to Agent and Lenders have been prepared in good faith, based on reasonable assumptions in light of the circumstances at such time. No financial statement delivered to Agent or Lenders at any time contains any untrue statement of a material fact, nor fails to disclose any material fact necessary to make such financial statement not materially misleading at the dates and for the periods indicated therein. Each Obligor is Solvent.

(b) Since December 31, 2008, except as disclosed in any interim financial statement delivered to Agent prior to the date hereof, there has been no change in the condition, financial or otherwise, of Borrower or any Subsidiary that could reasonably be expected to have a Material Adverse Effect.

9.1.8. Surety Obligations. No Obligor is obligated as surety or indemnitor under any bond or other contract that assures payment or performance of any obligation of any Person, except as permitted hereunder.

9.1.9. Taxes. Borrower and each Subsidiary have filed all material federal, state and local tax returns and other reports that it is required by law to file, and has paid, or made provision for the payment of, all material Taxes upon it, its income and its Properties that are due and payable, except to the extent being Properly Contested. The provision for Taxes on the books of Borrower and each Subsidiary is adequate for all years not closed by applicable statutes, and for its current Fiscal Year.

9.1.10. Brokers. There are no brokerage commissions, finder’s fees or investment banking fees payable in connection with any transactions contemplated by the Loan Documents.

9.1.11. Intellectual Property. (a) The operation of the business of Borrower and each Subsidiary as currently conducted or as contemplated to be conducted and the use of the Domestic Intellectual Property Assets in connection therewith do not conflict with, infringe, misappropriate, dilute, misuse or otherwise violate the intellectual property rights of any third party except for such conflicts, infringements, misappropriations, dilutions, misuses or other violations that individually or in the aggregate would not reasonably be expected to result in a Material Adverse Effect and except as disclosed in Schedule 9.1.11 of the Disclosure Letter hereto.

(b) Borrower is the exclusive owner of or is entitled to use by license or otherwise all right, title and interest in and to such Domestic Intellectual Property Assets material to its operations, and is entitled to use such Domestic Intellectual Property Assets subject only to the terms of the Licenses.

(c) The Domestic Intellectual Property Assets set forth on Schedule 9.1.11 of the Disclosure Letter (as updated by Borrower from time to time) hereto includes all of the domestic patents, patent applications, domain names, trademark registrations and applications, copyright registrations and applications and Licenses owned by Borrower as of the date hereof except for “shrink-wrap”, “click-wrap” or “off-the-shelf” licenses, items excluded from Collateral pursuant to Section 7.3 and incidental trademark or copyright licenses included in distribution agreements, promotion agreements, marketing agreements, joint venture agreements, trade show agreements or other similar agreements.

(d) The material Domestic Intellectual Property Assets are subsisting and have not been adjudged invalid or unenforceable in whole or part except as set forth in Borrower’s public filings with the SEC, and to the best of Borrower’s knowledge, all material Domestic Intellectual Property Assets are valid and enforceable except as may be limited by bankruptcy, insolvency or creditors’ rights law generally. Borrower is not aware of any uses of any item of the Domestic Intellectual Property Assets that could reasonably be expected to lead to such item becoming invalid or unenforceable.

(e) Borrower has made or performed all filings, recordings and other acts and has paid all required fees and taxes to maintain and protect its interest in each and every item of such Domestic Intellectual Property Assets material to its operations in full force and effect throughout the United States, and to protect and maintain its interest therein including, without limitation, recordations of any of its interests in the Patents and Trademarks with the U.S. Patent and Trademark Office and in corresponding national and international patent offices, and recordation of any of its interests in the Copyrights with the U.S. Copyright Office and in corresponding national and international copyright offices. Borrower has used proper statutory notice in connection with its use of each patent, trademark and copyright in the Domestic Intellectual Property Assets material to its operations.

(f) Except as set forth in Borrower’s public filings with the SEC, no claim, action, suit, investigation, litigation or proceeding which would reasonably be expected to have a Material Adverse Effect has been asserted or is pending or, to the knowledge of Borrower, threatened against Borrower (i) based upon or challenging or seeking to deny or restrict Borrower’s rights in or use of any of the material Domestic Intellectual Property Assets, (ii) alleging that Borrower’s rights in or use of the material Domestic Intellectual Property Assets infringe, misappropriate, dilute, misuse or otherwise violate any patent, trademark, copyright or any other proprietary right of any third party, or (iii) alleging that the material Domestic Intellectual Property Assets are being licensed or sublicensed in violation or contravention of the terms of any license or other agreement. To Borrower’s knowledge, no Person is engaging in any activity that infringes, misappropriates, dilutes, misuses or otherwise violates the Domestic Intellectual Property Assets material to its operations or Borrower’s rights in or use thereof except to the extent such activity would not reasonably be expected have a Material Adverse Effect. Except as set forth on Schedule 9.1.11 of the Disclosure Letter (as updated by Borrower from time to time) hereto, Borrower has not granted any license with respect to any part of the Domestic Intellectual Property Assets owned by Borrower other than Third Party Licenses, items excluded from Collateral pursuant to Section 7.3, “shrink-wrap”, “click-wrap” or “off-the-shelf” licenses and incidental trademark or copyright licenses included in distribution agreements, promotion agreements, marketing agreements, joint venture agreements, trade show agreements or other similar agreements. The consummation of the transactions contemplated by the Loan Documents will not result in the termination or impairment of any of the material Domestic Intellectual Property Assets.

(g) With respect to each License material to Borrower’s operations: (A) such License is valid and binding and in full force and effect and represents the entire agreement between the respective parties thereto with respect to the subject matter thereof; (B) such License will not cease to be valid and binding and in full force and effect on terms identical to those currently in effect as a result of the rights and interest granted herein, nor will the grant of such rights and interest as set forth herein constitute a breach or default under such License or otherwise give any party thereto a right to terminate such License; (C) Borrower has not received any notice of termination or cancellation under such License; (D) Borrower has not received any notice of a material breach or default under such License, which breach or default has not been cured; (E) Borrower has not granted to any other third party any rights, adverse or otherwise, under such License; and (F) neither Borrower nor to the best of Borrower’s knowledge, any other party to such License is in breach or default thereof in any material respect, and no event has occurred that, with notice or lapse of time or both, would constitute such a material breach or default or permit termination, modification or acceleration under such License.

(h) To the best of Borrower’s knowledge, (A) none of the Trade Secrets material to the operations of Borrower has been used, divulged, disclosed or appropriated to the detriment of Borrower for the benefit of any other Person other than Borrower; (B) no employee, independent contractor or agent of Borrower has misappropriated any trade secrets of any other Person in the course of the performance of his or her duties as an employee, independent contractor or agent of Borrower; and (C) no employee, independent contractor or agent of Borrower is in default or breach in any material respect of any term of any employment agreement, non-disclosure agreement, assignment of inventions agreement or similar agreement or contract relating in any way to the protection, ownership, development, use or transfer of Borrower’s Domestic Intellectual Property Assets material to its operations.

(i) Except as set forth in Borrower’s public filings with the SEC, neither Borrower nor any material Domestic Intellectual Property Asset is subject to any outstanding consent, settlement, decree, order, injunction, judgment or ruling restricting the use in any material respect of any such Domestic Intellectual Property Assets or that would materially impair the validity or enforceability of such Domestic Intellectual Property Assets.

9.1.12. Governmental Approvals. Borrower and each Subsidiary have, is in material compliance with, and is in good standing with respect to, all Governmental Approvals necessary to conduct its business and to own, lease and operate its Properties. All necessary import, export or other licenses, permits or certificates for the import or handling of any goods or other Collateral have been procured and are in effect, and Borrower and its Subsidiaries have complied with all foreign and domestic laws with respect to the shipment and importation of any goods or Collateral, except where noncompliance could not reasonably be expected to have a Material Adverse Effect.

9.1.13. Compliance with Laws. Borrower and each Subsidiary have duly complied, and its Properties and business operations are in compliance, in all material respects with all Applicable Law, except where noncompliance could not reasonably be expected to have a Material Adverse Effect. There have been no citations, notices or orders of noncompliance issued to Borrower or any Subsidiary under any Applicable Law except where noncompliance could not reasonably be expected to have a Material Adverse Effect. No Inventory has been produced in violation of the FLSA.

9.1.14. Compliance with Environmental Laws. Except as disclosed on Schedule 9.1.14 of the Disclosure Letter, neither Borrower’s nor any Subsidiary’s past or present operations, Real Estate or other Properties are subject to any federal, state or local investigation to determine whether any remedial action is needed to address any environmental pollution, hazardous material or environmental clean-up. The operations and properties of Obligors comply in all respects with all applicable Environmental Laws and Environmental Permits except where such noncompliance could not reasonably be expected to have a Material Adverse Effect, and no circumstances exist that could reasonably be expected to (a) form the basis of an Environmental Claim against Borrower, any of its Subsidiaries or any of their properties that could reasonably be expected to have a Material Adverse Effect or (b) cause any such property to be subject to any restrictions on ownership, occupancy, use or transferability under the Environmental Law that could reasonably be expected to have a Material Adverse Effect.

9.1.15. Burdensome Contracts. No Obligor is a party or subject to any contract, agreement or charter restriction that could reasonably be expected to have a Material Adverse Effect. No Obligor is party or subject to any Restrictive Agreement that prohibits the execution, delivery or performance of any Loan Document by an Obligor.

9.1.16. Litigation. Except as shown on Schedule 9.1.16 of the Disclosure Letter, there are no proceedings or investigations pending or, to Borrower’s knowledge, threatened against Borrower or any Subsidiary, or any of their businesses, operations, Properties, prospects or conditions, that (a) relate to any Loan Documents or transactions contemplated thereby; or (b) could reasonably be expected to have a Material Adverse Effect if determined adversely to Borrower or any Subsidiary. Except as shown on such Schedule, no Obligor has a Commercial Tort Claim (other than, as long as no Default or Event of Default exists, a Commercial Tort Claim for less than $500,000). Neither Borrower nor any Subsidiary is in default with respect to any order, injunction or judgment of any Governmental Authority that could reasonably be expected to have a Material Adverse Effect.

9.1.17. No Defaults. No event or circumstance exists that constitutes a Default or Event of Default. No Obligor is in default under any Material Contract that could reasonably be expected to have a Material Adverse Effect.

9.1.18. ERISA. Except as disclosed on Schedule 9.1.18 of the Disclosure Letter:

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code, and other federal and state laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or has been adopted using a prototype plan that is the subject of a favorable opinion letter on which the Plan sponsor is entitled to rely from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification. Each Obligor and ERISA Affiliate has made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b) There are no pending or, to the knowledge of Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted in or could reasonably be expected to have a Material Adverse Effect.

(c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) no Obligor or ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) no Obligor or ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) no Obligor or ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

9.1.19. Trade Relations. There exists no actual or, to the best of Borrower’s knowledge, threatened, termination or modification of any business relationship between any Loan Party and any customer or supplier, or any group of customers or suppliers, and there exists no condition or circumstance that could reasonably be expected to impair the ability of any Loan Party to conduct its business at any time hereafter in substantially the same manner as conducted on the Closing Date, in each case which could reasonably be expected to have a Material Adverse Effect.

9.1.20. Labor Relations. Except as described on Schedule 9.1.20, of the Disclosure Letter as of the Closing Date, no Obligor is party to or bound by any collective bargaining agreement. There are no material grievances, disputes or controversies with any union or other organization of any Obligor’s employees, or, to Borrower’s knowledge, any asserted or threatened strikes, work stoppages or demands for collective bargaining.

9.1.21. Not a Regulated Entity. No Obligor is (a) an “investment company” or a “person directly or indirectly controlled by or acting on behalf of an investment company” within the meaning of the Investment Company Act of 1940; or (b) subject to regulation under the Federal Power Act, the Interstate Commerce Act, any public utilities code or any other Applicable Law regarding its authority to incur Debt.

9.1.22. Margin Stock. Neither Borrower nor any Subsidiary is engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No Loan proceeds or Letters of Credit will be used by Borrower to purchase or carry, or to reduce or refinance any Debt incurred to purchase or carry, any Margin Stock or for any related purpose governed by Regulations T, U or X of the Board of Governors.

9.2. Complete Disclosure. No Loan Document contains any untrue statement of a material fact, nor when viewed together with Borrower’s periodic reports filed under the Exchange Act and the rules and regulations promulgated thereunder fails to disclose any material fact necessary to make the statements contained therein not materially misleading (in each case as modified or supplemented by other information so furnished by Borrower) at the time such statements were made. There is no fact or circumstance that Borrower has failed to disclose to Agent in writing or is included in its periodic reports filed under the Exchange Act and the rules and regulations promulgated thereunder that could reasonably be expected to have a Material Adverse Effect.

SECTION 10. COVENANTS AND CONTINUING AGREEMENTS

10.1. Affirmative Covenants. As long as any Commitments or Obligations are outstanding, Borrower shall, and shall cause each Subsidiary to:

10.1.1. Inspections; Appraisals.

(a) Permit Agent from time to time, subject (except when a Default or Event of Default exists) to reasonable notice and normal business hours, to visit and inspect the Properties of Borrower or any Subsidiary, inspect, audit and make extracts from Borrower’s or any Subsidiary’s books and records, and discuss with its officers, employees, agents, advisors and independent accountants Borrower’s or such Subsidiary’s business, financial condition, assets, prospects and results of operations. Lenders may participate in any such visit or inspection, at their own expense. Neither Agent nor any Lender shall have any duty to Borrower to make any inspection, nor to share any results of any inspection, appraisal or report with Borrower. Borrower acknowledges that all inspections, appraisals and reports are prepared by Agent and Lenders for their purposes, and Borrower shall not be entitled to rely upon them.

(b) Reimburse Agent for all charges, costs and expenses of Agent in connection with (i) examinations of any Obligor’s books and records or any other financial or Collateral matters as Agent deems appropriate, up to two times per Loan Year or up to three times per Loan Year in any Loan Year in which Availability is less than 30% of the aggregate Commitments; and (ii) appraisals of Inventory and Equipment up to two times per Loan Year or up to three times per Loan Year in any Loan Year in which Availability is less than 30% of the aggregate Commitments; provided, however, that if an examination or appraisal is initiated during a Default or Event of Default, all charges, costs and expenses therefor shall be reimbursed by Borrower without regard to such limits. Subject to and without limiting the foregoing, Borrower specifically agrees to pay Agent’s then standard charges for each day that an employee of Agent or its Affiliates is engaged in any examination activities, and shall pay the standard charges of Agent’s internal appraisal group. This Section shall not be construed to limit Agent’s right to conduct examinations or to obtain appraisals at any time in its reasonable discretion, nor to use third parties for such purposes.

10.1.2. Financial and Other Information. Keep adequate records and books of account with respect to its business activities, in which proper entries are made in accordance with GAAP reflecting all financial transactions; and furnish to Agent:

(a) as soon as available, and in any event within 90 days after the close of each Fiscal Year, balance sheets as of the end of such Fiscal Year and the related statements of income, cash flow and shareholders’ equity for such Fiscal Year, on consolidated and consolidating bases for Borrower and its Subsidiaries, which consolidated statements shall be audited and certified (without qualification) by a firm of independent certified public accountants of recognized standing selected by Borrower and acceptable to Agent, and shall set forth in comparative form corresponding figures for the preceding Fiscal Year and other information acceptable to Agent;

(b) as soon as available, and in any event within 30 days after the end of each month (but within 45 days after the last month in a Fiscal Quarter), unaudited balance sheets as of the end of such month and the related statements of income and cash flow for such month and for the portion of the Fiscal Year then elapsed, on consolidated and consolidating bases for Borrower and its Subsidiaries, setting forth in comparative form corresponding figures for the preceding Fiscal Year and certified by the chief financial officer of Borrower as prepared in accordance with GAAP and fairly presenting the financial position and results of operations for such month and period, subject to normal year-end adjustments and the absence of footnotes;

(c) concurrently with delivery of financial statements under clauses (a) and (b) above, or more frequently if requested by Agent while a Default or Event of Default exists, a Compliance Certificate executed by the chief financial officer of Borrower;

(d) as soon as available, but in any event not later than 15 days after Borrower’s receipt thereof, copies of all final management letters and other material reports submitted to Borrower by its accountant;

(e) not later than 60 days after the beginning of each Fiscal Year, projections of Borrower’s consolidated balance sheets, results of operations, and cash flow for the next Fiscal Year, month by month;

(f) at Agent’s request, a listing of Borrower’s trade payables, specifying the trade creditor and balance due, and a detailed trade payable aging, all in form satisfactory to Agent;

(g) promptly after the sending or filing thereof, copies of any proxy statements, financial statements or reports that Borrower has made generally available to its shareholders;

(h) promptly after the sending or filing thereof, copies of any annual report to be filed in connection with each Plan; and

(i) such other reports and information (financial or otherwise) as Agent may request from time to time in connection with any Collateral or Borrower’s, any Subsidiary’s or other Obligor’s financial condition or business.

Documents required to be delivered pursuant to Section 10.1.2 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and Agent have access (whether a commercial, third-party website or whether sponsored by Agent).

10.1.3. Notices. Notify Agent and Lenders in writing, promptly after Borrower’s obtaining knowledge thereof, of any of the following that affects an Obligor: (a) within 3 Business Days after a Senior Officer becomes aware of the threat or commencement of any proceeding or investigation, whether or not covered by insurance, if an adverse determination could reasonably be expected to have a Material Adverse Effect; (b) within 3 Business Days after a Senior Officer becomes aware of any pending or threatened labor dispute, strike or walkout which could reasonably be expected to have a Material Adverse Effect; (c) within 1 Business Day after a Senior Officer becomes aware of the existence of any Default or Event of Default; (d) the assertion of any Intellectual Property Claim, if an adverse resolution could have a Material Adverse Effect; (e) within 10 Business Days after a Senior Officer becomes aware of any violation or asserted violation of any Applicable Law (including ERISA, OSHA, FLSA, or any Environmental Laws), if an adverse resolution could reasonably be expected to have a Material Adverse Effect; (f) (i) within 10 Business Days after a Senior Officer becomes aware of the occurrence of any ERISA Event or a prohibited transaction (as defined in Sections 406 of ERISA and 4975 of the Code) and when known, any action taken or threatened by the IRS, the DOL or the PBGC with respect thereto, (ii) upon request, or, in the event that such filing reflects a significant change with respect to the matters covered thereby, within ten (10) Business Days after the filing thereof with the PBGC, the DOL or the IRS, as applicable, a copy of each funding waiver request filed with the PBGC, the DOL or the IRS with respect to any Plan and all communications received by the Borrower or any ERISA Affiliate from the PBGC, the DOL or the IRS with respect to such request and (iii) within ten (10) Business Days after the occurrence thereof, any failure by the Borrower or any ERISA Affiliate to make a required installment or any other required payment under Section 412 of the Code on or before the due date for such installment or payment; (g) the discharge of or any withdrawal or resignation by Borrower’s independent accountants; or (h) any change in the Borrower’s name, state of organization, locations of Collateral (except in connection with ordinary course transactions), or form of organization, trade names under which the Borrower will sell Inventory or create Accounts, or to which instruments in payment of Accounts may be made payable, in each case at least thirty (30) days prior thereto.

10.1.4. Landlord and Storage Agreements. Upon reasonable request, provide Agent with copies of all existing agreements, and promptly after execution thereof provide Agent with copies of all future agreements, between an Obligor and any landlord, warehouseman, processor, shipper, bailee or other Person that owns any premises at which any Collateral may be kept or that otherwise may possess or handle any Collateral included in the Borrowing Base.

10.1.5. Compliance with Laws. Comply with all Applicable Laws, including ERISA, Environmental Laws, OSHA, Anti-Terrorism Laws, and laws regarding collection and payment of Taxes, and maintain all Governmental Approvals necessary to the ownership of its Properties or conduct of its business, unless failure to comply (other than failure to comply with Anti-Terrorism Laws) or maintain could not reasonably be expected to have a Material Adverse Effect, provided that Borrower shall take all steps to assure that all Inventory is produced in accordance with the FLSA. Without limiting the generality of the foregoing, if any Environmental Release occurs at or on any Properties of Borrower or any Subsidiary, it shall act promptly and diligently to investigate and report to Agent and all appropriate Governmental Authorities the extent of, and to make appropriate remedial action to eliminate, such Environmental Release, whether or not directed to do so by any Governmental Authority.

10.1.6. Taxes. Pay and discharge all Taxes prior to the date on which they become delinquent or penalties attach, unless such Taxes are being Properly Contested.

10.1.7. Insurance. In addition to the insurance required hereunder with respect to Collateral, maintain insurance with insurers (with a Best Rating of at least A7, unless otherwise approved by Agent) satisfactory to Agent, (a) with respect to the Properties and business of Borrower and its Subsidiaries of such type (including product liability, workers’ compensation, larceny, embezzlement, or other criminal misappropriation insurance), in such amounts, and with such coverages and deductibles as are customary for companies similarly situated; and (b) business interruption insurance in an amount not less than $30,000,000, with deductibles satisfactory to Agent.

10.1.8. Licenses. (a) Subject to Section 10.1.8(d), with respect to each item of its Domestic Intellectual Property Assets material to its operations, Borrower agrees to take, at its expense, all necessary steps, including, without limitation, in the U.S. Patent and Trademark Office, the U.S. Copyright Office and any other Governmental Authority, to (i) maintain the validity and enforceability of such Domestic Intellectual Property Assets and maintain such Domestic Intellectual Property Assets in full force and effect, and (ii) pursue the registration and maintenance of each patent, trademark, or copyright registration or application, now or hereafter included in such Domestic Intellectual Property Assets of Borrower, including, without limitation, the payment of required fees and taxes, the filing of responses to office actions issued by the U.S. Patent and Trademark Office, the U.S. Copyright Office or other Governmental Authorities, the filing of applications for renewal or extension, the filing of affidavits under Sections 8 and 15 of the U.S. Trademark Act, the filing of divisional, continuation, continuation-in-part, reissue and renewal applications or extensions, the payment of maintenance fees and the participation in interference, reexamination, opposition, cancellation, infringement and misappropriation proceedings. Borrower shall not, without the written consent of Agent (which consent shall not be unreasonably withheld or delayed), discontinue use of or otherwise abandon any Domestic Intellectual Property Assets, or abandon any right to file an application for patent, trademark, or copyright, unless Borrower shall have previously determined that such use or the pursuit or maintenance of such Domestic Intellectual Property Assets is no longer desirable in the conduct of Borrower’s business and that the loss thereof would not be reasonably likely to have a Material Adverse Effect, in which case, Borrower will give prompt notice of any such abandonment to Agent.

(b) Borrower agrees promptly to notify Agent if Borrower becomes aware (i) that any item of the Domestic Intellectual Property Assets material to its operations may have become abandoned, placed in the public domain, invalid or unenforceable, or of any adverse determination or development regarding Borrower’s ownership of any of the Domestic Intellectual Property Assets or its right to register the same or to keep and maintain and enforce the same, or (ii) of any adverse determination or the institution of any proceeding (including, without limitation, the institution of any proceeding in the U.S. Patent and Trademark Office or any court) regarding any item of the Domestic Intellectual Property Assets material to its operations.

(c) In the event that Borrower becomes aware that any item of the Domestic Intellectual Property Assets material to its operations is being infringed or misappropriated by a third party, Borrower shall promptly notify Agent and shall take such actions, at its expense, as Borrower or Agent deems reasonable and appropriate under the circumstances to protect or enforce such Domestic Intellectual Property Assets, including, without limitation, suing for infringement or misappropriation and for an injunction against such infringement or misappropriation.

(d) Borrower shall use proper statutory notice in connection with its use of each item of its Domestic Intellectual Property Assets. Borrower shall not do or permit any act or knowingly omit to do any act whereby any of its Domestic Intellectual Property Assets may lapse or become invalid or unenforceable or placed in the public domain unless Borrower shall have previously determined in its reasonable business judgment that such use or the maintenance or pursuit of such Domestic Intellectual Property Assets is no longer desirable in the conduct of Borrower’s business and that the loss thereof would not be reasonably likely to, individually or in the aggregate, have a Material Adverse Effect.

(e) Borrower shall take all steps which it or Agent deems reasonable and appropriate under the circumstances to preserve and protect each item of its Domestic Intellectual Property Assets material to its operations, including, without limitation, maintaining the quality of any and all products or services used or provided in connection with any of the Trademarks, consistent with the quality of the products and services as of the date hereof, and taking all steps necessary to ensure that all licensed users of any of the Trademarks use such consistent standards of quality.

(f) With respect to its Domestic Intellectual Property Assets, Borrower agrees to execute or otherwise authenticate an agreement, in substantially the form set forth in Exhibit D hereto or otherwise in form and substance reasonably satisfactory to Agent (an “Intellectual Property Security Agreement”), for recording the security interest granted hereunder to Agent in such Domestic Intellectual Property Assets with the U.S. Patent and Trademark Office, the U.S. Copyright Office and any other Governmental Authorities necessary to perfect the security interest hereunder in such Domestic Intellectual Property Assets.

(g) Borrower agrees that should it obtain an ownership interest in any item of the type set forth in the definition of “Domestic Intellectual Property Assets” that is not on the date hereof a part of the Domestic Intellectual Property Assets that are part of the Collateral (“After-Acquired Intellectual Property”) (i) the provisions of this Agreement shall automatically apply thereto, and (ii) any such After-Acquired Intellectual Property and, in the case of domestic trademarks, the goodwill symbolized thereby, shall automatically become part of the Domestic Intellectual Property Assets subject to the terms and conditions of this Agreement with respect thereto. At the end of each fiscal year of Borrower, Borrower shall give written notice to Agent identifying the After-Acquired Intellectual Property acquired during such fiscal year, and Borrower shall execute and deliver to Agent with such written notice, or otherwise authenticate, an agreement substantially in the form of Exhibit E hereto or otherwise in form and substance reasonably satisfactory to Agent (an “IP Security Agreement Supplement”) covering such After-Acquired Intellectual Property, which IP Security Agreement Supplement shall be recorded with the U.S. Patent and Trademark Office, the U.S. Copyright Office and any other Governmental Authorities necessary to perfect the security interest hereunder in such After-Acquired Intellectual Property.

10.1.9. Future Subsidiaries.

(a) Except with respect to any Subsidiary which is an Immaterial Subsidiary, promptly notify Agent upon any Person becoming a Subsidiary and any Immaterial Subsidiary which ceases to qualify as an Immaterial Subsidiary and, if such Person is not a Foreign Subsidiary, cause it to guaranty the Obligations in a manner reasonably satisfactory to Agent, and to execute and deliver such documents, instruments and agreements and to take such other actions as Agent shall require to evidence and perfect a Lien in favor of Agent (for the benefit of Secured Parties) on all assets of such Person (subject to the exclusions contained in Sections 7.3 and 7.7 hereof), including delivery of such legal opinions, in form and substance reasonably satisfactory to Agent, as it shall deem appropriate; except that any Domestic Subsidiary formed or acquired in connection with a Permitted Acquisition shall be required to pledge its assets hereunder only to the extent permitted by the obligations to which it is then subject, including Acquisition Debt.

(b) In the event that any Person becomes a first-tier Foreign Subsidiary (other than LeapFrog Edu-Tech (China) Co., Ltd. and any Foreign Subsidiary which is an Immaterial Subsidiary) of Borrower (to the extent that Borrower or any of its Subsidiaries owns at least 80% of the total outstanding Equity Interests of such Foreign Subsidiary) or of any Domestic Subsidiary after the Closing Date, Borrower shall promptly notify Agent of that fact and use its commercially reasonable efforts to take or cause to be taken all such actions, execute and deliver or cause to be executed and delivered all such agreements, documents and instruments and make or cause to be made all such filings and recordings that may be necessary or, in the opinion of Agent, desirable in order to create in favor of Agent, for the benefit of the Lenders, a valid and perfected security interest in sixty five percent (65%) of the Equity Interests of such Foreign Subsidiary owned by Borrower or such Domestic Subsidiary; provided, however, that no action shall be required to be taken by Borrower with respect to the Equity Interests of any Foreign Subsidiary pursuant to this subsection in the event that the pledge of such Equity Interests would result in a significant tax liability to Borrower or any of its Domestic Subsidiaries or would otherwise be impracticable.

10.1.10. Matters Relating to Additional Real Property Collateral. From and after the Closing Date, in the event that (i) any Obligor acquires any fee interest in real property with an appraised value in excess of $1,000,000 or (ii) at the time any Person becomes a Guarantor, such Person owns or holds any fee interest in real property with an appraised value in excess of $1,000,000, excluding (in the case of clause (ii) above) the then-existing senior lienholder, where the applicable Obligor or such Guarantor is unable to obtain such senior lienholder’s consent (any such non-excluded Real Estate described in the foregoing clause (i) or (ii) being an “Additional Mortgaged Property”), deliver to Agent, as soon as practicable after such Obligor acquires such Additional Mortgaged Property or becomes a Guarantor, as the case may be, the following:

(a) Additional Mortgage. A fully executed and notarized Mortgage (an “Additional Mortgage”), duly recorded in all appropriate places in all applicable jurisdictions, encumbering the interest of such Obligor in such Additional Mortgaged Property;

(b) Opinions of Counsel. A favorable opinion of counsel to such Obligor, in form and substance reasonably satisfactory to Agent and its counsel, as to the due authorization, execution and delivery by such Obligor of such Additional Mortgage and such other matters as Agent may reasonably request;

(c) Title Insurance. (i) If required by Agent, an ALTA mortgagee title insurance policy or an unconditional commitment therefor (an “Additional Mortgage Policy”) issued by the title company with respect to such Additional Mortgaged Property, in an amount reasonably satisfactory to Agent (which in the absence of a Default or Event of Default shall be an amount not to exceed ten percent (10%) of the gross book value of such Additional Mortgaged Property), insuring fee simple title to such Additional Mortgaged Property vested in such Obligor and assuring Agent that such Additional Mortgage creates a valid and enforceable first priority mortgage lien on such Additional Mortgaged Property, subject only to a standard survey exception and such other exceptions as are customary or are reasonably acceptable to Agent, and (ii) evidence reasonably satisfactory to Agent that such Obligor has (1) delivered to such title company all certificates and affidavits required by such title company in connection with the issuance of the Additional Mortgage Policy and (2) paid to such title company or to the appropriate Governmental Authorities all expenses and premiums of such title company in connection with the issuance of the Additional Mortgage Policy and all recording and stamp taxes (including mortgage recording and intangible taxes) payable in connection with recording the Additional Mortgage in the appropriate real estate records;

(d) Title Report. If no Additional Mortgage Policy is required with respect to such Additional Mortgaged Property, a title report issued by the applicable title company with respect thereto, dated not more than thirty (30) days prior to the date such Additional Mortgage is to be recorded and reasonably satisfactory in form and substance to Agent;

(e) Copies of Documents Relating to Title Exceptions. Copies of all recorded documents listed as exceptions to title or otherwise referred to in the Additional Mortgage Policy or title report delivered pursuant to clause (c) or (d) above; and

(f) Matters Relating to Flood Hazard Properties. (i) Evidence, which may be in the form of a letter from an insurance broker or a municipal engineer, as to (1) whether such Additional Mortgaged Property is a Flood Hazard Property and (2) if so, whether the community in which such Flood Hazard Property is located is participating in the National Flood Insurance Program, (ii) if such Additional Mortgaged Property is a Flood Hazard Property, such Obligor’s written acknowledgement of receipt of written notification from Agent (1) that such Additional Mortgaged Property is a Flood Hazard Property and (2) as to whether the community in which such Flood Hazard Property is located is participating in the National Flood Insurance Program, and (c) in the event such Additional Mortgaged Property is a Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, evidence that the Borrower has obtained flood insurance in respect of such Flood Hazard Property to the extent required under the applicable regulations of the Board of Governors of the Federal Reserve System.

10.1.11. Borrowing Base Cash Collateral Account. (a) On each Business Day that any cash or Cash Equivalents in the Borrowing Base Cash Collateral Account is included in the Borrowing Base, Borrower shall deliver to Agent, in such detail as Agent shall request, information identifying the amounts of cash and Cash Equivalents held as of the end of the immediately preceding Business Day in each account included in the Borrowing Base Cash Collateral Account.

(b) Borrower shall not, and shall not permit any of its Subsidiaries to, withdraw any cash or Cash Equivalents from the Borrowing Base Cash Collateral Account unless (i) Borrower has provided Agent with at least one Business Day prior notice of such withdrawal; and (ii) after giving effect to such withdrawal, the aggregate Loans do not exceed the Borrowing Base.

10.2. Negative Covenants. As long as any Commitments or Obligations are outstanding, Borrower shall not, and shall cause each Subsidiary not to (except that with regard to Sections 10.2.1, 10.2.2, 10.2.3 and 10.2.13, as long as any Commitments or Obligations are outstanding, Borrower shall not, and shall cause each Domestic Subsidiary not to):

10.2.1. Permitted Debt. Create, incur, guarantee or suffer to exist any Debt, except:

(a) the Obligations;

(b) Subordinated Debt and unsecured senior Debt, provided that the weighted average life to maturity of all such unsecured senior Debt is not earlier than six months after the Revolver Termination Date;

(c) Permitted Purchase Money Debt;

(d) Borrowed Money (other than the Obligations, Subordinated Debt and Permitted Purchase Money Debt) described in Schedule 10.2.1 of the Disclosure Letter, but only to the extent outstanding on the Closing Date and not satisfied with proceeds of the initial Loans;

(e) Bank Product Debt;

(f) Debt entered into in connection with any transaction permitted under Section 10.2.9 (“Acquisition Debt”), provided that immediately prior to and immediately following the consummation of such transaction Borrower is, and will be, in compliance with the Fixed Charge Coverage Ratio (determined for the four Fiscal Quarters ending on the last day of the Fiscal Quarter immediately preceding such transaction and on a pro forma basis as if such Acquisition Debt had been outstanding during such four Fiscal Quarters) set forth in Section 10.3.1 hereof whether or not at the time of such transaction Borrower is otherwise required to comply with the provisions of Section 10.3.1;

(g) Permitted Contingent Obligations;

(h) Refinancing Debt as long as each Refinancing Condition is satisfied;

(i) intercompany Debt among Borrower and its Subsidiaries (i) to the extent the corresponding investment in such Debt by the lender would be permitted under Section 10.2.5 (1), (2), (3), (4), (5), (6), (7) or (8), (ii) arising in connection with the purchases of inventory or raw materials in the Ordinary Course of Business in an amount not to exceed the purchase price thereof and any related servicing fees, or (iii) arising in connection with a disposition permitted under clause (j) of the definition of Permitted Asset Disposition;

(j) mortgage Debt existing or incurred at the time of acquisition of the underlying Real Property, provided that immediately prior to and immediately following the consummation of such transaction Borrower is, and will be, in compliance with the Fixed Charge Coverage Ratio (determined for the four Fiscal Quarters ending on the last day of the Fiscal Quarter immediately preceding such transaction and on a pro forma basis as if such mortgage Debt had been outstanding during such four Fiscal Quarters) set forth in Section 10.3.1 hereof whether or not at the time of such transaction Borrower is otherwise required to comply with the provisions of Section 10.3.1;

(k) Debt (other than Debt permitted by Section 10.2.1(i)) incurred by (i) Pledged Foreign Subsidiaries in an aggregate amount not to exceed $50,000,000 and (ii) Unpledged Foreign Subsidiaries in an aggregate amount not to exceed $50,000,000;

(l) Debt in a principal amount not in excess of $10,000,000 secured solely by certain auction rate securities owned by the Borrower as of the Closing Date;

(m) Guaranties of Debt to the extent the Borrower or such Subsidiary would be permitted to incur or maintain such Debt as a primary obligation under this Section 10.2.1;

(n) Guaranties of the Obligations in favor of Agent for the benefit of the respective Secured Parties;

(o) unsecured Debt under any Hedging Transactions, provided that such transaction is entered into for risk management purposes and not for speculative purposes;

(p) Debt under any stand-by claims purchase agreement or similar agreement relating to the recovery of doubtful accounts receivable from Borrower’s customers;

(q) Debt that is not included in any of the preceding clauses of this Section, is not secured by a Lien and does not exceed $5,000,000 in the aggregate at any time.

10.2.2. Permitted Liens. Create or suffer to exist any Lien upon any of its Property, except the following (collectively, “Permitted Liens”):

(a) Liens in favor of Agent for the benefit of the respective Secured Parties, to secure the respective Obligations;

(b) Purchase Money Liens securing Permitted Purchase Money Debt;

(c) Liens for Taxes not yet due or being Properly Contested;

(d) materialmen’s mechanics’, workmen’s and repairmen’s Liens securing obligations (other than Debt for borrowed money) which are not overdue for more than thirty (30) days and carriers’ and warehousemen’s Liens and other similar Liens arising in the Ordinary Course of Business securing obligations (other than Debt for Borrowed Money) which are not overdue more than fifteen (15) days or, in each case, which are Properly Contested;

(e) Liens consisting of pledges or deposits made in the Ordinary Course of Business in connection with, or to secure payment of, obligations under worker’s compensation, unemployment insurance, social security and other similar laws, or to secure the performance of bids, tenders or contracts (other than for the repayment of Debt) or to secure indemnity, performance or other similar bonds for the performance of bids, tenders or contracts (other than for the repayment of Debt) or to secure statutory obligations (other than liens arising under ERISA or Environmental Liens) or surety or appeal bonds, or to secure indemnity, performance or other similar bonds;

(f) Liens arising in the Ordinary Course of Business that are subject to Lien Waivers;

(g) Liens arising from judgments and attachments in connection with court proceedings, provided that the attachment or enforcement of such Liens would not result in an Event of Default hereunder and such Liens are being Properly Contested and no material Property is subject to a material risk of loss or forfeiture and the claims in respect of such Liens are fully covered by insurance (subject to ordinary and customary deductibles) and a stay of execution pending appeal or proceeding for review is in effect;

(h) Liens constituting encumbrances in the nature of reservations, exceptions, encroachments, easements, rights-of-way, restrictions, covenants running with the land, and other similar title exceptions or encumbrances affecting any Real Estate; provided that they do not in the aggregate materially detract from the value of the Real Estate or materially interfere with its use in the Ordinary Course of Business;

(i) Liens arising solely by virtue of any statutory or common law provision relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depositary institution, or by virtue of the terms of an account agreement relating to a deposit account not required pursuant to the Loan Documents to be subject to a Deposit Account Control Agreement; provided that (i) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Borrower or any of its Subsidiaries owning the affected deposit account or other funds maintained with a creditor depository institution in excess of those set forth by regulations promulgated by the Federal Reserve Board or any foreign regulatory agency performing an equivalent function, and (ii) such deposit account is not intended by the Borrower or any of its Subsidiaries to provide collateral (other than such as in ancillary to the establishment of such deposit account) to the depository institution; and

(j) existing Liens shown on Schedule 10.2.2 of the Disclosure Letter securing Debt shown on Schedule 10.2.1 of the Disclosure Letter and any renewals or extensions thereof, provided that the property covered thereby is not increased (except as contemplated thereby) and any renewal or extension of the obligations secured or benefited thereby is permitted hereunder;

(k) Liens in favor of customs and revenue authorities arising in the Ordinary Course of Business and as a matter of law or pursuant to a bond to secure payment of customs duties in connection with the importation of goods;

(l) Liens created pursuant to applications or reimbursement agreements pertaining to letters of credit which encumber documents and goods of a Person constituting part of the goods covered by the applicable letter of credit and the products and proceeds thereof;

(m) Liens in favor of the counterparty to a repurchase agreement entered into in the Ordinary Course of Business on the cash and Cash Equivalents that are the subject of such repurchase agreement;

(n) any interest or title of a lessor or a sublessor and any restriction or encumbrance to which the interest or title of such lessor or sublessor may be subject that is incurred in the Ordinary Course of Business and, either individually or when aggregated with all other Permitted Liens in effect on any date of determination, could not be reasonably expected to have a Material Adverse Effect;

(o) leases or subleases and licenses and sublicenses granted to others in the Ordinary Course of Business not interfering with the ordinary conduct of the business of the grantor thereof;

(p) Liens, assignments and pledges or rights to receive premiums, interest or loss payments or otherwise arising in connection with any insurance or reinsurance agreements pertaining to losses covered by insurance, and Liens (including, without limitation and to the extent constituting Liens, negative pledges) in favor of insurers or reinsurers on pledges or deposits by Borrower or any of its Subsidiaries under workmen’s compensation laws, unemployment insurance laws or similar legislation;

(q) Liens on property of any Foreign Subsidiary;

(r) Liens securing Debt permitted under Section 10.2.1(h);

(s) Liens securing Debt permitted under Section 10.2.1(f), provided that such Liens relate only to assets that are acquired as part of a transaction permitted by Section 10.2.9(a)(ii) that are not owned by an Obligor and are not included in the Borrowing Base;

(t) Liens securing Debt permitted under Section 10.2.1(k);

(u) Liens on auction rate securities owned by Borrower as of the Closing Date to secure Debt permitted under Section 10.2.1(l);

(v) Liens in favor of distributors in connection with exclusive distribution licenses; and

(w) other Liens securing Debt in an aggregate principal amount not to exceed $2,000,000 at any time.

10.2.3. Amendments to Subordinated Debt. Amend, supplement or otherwise modify any document, instrument or agreement relating to any Subordinated Debt, if such modification (a) increases the principal balance of such Debt, or increases any required payment of principal or interest; (b) accelerates the date on which any installment of principal or any interest is due, or adds any additional redemption, put or prepayment provisions; (c) shortens the final maturity date or otherwise accelerates amortization; (d) increases the interest rate; (e) increases or adds any fees or charges; (f) modifies any covenant in a manner or adds any representation, covenant or default that is more onerous or restrictive in any material respect for Borrower or any Subsidiary, or that is otherwise materially adverse to Borrower, any Subsidiary or Lenders; or (g) results in the Obligations not being fully benefited by the subordination provisions thereof.

10.2.4. Distributions; Upstream Payments. (i) Declare or make any Distributions, except (a) Upstream Payments, (b) Distributions to Borrower or any Subsidiary as part of a spin-off or otherwise by any Subsidiary, (c) Distributions by non-wholly owned Subsidiaries to the extent such Distribution is made pro rata to all owners of such non-wholly owned Subsidiary, (d) repurchases of Equity Interests pursuant to an option exchange program approved by Borrower’s stockholders, (e) repurchases of Equity Interests deemed to occur upon exercise of stock options if such Equity Interests represent a portion of the exercise price of such options, (f) repurchase of Equity Interests from stock plan participants in connection with tax withholding under stock option plans, agreements or similar arrangements, and (g) repurchase of Borrower’s own stock if immediately following each such repurchase, on a pro forma basis, Liquidity shall be in excess of $50,000,000, with all trade payables being paid when due in accordance with their terms and customary practice; or (ii) create or suffer to exist any encumbrance or restriction on the ability of a Subsidiary to make any Upstream Payment, except for restrictions under the Loan Documents, under Applicable Law or in effect on the Closing Date as shown on Schedule 9.1.15 of the Disclosure Letter.

10.2.5. Restricted Investments. Make any Restricted Investment except for (1) Distributions permitted under Section 10.2.4, (2) any extensions or renewals of any Restricted Investments existing on the date hereof and set forth on Schedule 10.2.5 of the Disclosure Letter in Borrower and its Subsidiaries and the conversion of any such loan investments to equity investments or any equity investments to loan investments, (3) advances by Borrower or any of its Subsidiaries to officers, directors and employees of Borrower or any of its Subsidiaries for travel, entertainment, relocation and analogous ordinary business purposes, (4) Restricted Investments by Borrower or any of its Subsidiaries received in satisfaction or partial satisfaction of extensions of credit to customers or suppliers of Borrower or any of its Subsidiaries in the Ordinary Course of Business, (5) Restricted Investments by Borrower in any Guarantor, by any Guarantor or any Pledged Foreign Subsidiary in Borrower or any other Guarantor, by any Pledged Foreign Subsidiary in any other Pledged Foreign Subsidiary or by any Unpledged Foreign Subsidiary in Borrower or any other Subsidiary, or by a Subsidiary in Borrower or a Guarantor, (6) Restricted Investments permitted under Section 10.2.9, (7) so long as the Minimum Condition is met at the time of such Restricted Investment, (i) Restricted Investments by Borrower or any Guarantor in any Pledged Foreign Subsidiary in an aggregate amount when calculated from the Closing Date (net of any reductions in such Restricted Investments) not to exceed the Combined General Pledged Basket Amount and (ii) Restricted Investments by Borrower, any Guarantor or any Pledged Foreign Subsidiary in any Unpledged Foreign Subsidiary in an aggregate amount when calculated from the Closing Date (net of any reductions in such Restricted Investments) not to exceed the Combined General Unpledged Basket Amount, (8) Restricted Investments by any Foreign Subsidiary in a third party, (9) (a) prepaid expenses and extensions of trade credit made in the Ordinary Course of Business and (b) deposits with financial institutions permitted hereunder and (10) other Restricted Investments in an aggregate amount not to exceed $2,000,000.

10.2.6. Disposition of Assets. Make any Asset Disposition, except a Permitted Asset Disposition, or a transfer of Property by a Subsidiary or Obligor to Borrower or another Obligor.

10.2.7. Plans. Become party to any Multiemployer Plan or Foreign Plan, other than any in existence on the Closing Date.

10.2.8. Restrictions on Payment of Certain Debt. Make any payments (whether voluntary or mandatory, or a prepayment, redemption, retirement, defeasance or acquisition) with respect to any Borrowed Money (other than the Obligations) prior to its due date under the agreements evidencing such Debt as in effect on the Closing Date (or as amended thereafter with the consent of Agent), unless immediately following such prepayment, on a pro forma basis, Liquidity shall be in excess of $50,000,000 with all trade payables being paid when due in accordance with their terms and customary practice.

10.2.9. Fundamental Changes.

(a) Merge, combine or consolidate with any Person, or liquidate, wind up its affairs or dissolve itself, in each case whether in a single transaction or in a series of related transactions, except for (i) (1) Restricted Investments permitted under Section 10.2.5; and (2) Permitted Asset Dispositions; provided that within 270 days following any transfer, sale, assignment, lease or other disposition of Equipment by Borrower, Borrower shall either (y) reinvest the proceeds of such transfer, sale, assignment, lease or disposition in assets of a similar nature or (z) deposit such proceeds in the Dominion Account and provided, further, that all assets purchased with such proceeds shall be free and clear of all Liens, except Agent’s Liens or other Permitted Liens, (ii) non-hostile acquisitions of third party entities or businesses in a similar or ancillary business sector to Borrower, provided that immediately following such acquisition, on a pro forma basis, (1) Liquidity shall be in excess of $50,000,000 with all trade payables being paid when due in accordance with their terms and customary practice and (2) there shall not then exist and be continuing a Default or Event of Default (each, a “Permitted Acquisition”), and (iii) any Guarantor may merge into or consolidate with, or may be liquidated, wound up or dissolved into, Borrower or any other Guarantor; any Pledged Foreign Subsidiary may merge into or consolidate with, or may be liquidated, wound up or dissolved into, Borrower, any Guarantor or any other Pledged Foreign Subsidiary and any Unpledged Foreign Subsidiary may merge into or consolidate with, or may be liquidated, wound-up or dissolved into, Borrower or any of its Subsidiaries;

(b) change its name or conduct business under any fictitious name without 30 days prior written notice to Agent and take all action prior thereto needed, if any, to maintain priority and perfection of the Lien of the Agent in the Collateral;

(c) change its tax, charter or other organizational identification number without 30 days prior written notice to Agent and take all action prior thereto needed, if any, to maintain priority and perfection of the Lien of the Agent in the Collateral; or

(d) change its form or state of organization without 30 days prior written notice to Agent and take all action prior thereto needed, if any, to maintain priority and perfection of the Lien of the Agent in the Collateral.

10.2.10. Conduct of Business. Engage in any business, other than its business as conducted on the Closing Date and businesses ancillary or reasonably related thereto and any activities incidental thereto.

10.2.11. Organic Documents. Amend, modify or otherwise change any of its Organic Documents as in effect on the Closing Date, other than in a manner which does not adversely affect the rights of the Lenders or the Agent.

10.2.12. Tax Consolidation. File or consent to the filing of any consolidated income tax return with any Person other than Borrower and its Subsidiaries.

10.2.13. Accounting Changes. Make any material change in accounting treatment or reporting practices, except as required by GAAP; or change its Fiscal Year without 30 Business Days prior written notice to Agent; provided that if any such change is made to its Fiscal Year, Borrower from time to time shall prepare financial statements as requested by Agent to allow it to compare financial results for comparable periods as if Borrower’s Fiscal Year had not changed.

10.2.14. Restrictive Agreements. Become a party to any Restrictive Agreement, except a Restrictive Agreement (a) in effect on the Closing Date; (b) relating to secured Debt permitted hereunder, as long as the restrictions apply only to collateral for such Debt; (c) constituting customary restrictions on assignment in leases and other contracts; (d) inbound license agreements, (e) any prohibition or restriction in an agreement to the extent required by Applicable Law, (f) any prohibition or restriction in an agreement binding upon a Subsidiary or any of its Subsidiaries at the time such Subsidiary is acquired by Borrower or a Subsidiary (other than obligations incurred as consideration in or in contemplation of such acquisition), which prohibition or restriction (i) is not applicable to the Borrower or their other Subsidiaries or the properties or assets of the Borrower or their other Subsidiaries and (ii) would not prohibit or restrict such Subsidiary from guarantying the Obligations and granting a Lien on its assets, in each case to the extent required by Section 10.1.9, (g) any prohibition or restriction applicable solely to a Foreign Subsidiary and contained in any agreement governing Debt incurred by such Foreign Subsidiary that is permitted hereunder, (h) prohibitions on the pledge of assets subject to a Lien permitted by Section 10.2.2(b) to the extent such prohibition applies solely to the assets encumbered by such Lien, and (i) customary provisions of joint venture agreements governing the assets and Equity Interests of the applicable joint venture or any of its Subsidiaries.

10.2.15. Hedging Agreements. Enter into any Hedging Agreement, except to hedge risks arising in the Ordinary Course of Business and not for speculative purposes and Debt permitted under Section 10.2.1(o).

10.2.16. Affiliate Transactions. Enter into or be party to any transaction with an Affiliate, except (a) transactions contemplated by the Loan Documents; (b) payment of reasonable compensation to officers and employees for services actually rendered, and loans and advances permitted by Section 10.2.7; (c) payment of customary directors’ fees and indemnities; (d) transactions solely between Borrower and Guarantors; (e) transactions with Affiliates that were consummated prior to the Closing Date, as shown on Schedule 10.2.16; (f) transactions with Affiliates in the Ordinary Course of Business, upon fair and reasonable terms fully disclosed to Agent and no less favorable than would be obtained in a comparable arm’s-length transaction with a non-Affiliate; (g) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and other benefit plans; loans or advances to employees, officers or other directors of any Borrower or Subsidiary; (h) the payment of fees and indemnities to directors, officers, employees and consultants of or to any Borrower or Subsidiary in the Ordinary Course of Business otherwise in compliance with this Agreement; (i) any agreements with employees and directors entered into by any Borrower or Subsidiary in the Ordinary Course of Business; (j) sales of Equity Interests to Affiliates to the extent not otherwise prohibited hereunder; (k) raising of new equity for any Borrower or Subsidiary with respect to the pricing of such equity; (l) any payments or other transactions pursuant to any tax sharing agreement; (m) transactions solely among Foreign Subsidiaries; (n) Investments permitted under Section 10.2.5; (o) Distributions permitted under Section 10.2.4; and (p) Debt permitted under Section 10.2.1.

10.3. Financial Covenant. As long as any Commitments or Obligations are outstanding, Borrower shall:

10.3.1. Fixed Charge Coverage Ratio. Maintain a Fixed Charge Coverage Ratio of at least 1.10 to 1.00 for each period of four Fiscal Quarters ending during any Trigger Period and for the four Fiscal Quarters ending immediately prior to the commencement of such Trigger Period for which Agent has received financial statements from Borrower.

SECTION 11. EVENTS OF DEFAULT; REMEDIES ON DEFAULT

11.1. Events of Default. Each of the following shall be an “Event of Default” hereunder, if the same shall occur and continue for any reason whatsoever, whether voluntary or involuntary, by operation of law or otherwise:

(a) Borrower fails to pay any Obligations when due (whether at stated maturity, promptly on demand, upon acceleration or otherwise);

(b) Any representation, warranty or other written statement of an Obligor made in connection with any Loan Documents or transactions contemplated thereby is incorrect or misleading in any material respect when given;

(c) (i) Borrower breaches or fails to perform any covenant contained in Section 7.2, 8.1, 8.2.4, 8.2.5, 8.6.2, 10.2 or 10.3; or (ii) Borrower breaches or fails to perform any covenant contained in Section 10.1.1, 10.1.2 or 10.1.3 and such default shall continue for five (5) Business Days or more;

(d) An Obligor breaches or fails to perform any other covenant contained in any Loan Documents, and such breach or failure is not cured within 30 days after a Senior Officer of such Obligor has knowledge thereof or receives notice thereof from Agent, whichever is sooner; provided, however, that such notice and opportunity to cure shall not apply if the breach or failure to perform is not capable of being cured within such period or is a willful breach by an Obligor;

(e) A Guarantor repudiates, revokes or attempts to revoke its Guaranty; an Obligor denies or contests the validity or enforceability of any Loan Documents or Obligations, or the perfection or priority of any Lien granted to Agent; or any Loan Document ceases to be in full force or effect for any reason (other than a waiver or release by Agent and Lenders);

(f) Any breach or default of an Obligor occurs under any document, instrument or agreement to which it is a party or by which it or any of its Properties is bound, relating to any Debt (other than the Obligations) in excess of $5,000,000 and such default shall continue for more than the period of grace, if the effect thereof is that the maturity of or any payment with respect to such Debt may be accelerated or demanded due to such breach prior to the stated maturity thereof;

(g) Any judgment or order for the payment of money is entered against an Obligor in an amount that exceeds, individually or cumulatively with all unsatisfied judgments or orders against all Obligors, $5,000,000 (net of any insurance coverage therefor acknowledged in writing by the insurer), and such judgment or order remains undischarged for a period of 30 days, unless a stay of enforcement of such judgment or order is in effect, by reason of a pending appeal or otherwise;

(h) A loss, theft, damage or destruction occurs with respect to any Collateral that could reasonably be expected to cause a Material Adverse Effect and is not adequately covered by insurance;

(i) Any material Collateral or Property of an Obligor is taken or impaired through condemnation by any Governmental Authority, except where contested in good faith by proper proceedings diligently pursued; an Obligor agrees to or commences any liquidation, dissolution or winding up of its affairs; or an Obligor is not Solvent;

(j) (i) An Insolvency Proceeding is commenced by an Obligor; (ii) an Insolvency Proceeding is commenced against an Obligor and (A) such Obligor consents to the institution of the proceeding against it, (B) the petition commencing the proceeding is not timely contested by the Obligor, (C) such petition is not dismissed within 60 days after its filing, or (D) an order for relief is entered in the proceeding or (iii) a trustee is appointed to take possession of any substantial Property of or to operate any of the business of any Obligor;

(k) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan that has resulted or could reasonably be expected to result in liability of an Obligor to a Pension Plan, Multiemployer Plan or PBGC in an aggregate amount in excess of $2,000,000, or that constitutes grounds for appointment of a trustee for or termination by the PBGC of any Pension Plan or Multiemployer Plan; an Obligor or ERISA Affiliate fails to pay when due after the expiration of any applicable grace period any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $2,000,000;

(l) An Obligor or any of its Senior Officers is criminally indicted or convicted for (i) a felony committed in the conduct of the Obligor’s business, or (ii) violating any state or federal law (including the Controlled Substances Act, Money Laundering Control Act of 1986 and Illegal Exportation of War Materials Act), which action, suit or proceeding is (A) not dismissed within one hundred twenty days and (B) could reasonably be expected to result in the forfeiture of any material Collateral; or

(m) A Change of Control occurs.

11.2. Remedies upon Default. If an Event of Default described in Section 11.1(j) exists with respect to Borrower, then to the extent permitted by Applicable Law, all Obligations shall become automatically due and payable and all Commitments shall terminate, without any action by Agent or notice of any kind. In addition, or if any other Event of Default exists, Agent may in its discretion (and shall upon written direction of Required Lenders) do any one or more of the following from time to time:

(a) declare any Obligations immediately due and payable, whereupon they shall be due and payable without diligence, presentment, demand, protest or notice of any kind, all of which are hereby waived by Borrower to the fullest extent permitted by law;

(b) terminate, reduce or condition any Commitment, or make any adjustment to the Borrowing Base;

(c) require Obligors to Cash Collateralize LC Obligations, Bank Product Debt and other Obligations that are contingent or not yet due and payable, and, if Obligors fail promptly to deposit such Cash Collateral, Agent may (and shall upon the direction of Required Lenders) advance the required Cash Collateral as Loans (whether or not an Overadvance exists or is created thereby, or the conditions in Section 6 are satisfied); and

(d) exercise any other rights or remedies afforded under any agreement, by law, at equity or otherwise, including the rights and remedies of a secured party under the UCC. Such rights and remedies include the rights to (i) take possession of any Collateral; (ii) require Borrower to assemble Collateral, at Borrower’s expense, and make it available to Agent at a place designated by Agent; (iii) enter any premises where

Collateral is located and store Collateral on such premises until sold (and if the premises are owned or leased by Borrower, Borrower agrees not to charge for such storage); and (iv) sell or otherwise dispose of any Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale, with such notice as may be required by Applicable Law, in lots or in bulk, at such locations, all as Agent, in its discretion, deems advisable. Borrower agrees that 10 days notice of any proposed sale or other disposition of Collateral by Agent shall be reasonable. Agent shall have the right to conduct such sales on any Obligor’s premises, without charge, and such sales may be adjourned from time to time in accordance with Applicable Law. Agent shall have the right to sell, lease or otherwise dispose of any Collateral for cash, credit or any combination thereof, and Agent may purchase any Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of the purchase price, may set off the amount of such price against the Obligations.

11.3. Intellectual Property. (a) In addition to, and not by way of limitation of, the granting of a security interest in the Collateral pursuant hereto, Borrower, effective upon the occurrence and during the continuation of an Event of Default, hereby assigns, transfers and conveys to Agent the irrevocable, nonexclusive right and license to use all trademarks, tradenames, copyrights, patents or technical processes owned or used by Borrower that relate to the Collateral and any other collateral granted by Borrower as security for the Obligations, together with any goodwill associated therewith, all to the extent necessary to enable Agent to realize on the Collateral in accordance with this Agreement and to enable any transferee or assignee of Agent to enjoy the benefits of the Collateral, and including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof, provided, that for the avoidance of doubt such right shall not include a right to manufacture additional Collateral not in existence at the time Agent is notified by the Borrower of the occurrence of such Event of Default. This right shall inure to the benefit of all successors, assigns and transferees of Agent and its successors, assigns and transferees, whether by voluntary conveyance, operation of law, assignment, transfer, foreclosure, deed in lieu of foreclosure or otherwise. Such right and license shall be granted free of charge, without requirement that any monetary payment whatsoever be made to Borrower.

(b) In the event of any sale or other disposition of any of the Domestic Intellectual Property Assets of Borrower upon the occurrence and during the continuation of an Event of Default, the goodwill symbolized by any Trademarks subject to such sale or other disposition shall be included therein, and Borrower shall supply to Agent or its designee Borrower’s know-how and expertise, and documents and things relating to any Domestic Intellectual Property Assets subject to such sale or other disposition, and Borrower’s customer lists and other records and documents relating to such Domestic Intellectual Property Assets and to the manufacture, distribution, advertising and sale of products and services of Borrower.

(c) Anything contained herein to the contrary notwithstanding, upon the occurrence and during the continuation of an Event of Default, (i) Agent shall have the right (but not the obligation) to bring suit, in the name of Borrower, Agent or otherwise, to enforce any Domestic Intellectual Property Assets, in which event Borrower shall, at the request of Agent, do any and all lawful acts and execute any and all documents required by Agent in aid of such enforcement and Borrower shall promptly, on demand, reimburse and indemnify Agent as provided in Sections 14.2 and 14.4 hereof, in connection with the exercise of its rights under this Section 11, and, to the extent that Agent shall elect not to bring suit to enforce any Domestic Intellectual Property Assets as provided in this Section 11, Borrower agrees to use all reasonable measures, whether by action, suit, proceeding or otherwise, to prevent the infringement of any of the Domestic Intellectual Property Assets by others and for that purpose agrees to use its commercially reasonable judgment in maintaining any action, suit or proceeding against any Person so infringing reasonably necessary to prevent such infringement; (ii) upon written demand from Agent, Borrower shall execute and deliver to Agent an assignment or assignments of the Domestic Intellectual Property Assets and such other documents as are necessary or appropriate to carry out the intent and purposes of this Agreement; (iii) Borrower agrees that such an assignment and/or recording shall be applied to reduce the Obligations outstanding only to the extent that Agent (or any Lender) receives cash proceeds in respect of the sale of, or other realization upon, the Domestic Intellectual Property Assets; and (iv) within ten Business Days after written notice from Agent, Borrower shall make available to Agent, to the extent within Borrower’s power and authority, such personnel in Borrower’s employ on the date of such Event of Default as Agent may reasonably designate, by name, title or job responsibility, to permit Borrower to continue, directly or indirectly, to produce, advertise and sell the products and services sold or delivered by Borrower under or in connection with the trademarks, trademark registrations and trademark rights, such persons to be available to perform their prior functions on Borrower’s behalf and to be compensated by Agent at Borrower’s expense on a per diem, pro-rata basis consistent with the salary and benefit structure applicable to each as of the date of such Event of Default.

(d) If (i) an Event of Default shall have occurred and, by reason of cure, waiver, modification, amendment or otherwise, no longer be continuing, (ii) no other Event of Default shall have occurred and be continuing, (iii) an assignment to Agent of any rights, title and interests in and to the Domestic Intellectual Property Assets shall have been previously made, and (iv) the Obligations shall not have become immediately due and payable, upon the written request of Borrower, Agent shall promptly execute and deliver to Borrower such assignments as may be necessary to reassign to Borrower such rights, title and interests as may have been assigned to Agent as aforesaid, subject to the disposition thereof that may have been made by Agent; provided, after giving affect to such reassignment, Agent’s security interest granted pursuant hereto, as well as all other rights and remedies of Agent granted hereunder, shall continue to be in full force and effect; and provided further, the rights, title and interests so reassigned shall be free and clear of all Liens other than Liens (if any) encumbering such rights, title and interests at the time of their assignment to Agent and Liens expressly permitted by this Agreement.

11.4. Setoff. At any time during an Event of Default, Agent, Issuing Bank, Lenders, and any of their Affiliates are authorized, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by Agent, Issuing Bank, such Lender or such Affiliate to or for the credit or the account of an Obligor against any Obligations, irrespective of whether or not Agent, Issuing Bank, such Lender or such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or are owed to a branch or office of Agent, Issuing Bank, such Lender or such Affiliate different from the branch or office holding such deposit or obligated on such indebtedness. The rights of Agent, Issuing Bank, each Lender and each such Affiliate under this Section are in addition to other rights and remedies (including other rights of setoff) that such Person may have.

11.5. Remedies Cumulative; No Waiver.

11.5.1. Cumulative Rights. All agreements, warranties, guaranties, indemnities and other undertakings of Borrower under the Loan Documents are cumulative and not in derogation of each other. The rights and remedies of Agent and Lenders are cumulative, may be exercised at any time and from time to time, concurrently or in any order, and are not exclusive of any other rights or remedies available by agreement, by law, at equity or otherwise. All such rights and remedies shall continue in full force and effect until Full Payment of all Obligations.

11.5.2. Waivers. No waiver or course of dealing shall be established by (a) the failure or delay of Agent or any Lender to require strict performance by Borrower with any terms of the Loan Documents, or to exercise any rights or remedies with respect to Collateral or otherwise; (b) the making of any Loan or issuance of any Letter of Credit during a Default, Event of Default or other failure to satisfy any conditions precedent; or (c) acceptance by Agent or any Lender of any payment or performance by an Obligor under any Loan Documents in a manner other than that specified therein. It is expressly acknowledged by Borrower that any failure to satisfy a financial covenant on a measurement date shall not be cured or remedied by satisfaction of such covenant on a subsequent date.

SECTION 12. AGENT

12.1. Appointment, Authority and Duties of Agent.

12.1.1. Appointment and Authority. Each Lender on behalf of itself and each Affiliate thereof which is a Secured Party appoints and designates Bank of America as Agent hereunder. Agent may, and each Lender on behalf of itself and each Affiliate thereof which is a Secured Party authorizes Agent to, enter into all Loan Documents to which Agent is intended to be a party and accept all Security Documents, for Agent’s benefit and the Pro Rata benefit of Lenders. Each Lender on behalf of itself and each Affiliate thereof which is a Secured Party agrees that any action taken by Agent or Required Lenders in accordance with the provisions of the Loan Documents, and the exercise by Agent or Required Lenders of any rights or remedies set forth therein, together with all other powers reasonably incidental thereto, shall be authorized by and binding upon all Lenders. Without limiting the generality of the foregoing, Agent shall have the sole and exclusive authority to (a) act as the disbursing and collecting agent for Lenders with respect to all payments and collections arising in connection with the Loan Documents; (b) execute and deliver as Agent each Loan Document, including any intercreditor or subordination agreement, and accept delivery of each Loan Document from any Obligor or other Person; (c) act as collateral agent for Secured Parties for purposes of perfecting and administering Liens under the Loan Documents, and for all other purposes stated therein; (d) manage, supervise or otherwise deal with Collateral; and (e) take any Enforcement Action or otherwise exercise any rights or remedies with respect to any Collateral under the Loan Documents, Applicable Law or otherwise. The duties of Agent shall be ministerial and administrative in nature, and Agent shall not have a fiduciary relationship with any Lender, Secured Party, Participant or other Person, by reason of any Loan Document or any transaction relating thereto. Subject to Section 14.1.1(d), Agent alone shall be authorized to determine whether any Accounts or Inventory constitute Eligible Accounts or Eligible Inventory, or whether to impose or release any reserve, and to exercise its Credit Judgment in connection therewith, which determinations and judgments, if exercised in good faith, shall exonerate Agent from liability to any Lender or other Person for any error in judgment.

12.1.2. Duties. Agent shall not have any duties except those expressly set forth in the Loan Documents. The conferral upon Agent of any right shall not imply a duty on Agent’s part to exercise such right, unless instructed to do so by Required Lenders in accordance with this Agreement.

12.1.3. Agent Professionals. Agent may perform its duties through agents and employees. Agent may consult with and employ Agent Professionals, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by an Agent Professional. Agent shall not be responsible for the negligence or misconduct of any agents, employees or Agent Professionals selected by it with reasonable care.

12.1.4. Instructions of Required Lenders. The rights and remedies conferred upon Agent under the Loan Documents may be exercised without the necessity of joinder of any other party, unless required by Applicable Law. Agent may request instructions from Required Lenders with respect to any act (including the failure to act) in connection with any Loan Documents, and may seek assurances to its satisfaction from Lenders of their indemnification obligations under Section 12.6 against all Claims that could be incurred by Agent in connection with any act. Agent shall be entitled to refrain from any act until it has received such instructions or assurances, and Agent shall not incur liability to any Person by reason of so refraining. Instructions of Required Lenders shall be binding upon all Lenders, and no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting in accordance with the instructions of Required Lenders. Notwithstanding the foregoing, instructions by and consent of all Lenders shall be required in the circumstances described in Section 14.1.1, and in no event shall Required Lenders, without the prior written consent of each Lender, direct Agent to accelerate and demand payment of Loans held by one Lender without accelerating and demanding payment of all other Loans, nor to terminate the Commitments of one Lender without terminating the Commitments of all Lenders. In no event shall Agent be required to take any action that, in its opinion, is contrary to Applicable Law or any Loan Documents or could subject any Agent Indemnitee to personal liability.

12.2. Agreements Regarding Collateral and Field Examination Reports.

12.2.1. Lien Releases; Care of Collateral. Lenders authorize Agent to release any Lien with respect to any Collateral (a) upon Full Payment of the Obligations; (b) that is the subject of an Asset Disposition which Borrower certifies in writing to Agent (which certificate shall be reasonably satisfactory to Agent) is a Permitted Asset Disposition or a Lien which Borrower certifies is a Lien permitted under Section 10.2.2(b) or (j) entitled to priority over Agent’s Liens (and Agent may rely conclusively on any such certificate without further inquiry); (c) in respect of any Collateral with an aggregate book value not in excess of $5,000,000 during any calendar year; (d) with the written consent of all Lenders; (e) constituting Property in which Borrower owned no interest at the time the Lien was granted or at any time thereafter; (f) constituting Property leased to Borrower under a lease which has expired or been terminated in a transaction permitted under this Agreement; or (g) consisting of auction rate securities which are pledged as collateral in connection with financings referred to in Section 10.2.1(l). Lenders further authorize Agent to subordinate any Lien granted hereunder to Agent with respect to any Collateral which becomes subject to a Lien referred to in Section 10.2.2(b). Upon receipt by the Agent of any authorization required, if any, pursuant to this Section from the Lenders of Agent’s authority to release Agent’s Liens upon particular types or items of Collateral, and upon at least five (5) Business Days prior written request by the Borrower, Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release or subordination, as the case may be, of Agent’s Liens upon such Collateral. Agent shall have no obligation whatsoever to any Lenders to assure that any Collateral exists or is owned by Borrower, or is cared for, protected, insured or encumbered, nor to assure that Agent’s Liens have been properly created, perfected or enforced, or are entitled to any particular priority, nor to exercise any duty of care with respect to any Collateral.

12.2.2. Possession of Collateral. Agent and Lenders appoint each Lender as agent (for the benefit of Secured Parties) for the purpose of perfecting Liens in any Collateral held or controlled by such Lender, to the extent such Liens are perfected by possession or control. If any Lender obtains possession or control of any Collateral, it shall notify Agent thereof and, promptly upon Agent’s request, deliver such Collateral to Agent or otherwise deal with it in accordance with Agent’s instructions.

12.2.3. Reports. Agent shall promptly forward to each Lender, when complete, copies of any field audit, examination or appraisal report prepared by or for Agent with respect to any Obligor or Collateral (“Report”). Each Lender agrees (a) that neither Bank of America nor Agent makes any representation or warranty as to the accuracy or completeness of any Report, and shall not be liable for any information contained in or omitted from any Report; (b) that the Reports are not intended to be comprehensive audits or examinations, and that Agent or any other Person performing any audit or examination will inspect only specific information regarding Obligations or the Collateral and will rely significantly upon Borrower’s books and records as well as upon representations of Borrower’s officers and employees; and (c) to keep all Reports confidential and strictly for such Lender’s internal use, and not to distribute any Report (or the contents thereof) to any Person (except to such Lender’s Participants, attorneys and accountants) or use any Report in any manner other than administration of the Loans and other Obligations. Each Lender agrees to indemnify and hold harmless Agent and any other Person preparing a Report from any action such Lender may take as a result of or any conclusion it may draw from any Report, as well as from any Claims arising as a direct or indirect result of Agent furnishing a Report to such Lender.

12.3. Reliance By Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon any certification, notice or other communication (including those by telephone, telex, telegram, telecopy or e-mail) believed by it to be genuine and correct and to have been signed, sent or made by the proper Person, and upon the advice and statements of Agent Professionals.

12.4. Action Upon Default. Agent shall not be deemed to have knowledge of any Default or Event of Default unless it has received written notice from a Lender or Borrower specifying the occurrence and nature thereof. If any Lender acquires knowledge of a Default or Event of Default, it shall promptly notify Agent and the other Lenders thereof in writing. Each Lender agrees that, except as otherwise provided in any Loan Documents or with the written consent of Agent and Required Lenders, it will not take any Enforcement Action, accelerate Obligations under any Loan Documents, or exercise any right that it might otherwise have under Applicable Law to credit bid at foreclosure sales, UCC sales or other similar dispositions of Collateral. Notwithstanding the foregoing, however, a Lender may take action to preserve or enforce its rights against an Obligor where a deadline or limitation period is applicable that would, absent such action, bar enforcement of Obligations held by such Lender, including the filing of proofs of claim in an Insolvency Proceeding.

12.5. Ratable Sharing. If any Lender shall obtain any payment or reduction of any Obligation, whether through set-off or otherwise, in excess of its share of such Obligation, determined on a Pro Rata basis or in accordance with Section 5.5.1, as applicable, such Lender shall forthwith purchase from Agent, Issuing Bank and the other Lenders such participations in the affected Obligation as are necessary to cause the purchasing Lender to share the excess payment or reduction on a Pro Rata basis or in accordance with Section 5.5.1, as applicable. If any of such payment or reduction is thereafter recovered from the purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest. No Lender shall set off against the Dominion Account without the prior consent of Agent.

12.6. Indemnification of Agent Indemnitees. EACH LENDER SHALL INDEMNIFY AND HOLD HARMLESS AGENT INDEMNITEES, TO THE EXTENT NOT REIMBURSED BY OBLIGORS (BUT WITHOUT LIMITING THE INDEMNIFICATION OBLIGATIONS OF OBLIGORS UNDER ANY LOAN DOCUMENTS), ON A PRO RATA BASIS, AGAINST ALL CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY AGENT INDEMNITEE, PROVIDED THE CLAIM RELATES TO OR ARISES FROM AN AGENT INDEMNITEE ACTING AS OR FOR AGENT (IN ITS CAPACITY AS AGENT). In Agent’s discretion, it may reserve for any such Claims made against an Agent Indemnitee, and may satisfy any judgment, order or settlement relating thereto, from proceeds of Collateral prior to making any distribution of Collateral proceeds to Lenders. If Agent is sued by any receiver, bankruptcy trustee, debtor-in-possession or other Person for any alleged preference or fraudulent transfer, then any monies paid by Agent in settlement or satisfaction of such proceeding, together with all interest, costs and expenses (including attorneys’ fees) incurred in the defense of same, shall be promptly reimbursed to Agent by each Lender to the extent of its Pro Rata share.

12.7. Limitation on Responsibilities of Agent. Agent shall not be liable to Lenders for any action taken or omitted to be taken under the Loan Documents, except for losses directly and solely caused by Agent’s gross negligence or willful misconduct. Agent does not assume any responsibility for any failure or delay in performance or any breach by any Obligor or Lender of any obligations under the Loan Documents. Agent does not make to Lenders any express or implied warranty, representation or guarantee with respect to any Obligations, Collateral, Loan Documents or Obligor. No Agent Indemnitee shall be responsible to Lenders for any recitals, statements, information, representations or warranties contained in any Loan Documents; the execution, validity, genuineness, effectiveness or enforceability of any Loan Documents; the genuineness, enforceability, collectibility, value, sufficiency, location or existence of any Collateral, or the validity, extent, perfection or priority of any Lien therein; the validity, enforceability or collectibility of any Obligations; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Obligor or Account Debtor. No Agent Indemnitee shall have any obligation to any Lender to ascertain or inquire into the existence of any Default or Event of Default, the observance or performance by any Obligor of any terms of the Loan Documents, or the satisfaction of any conditions precedent contained in any Loan Documents.

12.8. Successor Agent and Co-Agents.

12.8.1. Resignation; Successor Agent. Subject to the appointment and acceptance of a successor Agent as provided below, Agent may resign at any time by giving at least 30 days written notice thereof to Lenders and Borrower. Upon receipt of such notice, Required Lenders shall have the right to appoint a successor Agent which shall be (a) a Lender or an Affiliate of a Lender; or (b) a commercial bank that is organized under the laws of the United States or any state or district thereof, has a combined capital surplus of at least $200,000,000 and (provided no Default or Event of Default exists) is reasonably acceptable to Borrower. If no successor agent is appointed prior to the effective date of the resignation of Agent, then Agent may appoint a successor agent from among Lenders. Upon acceptance by a successor Agent of an appointment to serve as Agent hereunder, such successor Agent shall thereupon succeed to and become vested with all the powers and duties of the retiring Agent without further act, and the retiring Agent shall be discharged from its duties and obligations hereunder but shall continue to have the benefits of the indemnification set forth in Sections 12.6 and 14.2. Notwithstanding any Agent’s resignation, the provisions of this Section 12 shall continue in effect for its benefit with respect to any actions taken or omitted to be taken by it while Agent. Any successor to Bank of America by merger or acquisition of stock or this loan shall continue to be Agent hereunder without further act on the part of the parties hereto, unless such successor resigns as provided above.

12.8.2. Separate Collateral Agent. It is the intent of the parties that there shall be no violation of any Applicable Law denying or restricting the right of financial institutions to transact business in any jurisdiction. If Agent believes that it may be limited in the exercise of any rights or remedies under the Loan Documents due to any Applicable Law, Agent may appoint an additional Person who is not so limited, as a separate collateral agent or co-collateral agent. If Agent so appoints a collateral agent or co-collateral agent, each right and remedy intended to be available to Agent under the Loan Documents shall also be vested in such separate agent. Every covenant and obligation necessary to the exercise thereof by such agent shall run to and be enforceable by it as well as Agent. Lenders shall execute and deliver such documents as Agent deems appropriate to vest any rights or remedies in such agent. If any collateral agent or co-collateral agent shall die or dissolve, become incapable of acting, resign or be removed, then all the rights and remedies of such agent, to the extent permitted by Applicable Law, shall vest in and be exercised by Agent until appointment of a new agent.

12.9. Due Diligence and Non-Reliance. Each Lender acknowledges and agrees that it has, independently and without reliance upon Agent or any other Lenders, and based upon such documents, information and analyses as it has deemed appropriate, made its own credit analysis of each Obligor and its own decision to enter into this Agreement and to fund Loans and participate in LC Obligations hereunder. Each Lender has made such inquiries concerning the Loan Documents, the Collateral and each Obligor as such Lender feels necessary. Each Lender further acknowledges and agrees that the other Lenders and Agent have made no representations or warranties concerning any Obligor, any Collateral or the legality, validity, sufficiency or enforceability of any Loan Documents or Obligations. Each Lender will, independently and without reliance upon the other Lenders or Agent, and based upon such financial statements, documents and information as it deems appropriate at the time, continue to make and rely upon its own credit decisions in making Loans and participating in LC Obligations, and in taking or refraining from any action under any Loan Documents. Except for notices, reports and other information expressly requested by a Lender, Agent shall have no duty or responsibility to provide any Lender with any notices, reports or certificates furnished to Agent by any Obligor or any credit or other information concerning the affairs, financial condition, business or Properties of any Obligor (or any of its Affiliates) which may come into possession of Agent or any of Agent’s Affiliates.

12.10. Replacement of Certain Lenders. If a Lender (a) is a Defaulting Lender, (b) fails to give its consent to any amendment, waiver or action for which consent of all Lenders was required and Required Lenders consented, (c) any Lender requests compensation under Section 3.5 or Section 3.7, or (d) Borrower is required to pay any additional amount to any Lender or any Governmental Authority for account of any Lender pursuant to Section 5.8 then, in addition to any other rights and remedies that any Person may have, Borrower shall have the right, by notice to such Lender and Agent, to replace such Lender by requiring such Lender to assign all of its rights and obligations under the Loan Documents to Eligible Assignee(s) specified by Borrower, pursuant to appropriate Assignment and Acceptance(s). Agent is irrevocably appointed as attorney-in-fact to execute any such Assignment and Acceptance if the Lender fails to execute same. Such Lender shall be entitled to receive, in cash, concurrently with such assignment, all amounts owed to it under the Loan Documents, including all principal, interest and fees through the date of assignment (but excluding any prepayment charge).

12.11. Remittance of Payments and Collections.

12.11.1. Remittances Generally. All payments by any Lender to Agent shall be made by the time and on the day set forth in this Agreement, in immediately available funds. If no time for payment is specified or if payment is due on demand by Agent and request for payment is made by Agent by 11:00 a.m. on a Business Day, payment shall be made by Lender not later than 2:00 p.m. on such day, and if request is made after 11:00 a.m., then payment shall be made by 11:00 a.m. on the next Business Day. Payment by Agent to any Lender shall be made by wire transfer, in the type of funds received by Agent. Any such payment shall be subject to Agent’s right of offset for any amounts due from such Lender under the Loan Documents.

12.11.2. Failure to Pay. If any Lender fails to pay any amount when due by it to Agent pursuant to the terms hereof, such amount shall bear interest from the due date until paid at the rate determined by Agent as customary in the banking industry for interbank compensation. In no event shall Borrower be entitled to receive credit for any interest paid by a Lender to Agent, nor shall any Defaulting Lender be entitled to interest on any amounts held by Agent pursuant to Section 4.2.

12.11.3. Recovery of Payments. If Agent pays any amount to a Lender in the expectation that a related payment will be received by Agent from an Obligor and such related payment is not received, then Agent may recover such amount from each Lender that received it. If Agent determines at any time that an amount received under any Loan Document must be returned to an Obligor or paid to any other Person pursuant to Applicable Law or otherwise, then, notwithstanding any other term of any Loan Document, Agent shall not be required to distribute such amount to any Lender. If any amounts received and applied by Agent to any Obligations are later required to be returned by Agent pursuant to Applicable Law, each Lender shall pay to Agent, on demand, such Lender’s Pro Rata share of the amounts required to be returned.

12.12. Agent in its Individual Capacity. As a Lender, Bank of America shall have the same rights and remedies under the other Loan Documents as any other Lender, and the terms “Lenders,” “Required Lenders” or any similar term shall include Bank of America in its capacity as a Lender. Each of Bank of America and its Affiliates may accept deposits from, maintain deposits or credit balances for, invest in, lend money to, provide Bank Products to, act as trustee under indentures of, serve as financial or other advisor to, and generally engage in any kind of business with, Obligors and their Affiliates, as if Bank of America were any other bank, without any duty to account therefor (including any fees or other consideration received in connection therewith) to the other Lenders. In their individual capacity, Bank of America and its Affiliates may receive information regarding Obligors, their Affiliates and their Account Debtors (including information subject to confidentiality obligations), and each Lender agrees that Bank of America and its Affiliates shall be under no obligation to provide such information to Lenders, if acquired in such individual capacity and not as Agent hereunder.

12.13. Agent Titles. Each Lender, other than Bank of America, that is designated (on the cover page of this Agreement or otherwise) by Bank of America as an “Agent” or “Arranger” of any type shall not have any right, power, responsibility or duty under any Loan Documents other than those applicable to all Lenders, and shall in no event be deemed to have any fiduciary relationship with any other Lender.

12.14. No Third Party Beneficiaries. This Section 12 is an agreement solely among Lenders and Agent, and shall survive Full Payment of the Obligations. This Section 12 does not confer any rights or benefits upon Borrower or any other Person. As between Borrower and Agent, any action that Agent may take under any Loan Documents or with respect to any Obligations shall be conclusively presumed to have been authorized and directed by Lenders.

SECTION 13. BENEFIT OF AGREEMENT; ASSIGNMENTS AND PARTICIPATIONS

13.1. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Borrower, Agent, Lenders, Issuing Bank and their respective successors and assigns, except that (a) Borrower shall not have the right to assign its rights or delegate its obligations under any Loan Documents; and (b) any assignment by a Lender must be made in compliance with Section 13.3. Agent may treat the Person which made any Loan as the owner thereof for all purposes until such Person makes an assignment in accordance with Section 13.3. Any authorization or consent of a Lender shall be conclusive and binding on any subsequent transferee or assignee of such Lender.

13.2. Participations.

13.2.1. Permitted Participants; Effect. Any Lender may, in the ordinary course of its business and in accordance with Applicable Law, at any time sell to a financial institution (“Participant”) a participating interest in the rights and obligations of such Lender under any Loan Documents. Despite any sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for performance of such obligations, such Lender shall remain the holder of its Loans and Commitments for all purposes, all amounts payable by Borrower shall be determined as if such Lender had not sold such participating interests, and Borrower and Agent shall continue to deal solely and directly with such Lender in connection with the Loan Documents. Each Lender shall be solely responsible for notifying its Participants of any matters under the Loan Documents, and Agent and the other Lenders shall not have any obligation or liability to any such Participant. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 5.8 unless Borrower agrees otherwise in writing.

13.2.2. Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, waiver or other modification of any Loan Documents other than that which forgives principal, interest or fees, reduces the stated interest rate or fees payable with respect to any Loan or Commitment in which such Participant has an interest, postpones the Commitment Termination Date or any date fixed for any regularly scheduled payment of principal, interest or fees on such Loan or Commitment, or releases Borrower, any Guarantor or substantial portion of the Collateral.

13.2.3. Benefit of Set-Off. Borrower agrees that each Participant shall have a right of set-off in respect of its participating interest to the same extent as if such interest were owing directly to a Lender, and each Lender shall also retain the right of set-off with respect to any participating interests sold by it. By exercising any right of set-off, a Participant agrees to share with Lenders all amounts received through its set-off, in accordance with Section 12.5 as if such Participant were a Lender.

13.3. Assignments.

13.3.1. Permitted Assignments. A Lender may assign to an Eligible Assignee any of its rights and obligations under the Loan Documents, as long as (a) each assignment is of a constant, and not a varying, percentage of the transferor Lender’s rights and obligations under the Loan Documents and, in the case of a partial assignment, is in a minimum principal amount of $5,000,000 (unless otherwise agreed by Agent in its reasonable discretion) and integral multiples of $1,000,000 in excess of that amount; (b) except in the case of an assignment in whole of a Lender’s rights and obligations, the aggregate amount of the Commitments retained by the transferor Lender is at least $10,000,000 (unless otherwise agreed by Agent in its reasonable discretion); and (c) the parties to each such assignment shall execute and deliver to Agent, for its acceptance and recording, an Assignment and Acceptance. Nothing herein shall limit the right of a Lender to pledge or assign any rights under the Loan Documents to (i) any Federal Reserve Bank or the United States Treasury as collateral security pursuant to Regulation A of the Board of Governors and any Operating Circular issued by such Federal Reserve Bank, or (ii) counterparties to swap agreements relating to any Loans; provided, however, that any payment by Borrower to the assigning Lender in respect of any Obligations assigned as described in this sentence shall satisfy Borrower’s obligations hereunder to the extent of such payment, and no such assignment shall release the assigning Lender from its obligations hereunder.

13.3.2. Effect; Effective Date. Upon delivery to Agent of an assignment notice in the form of Exhibit C and a processing fee of $3,500 (unless such assignment is to an Affiliate of a Lender or as otherwise agreed by Agent in its reasonable discretion), the assignment shall become effective as specified in the notice, if it complies with this Section 13.3. From such effective date, the Eligible Assignee shall for all purposes be a Lender under the Loan Documents, and shall have all rights and obligations of a Lender thereunder. Upon consummation of an assignment, the transferor Lender, Agent and Borrower shall make appropriate arrangements for issuance of replacement and/or new Notes, as applicable. The transferee Lender shall comply with Section 5.9 and deliver, upon request, an administrative questionnaire reasonably satisfactory to Agent.

SECTION 14. MISCELLANEOUS

14.1. Consents, Amendments and Waivers.

14.1.1. Amendment. No modification of any Loan Document, including any extension or amendment of a Loan Document or any waiver of a Default or Event of Default, shall be effective without the prior written agreement of Agent (with the consent of Required Lenders) and each Obligor party to such Loan Document; provided, however, that

(a) without the prior written consent of Agent, no modification shall be effective with respect to any provision in a Loan Document that relates to any rights, duties or discretion of Agent;

(b) without the prior written consent of Issuing Bank, no modification shall be effective with respect to any LC Obligations or Section 2.3;

(c) without the prior written consent of each affected Lender, no modification shall be effective that would (i) increase the Commitment of such Lender; or (ii) reduce the amount of, or waive or delay payment of, any principal, interest or fees payable to such Lender; and

(d) without the prior written consent of all Lenders (except a Defaulting Lender as provided in Section 4.2), no modification shall be effective that would (i) extend the Revolver Termination Date; (ii) alter Section 5.5, 5.6, 7.1 (except to add Collateral) or 14.1.1; (iii) amend the definitions of Borrowing Base (and the defined terms or the components of such defined terms used in such definition if the effect would be to increase Availability), Pro Rata or Required Lenders; (iv) increase any advance rate or increase total Commitments except in accordance with the provisions of Section 2.2; (vi) release Collateral except as permitted by Section 12.2.1; (vii) release any Obligor from liability for any Obligations, except as currently permitted by the Loan Documents; (viii) subordinate the payment by any Obligor of the Obligations hereunder to the payment of any other Debt of such Obligor; or (ix) except as permitted by Section 12.2.1, subordinate any Lien granted hereunder to any other Lien on the Collateral.

14.1.2. Limitations. The agreement of Borrower shall not be necessary to the effectiveness of any modification of a Loan Document that deals solely with the rights and duties of Lenders, Agent and/or Issuing Bank as among themselves. Only the consent of the parties to the Fee Letter or any agreement relating to a Bank Product shall be required for any modification of such agreement, and any non-Lender that is party to a Bank Product agreement shall have no right to participate in any manner in modification of any other Loan Document. Any waiver or consent granted by Agent or Lenders hereunder shall be effective only if in writing and only for the matter specified.

14.1.3. Payment for Consents. Borrower will not, directly or indirectly, pay any remuneration or other thing of value, whether by way of additional interest, fee or otherwise, to any Lender (in its capacity as a Lender hereunder) as consideration for agreement by such Lender with any modification of any Loan Documents, unless such remuneration or value is concurrently paid, on the same terms, on a Pro Rata basis to all Lenders providing their consent.

14.2. Indemnity. BORROWER SHALL INDEMNIFY AND HOLD HARMLESS THE INDEMNITEES AGAINST ANY CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE, INCLUDING CLAIMS ARISING FROM THE NEGLIGENCE OF AN INDEMNITEE. In no event shall any party to a Loan Document have any obligation thereunder to indemnify or hold harmless an Indemnitee with respect to a Claim that is determined in a final, non-appealable judgment by a court of competent jurisdiction to result from the gross negligence or willful misconduct of such Indemnitee.

14.3. Notices and Communications.

14.3.1. Notice Address. Subject to Section 4.1.4, all notices and other communications by or to a party hereto shall be in writing and shall be given to Borrower at its address shown on the signature pages hereof, and to any other Person at its address shown on the signature pages hereof (or, in the case of a Person who becomes a Lender after the Closing Date, at the address shown on its Assignment and Acceptance), or at such other address as a party may hereafter specify by notice in accordance with this Section 14.3. Each such notice or other communication shall be effective only (a) if given by facsimile transmission, when transmitted to the applicable facsimile number, if confirmation of receipt is received; (b) if given by mail, three Business Days after deposit in the U.S. mail, with first-class postage pre-paid, addressed to the applicable address; or (c) if given by personal delivery, when duly delivered to the notice address with receipt acknowledged. Notwithstanding the foregoing, no notice to Agent pursuant to Section 2.1.4, 2.3, 3.1.2 or 4.1.1 shall be effective until actually received by the individual to whose attention at Agent such notice is required to be sent. Any written notice or other communication that is not sent in conformity with the foregoing provisions shall nevertheless be effective on the date actually received by the noticed party.

14.3.2. Electronic Communications; Voice Mail. Electronic mail and internet websites may be used only for routine communications, such as financial statements, Borrowing Base Certificates and other information required by Section 10.1.2, administrative matters, distribution of Loan Documents for execution, and matters permitted under Section 4.1.4. Agent and Lenders make no assurances as to the privacy and security of electronic communications. Electronic and voice mail may not be used as effective notice under the Loan Documents.

14.3.3. Non-Conforming Communications. Agent and Lenders may rely upon any notices purportedly given by or on behalf of Borrower even if such notices were not made in a manner specified herein, were incomplete or were not confirmed, or if the terms thereof, as understood by the recipient, varied from a later confirmation. Borrower shall indemnify and hold harmless each Indemnitee from any liabilities, losses, costs and expenses arising from any telephonic communication purportedly given by or on behalf of Borrower.

14.4. Performance of Borrower’s Obligations. Agent may, in its discretion at any time and from time to time, at Borrower’s expense, pay any amount or do any act required of Borrower under any Loan Documents or otherwise lawfully requested by Agent to (a) enforce any Loan Documents or collect any Obligations; (b) protect, insure, maintain or realize upon any Collateral; or (c) defend or maintain the validity or priority of Agent’s Liens in any Collateral, including any payment of a judgment, insurance premium, warehouse charge, finishing or processing charge, or landlord claim, or any discharge of a Lien. All payments, costs and expenses (including Extraordinary Expenses) of Agent under this Section shall be reimbursed to Agent by Borrower, on demand, with interest from the date incurred to the date of payment thereof at the Default Rate applicable to Base Rate Loans. Any payment made or action taken by Agent under this Section shall be without prejudice to any right to assert an Event of Default or to exercise any other rights or remedies under the Loan Documents.

14.5. Credit Inquiries. Borrower hereby authorizes Agent and Lenders (but they shall have no obligation) to respond to usual and customary credit inquiries from third parties concerning Borrower or any Subsidiary.

14.6. Severability. Wherever possible, each provision of the Loan Documents shall be interpreted in such manner as to be valid under Applicable Law. If any provision is found to be invalid under Applicable Law, it shall be ineffective only to the extent of such invalidity and the remaining provisions of the Loan Documents shall remain in full force and effect.

14.7. Cumulative Effect; Conflict of Terms. The provisions of the Loan Documents are cumulative. The parties acknowledge that the Loan Documents may use several limitations, tests or measurements to regulate similar matters, and they agree that these are cumulative and that each must be performed as provided. Except as otherwise provided in another Loan Document (by specific reference to the applicable provision of this Agreement), if any provision contained herein is in direct conflict with any provision in another Loan Document, the provision herein shall govern and control.

14.8. Counterparts. Any Loan Document may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement shall become effective when Agent has received counterparts bearing the signatures of all parties hereto. Delivery of a signature page of any Loan Document by telecopy or other electronic means shall be effective as delivery of a manually executed counterpart of such agreement.

14.9. Entire Agreement. Time is of the essence of the Loan Documents. The Loan Documents constitute the entire contract among the parties relating to the subject matter hereof, and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

14.10. Relationship with Lenders. The obligations of each Lender hereunder are several, and no Lender shall be responsible for the obligations or Commitments of any other Lender. Amounts payable hereunder to each Lender shall be a separate and independent debt. It shall not be necessary for Agent or any other Lender to be joined as an additional party in any proceeding for such purposes. Nothing in this Agreement and no action of Agent or Lenders pursuant to the Loan Documents shall be deemed to constitute Agent and Lenders to be a partnership, association, joint venture or any other kind of entity, nor to constitute control of Borrower.

14.11. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated by any Loan Document, Borrower acknowledges and agrees that (a)(i) this credit facility and any related arranging or other services by Agent, any Lender, any of their Affiliates or any arranger are arm’s-length commercial transactions between Borrower and such Person; (ii) Borrower has consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate; and (iii) Borrower is capable of evaluating and understanding, and do understand and accept, the terms, risks and conditions of the transactions contemplated by the Loan Documents; (b) each of Agent, Lenders, their Affiliates and any arranger is and has been acting solely as a principal in connection with this credit facility, is not the financial advisor, agent or fiduciary for Borrower, any of its Affiliates or any other Person, and has no obligation with respect to the transactions contemplated by the Loan Documents except as expressly set forth therein; and (c) Agent, Lenders, their Affiliates and any arranger may be engaged in a broad range of transactions that involve interests that differ from those of Borrower and its Affiliates, and have no obligation to disclose any of such interests to Borrower or its Affiliates. To the fullest extent permitted by Applicable Law, Borrower hereby waives and releases any claims that it may have against Agent, Lenders, their Affiliates and any arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated by a Loan Document.

14.12. Confidentiality. Each of Agent, Lenders and Issuing Bank agrees to maintain the confidentiality of all Information (as defined below), except that Information may be disclosed (a) to its Affiliates, and to its and their partners, directors, officers, employees, agents, advisors and representatives (provided such Persons are informed of the confidential nature of the Information and instructed to keep it confidential); (b) to the extent requested by any governmental, regulatory or self-regulatory authority purporting to have jurisdiction over it or its Affiliates; (c) to the extent required by Applicable Law or by any subpoena or other legal process; (d) to any other party hereto; (e) in connection with any action or proceeding, or other exercise of rights or remedies, relating to any Loan Documents or Obligations; (f) subject to an agreement containing provisions substantially the same as this Section, to any Transferee or any actual or prospective party (or its advisors) to any Bank Product; (g) with the consent of Borrower; or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) is available to Agent, any Lender, Issuing Bank or any of their Affiliates on a nonconfidential basis from a source other than Borrower. Notwithstanding the foregoing, Agent and Lenders may publish or disseminate general information describing this credit facility, including the name and address of Borrower and a general description of Borrower’s businesses, and with Borrower’s permission, may use Borrower’s logos, trademarks or product photographs in advertising materials. As used herein, “Information” means all information received from an Obligor or Subsidiary relating to it or its business that is identified as confidential when delivered. Any Person required to maintain the confidentiality of Information pursuant to this Section shall be deemed to have complied if it exercises the same degree of care that it accords its own confidential information. Each of Agent, Lenders and Issuing Bank acknowledges that (i) Information may include material non-public information concerning an Obligor or Subsidiary; (ii) it has developed compliance procedures regarding the use of material non-public information; and (iii) it will handle such material non-public information in accordance with Applicable Law, including federal and state securities laws.

14.13. GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, UNLESS OTHERWISE SPECIFIED, SHALL BE GOVERNED BY THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PRINCIPLES (BUT GIVING EFFECT TO FEDERAL LAWS RELATING TO NATIONAL BANKS).

14.14. Consent to Forum; Arbitration.

14.14.1. Forum. BORROWER HEREBY CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT SITTING IN OR WITH JURISDICTION OVER LOS ANGELES COUNTY, CALIFORNIA, IN ANY PROCEEDING OR DISPUTE RELATING IN ANY WAY TO ANY LOAN DOCUMENTS, AND AGREES THAT ANY SUCH PROCEEDING SHALL BE BROUGHT BY IT SOLELY IN ANY SUCH COURT. BORROWER IRREVOCABLY WAIVES ALL CLAIMS, OBJECTIONS AND DEFENSES THAT IT MAY HAVE REGARDING SUCH COURT’S PERSONAL OR SUBJECT MATTER JURISDICTION, VENUE OR INCONVENIENT FORUM. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 14.3.1. Nothing herein shall limit the right of Agent or any Lender to bring proceedings against any Obligor in any other court, nor limit the right of any party to serve process in any other manner permitted by Applicable Law. Nothing in this Agreement shall be deemed to preclude enforcement by Agent of any judgment or order obtained in any forum or jurisdiction.

14.14.2. Arbitration. Notwithstanding any other provision of this Agreement to the contrary, any controversy or claim among the parties relating in any way to any Obligations or Loan Documents, including any alleged tort, shall at the request of any party hereto be determined by binding arbitration conducted in accordance with the United States Arbitration Act (Title 9 U.S. Code). Arbitration proceedings will be determined in accordance with the Act, the then-current rules and procedures for the arbitration of financial services disputes of the American Arbitration Association (“AAA”), and the terms of this Section. In the event of any inconsistency, the terms of this Section shall control. If AAA is unwilling or unable to serve as the provider of arbitration or to enforce any provision of this Section, Agent may designate another arbitration organization with similar procedures to serve as the provider of arbitration. The arbitration proceedings shall be conducted in Los Angeles or Pasadena, California. The arbitration hearing shall commence within 90 days of the arbitration demand and close within 90 days thereafter. The arbitration award must be issued within 30 days after close of the hearing (subject to extension by the arbitrator for up to 60 days upon a showing of good cause), and shall include a concise written statement of reasons for the award. The arbitrator shall give effect to applicable statutes of limitation in determining any controversy or claim, and for these purposes, service on AAA under applicable AAA rules of a notice of claim is the equivalent of the filing of a lawsuit. Any dispute concerning this Section or whether a controversy or claim is arbitrable shall be determined by the arbitrator. The arbitrator shall have the power to award legal fees to the extent provided by this Agreement. Judgment upon an arbitration award may be entered in any court having jurisdiction. The arbitrator shall not have the power to commit errors of law or legal reasoning, and any award may be reviewed and vacated or corrected on appeal to a court of competent jurisdiction for any such error. The institution and maintenance of an action for judicial relief or pursuant to a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief. No controversy or claim shall be submitted to arbitration without the consent of all parties if, at the time of the proposed submission, such controversy or claim relates to an obligation secured by Real Estate, but if all parties do not consent to submission of such a controversy or claim to arbitration, it shall be determined as provided in the next sentence. At the request of any party, a controversy or claim that is not submitted to arbitration as provided above shall be determined by judicial reference; and if such an election is made, the parties shall designate to the court a referee or referees selected under the auspices of the AAA in the same manner as arbitrators are selected in AAA sponsored proceedings and the presiding referee of the panel (or the referee if there is a single referee) shall be an active attorney or retired judge; and judgment upon the award rendered by such referee or referees shall be entered in the court in which proceeding was commenced. None of the foregoing provisions of this Section shall limit the right of Agent or Lenders to exercise self-help remedies, such as setoff, foreclosure or sale of any Collateral or to obtain provisional or ancillary remedies from a court of competent jurisdiction before, after or during any arbitration proceeding. The exercise of a remedy does not waive the right of any party to resort to arbitration or reference. At Agent’s option, foreclosure under a Mortgage may be accomplished either by exercise of power of sale thereunder or by judicial foreclosure.

14.15. Waivers by Borrower. To the fullest extent permitted by Applicable Law, Borrower waives (a) the right to trial by jury (which Agent and each Lender hereby also waives) in any proceeding or dispute of any kind relating in any way to any Loan Documents, Obligations or Collateral; (b) presentment, demand, protest, notice of presentment, default, non-payment, maturity, release, compromise, settlement, extension or renewal of any commercial paper, accounts, documents, instruments, chattel paper and guaranties at any time held by Agent on which Borrower may in any way be liable, and hereby ratifies anything Agent may do in this regard; (c) notice prior to taking possession or control of any Collateral; (d) any bond or security that might be required by a court prior to allowing Agent to exercise any rights or remedies; (e) the benefit of all valuation, appraisement and exemption laws; (f) any claim against Agent or any Lender, on any theory of liability, for special, indirect, consequential, exemplary or punitive damages (as opposed to direct or actual damages) in any way relating to any Enforcement Action, Obligations, Loan Documents or transactions relating thereto; and (g) notice of acceptance hereof. Borrower acknowledges that the foregoing waivers are a material inducement to Agent and Lenders entering into this Agreement and that Agent and Lenders are relying upon the foregoing in their dealings with Borrower. Borrower has reviewed the foregoing waivers with its legal counsel and has knowingly and voluntarily waived its jury trial and other rights following consultation with legal counsel. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

14.16. Patriot Act Notice. Agent and Lenders hereby notify Borrower that pursuant to the requirements of the Patriot Act, Agent and Lenders are required to obtain, verify and record information that identifies Borrower, including its legal name, address, tax ID number and other information that will allow Agent and Lenders to identify it in accordance with the Patriot Act. Agent and Lenders will also require information regarding each personal guarantor, if any, and may require information regarding Borrower’s management and owners, such as legal name, address, social security number and date of birth.

[Remainder of page intentionally left blank; signatures begin on following page]

IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date set forth above.

BORROWER:

LEAPFROG ENTERPRISES, INC.

By:	/s/ William B. Chiasson
Title: Chief Financial Officer
Address:
6401 Hollis Street
Suite 150
Emeryville, CA 94608
Attn: Treasurer
Telecopy: (510) 420-5004

LeapFrog 2009 Loan and Security Agreement

AGENT AND LENDERS:

BANK OF AMERICA, N.A., as Agent and Lender

By:	/s/ Steven W. Sharp
	Name:	Steven W. Sharp
	Title:	Vice President
Address:
55 South Lake Avenue,
Suite 900
Pasadena, CA 91101
Attn: Business Credit –
Account Executive
Telecopy: 626-584-4600

LeapFrog 2009 Loan and Security Agreement

WACHOVIA CAPITAL FINANCE CORPORATION (WESTERN), as Lender

By:	/s/ Robin Van Meter
	Name:	Robin Van Meter
	Title:	Vice President
Address:
Wachovia Capital Finance 245 S. Los Robles Avenue Suite 700 Pasadena, CA 91101 Attn: Portfolio Manager Telecopy: 626-844-9063

LeapFrog 2009 Loan and Security Agreement

SCHEDULE 1.1

to

Amended and Restated Loan and Security Agreement

COMMITMENTS OF LENDERS

Lender	Total Commitment
Bank of America, N.A.	$50,000,000
Wachovia Capital Finance Corporation (Western)	$25,000,000

TOTAL COMMITMENTS	$75,000,000

EXHIBIT A

to

Amended and Restated Loan and Security Agreement

REVOLVER NOTE

[Date]	$	[Emeryville, California]

LEAPFROG ENTERPRISES, INC., a Delaware corporation (the “Borrower”), for value received, hereby unconditionally promises to pay to the order of                                  (“Lender”), the principal sum of                                  DOLLARS ($        ), or such lesser amount as may be advanced by Lender as Loans and owing as LC Obligations from time to time under the Loan Agreement described below, together with all accrued and unpaid interest thereon. Terms are used herein as defined in the Amended and Restated Loan and Security Agreement dated as of [            ,] 2009, among Borrower, Bank of America, N.A., as Agent, and certain other financial institutions, as such agreement may be amended, modified, renewed or extended from time to time (the “Loan Agreement”).

Principal of and interest on this Note from time to time outstanding shall be due and payable as provided in the Loan Agreement. This Note is issued pursuant to and evidences Loans and LC Obligations under the Loan Agreement, to which reference is made for a statement of the rights and obligations of Lender and the duties and obligations of Borrower. The Loan Agreement contains provisions for acceleration of the maturity of this Note upon the happening of certain stated events, and for the borrowing, prepayment and reborrowing of amounts upon specified terms and conditions.

The holder of this Note is hereby authorized by Borrower to record on a schedule annexed to this Note (or on a supplemental schedule) the amounts owing with respect to Loans and LC Obligations, and the payment thereof. Failure to make any notation, however, shall not affect the rights of the holder of this Note or any obligations of Borrower hereunder or under any other Loan Documents.

Time is of the essence of this Note. Borrower and all endorsers, sureties and guarantors of this Note hereby severally waive demand, presentment for payment, protest, notice of protest, notice of intention to accelerate the maturity of this Note, diligence in collecting, the bringing of any suit against any party, and any notice of or defense on account of any extensions, renewals, partial payments, or changes in any manner of or in this Note or in any of its terms, provisions and covenants, or any releases or substitutions of any security, or any delay, indulgence or other act of any trustee or any holder hereof, whether before or after maturity. Borrower agrees to pay, and to save the holder of this Note harmless against, any liability for the payment of all costs and expenses (including without limitation reasonable attorneys’ fees) if this Note is collected by or through an attorney-at-law.

In no contingency or event whatsoever shall the amount paid or agreed to be paid to the holder of this Note for the use, forbearance or detention of money advanced hereunder exceed the highest lawful rate permitted under Applicable Law. If any such excess amount is inadvertently paid by Borrower or inadvertently received by the holder of this Note, such excess shall be returned to Borrower or credited as a payment of principal, in accordance with the Loan Agreement. It is the intent hereof that Borrower not pay or contract to pay, and that holder of this Note not receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by Borrower under Applicable Law.

This Note shall be governed by the laws of the State of California, without giving effect to any conflict of law principles (but giving effect to federal laws relating to national banks).

[Signature Page Follows]

2

IN WITNESS WHEREOF, this Revolver Note is executed as of the date set forth above.

Attest:

Secretary	By
Title:
[Seal]

Attest:

Secretary	By
Title:

3

EXHIBIT B

to

Amended and Restated Loan and Security Agreement

ASSIGNMENT AND ACCEPTANCE

Reference is made to the Amended and Restated Loan and Security Agreement dated as of [            ], 2009, as amended (“Loan Agreement”), among LEAPFROG ENTERPRISES, INC., a Delaware corporation, (the “Borrower”),

BANK OF AMERICA, N.A., as agent (“Agent”) for the financial institutions from time to time party to the Loan Agreement (“Lenders”), and such Lenders. Terms are used herein as defined in the Loan Agreement.

                                 (“Assignor”) and                                  (“Assignee”) agree as follows:

1. Assignor hereby assigns to Assignee and Assignee hereby purchases and assumes from Assignor (a) a principal amount of $         of Assignor’s outstanding Loans and $         of Assignor’s participations in LC Obligations and (b) the amount of $         of Assignor’s Commitment (which represents     % of the total Commitments) (the foregoing items being, collectively, the “Assigned Interest”), together with an interest in the Loan Documents corresponding to the Assigned Interest. This Agreement shall be effective as of the date (“Effective Date”) indicated in the corresponding Assignment Notice delivered to Agent, provided such Assignment Notice is executed by Assignor, Assignee, Agent and Borrower Agent, if applicable. From and after the Effective Date, Assignee hereby expressly assumes, and undertakes to perform, all of Assignor’s obligations in respect of the Assigned Interest, and all principal, interest, fees and other amounts which would otherwise be payable to or for Assignor’s account in respect of the Assigned Interest shall be payable to or for Assignee’s account, to the extent such amounts accrue on or after the Effective Date.

2. Assignor (a) represents that as of the date hereof, prior to giving effect to this assignment, its Commitment is $         and the outstanding balance of its Loans and participations in LC Obligations is $        ; (b) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Agreement or any other instrument or document furnished pursuant thereto, other than that Assignor is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; and (c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower or the performance by Borrower of its obligations under the Loan Documents. [Assignor is attaching the Note[s] held by it and requests that Agent exchange such Note[s] for new Notes payable to Assignee [and Assignor].]

3. Assignee (a) represents and warrants that it is legally authorized to enter into this Assignment and Acceptance; (b) confirms that it has received copies of the Loan Agreement and such other Loan Documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance;

(c) agrees that it shall, independently and without reliance upon Assignor and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents; (d) confirms that it is an Eligible Assignee; (e) appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers under the Loan Agreement as are delegated to Agent by the terms thereof, together with such powers as are incidental thereto; (f) agrees that it will observe and perform all obligations that are required to be performed by it as a “Lender” under the Loan Documents; and (g) represents and warrants that the assignment evidenced hereby will not result in a non-exempt “prohibited transaction” under Section 406 of ERISA.

4. This Agreement shall be governed by the laws of the State of California. If any provision is found to be invalid under Applicable Law, it shall be ineffective only to the extent of such invalidity and the remaining provisions of this Agreement shall remain in full force and effect.

5. Each notice or other communication hereunder shall be in writing, shall be sent by messenger, by telecopy or facsimile transmission, or by first-class mail, shall be deemed given when sent and shall be sent as follows:

(a) If to Assignee, to the following address (or to such other address as Assignee may designate from time to time):

(b) If to Assignor, to the following address (or to such other address as Assignor may designate from time to time):

Payments hereunder shall be made by wire transfer of immediately available Dollars as follows:

If to Assignee, to the following account (or to such other account as Assignee may designate from time to time):

ABA No.

Account No.
Reference:

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If to Assignor, to the following account (or to such other account as Assignor may designate from time to time):

ABA No.

Account No.
Reference:

[Signature Page Follows]

3

IN WITNESS WHEREOF, this Assignment and Acceptance is executed as of                     .

(“Assignee”)

By
Title:

(“Assignor”)

By
Title:

4

EXHIBIT C

to

Amended and Restated Loan and Security Agreement

ASSIGNMENT NOTICE

Reference is made to (1) the Amended and Restated Loan and Security Agreement dated as of [            ], 2009, as amended (“Loan Agreement”), among LEAPFROG ENTERPRISES, INC., a Delaware corporation (the “Borrower”),

BANK OF AMERICA, N.A., as agent (“Agent”) for the financial institutions from time to time party to the Loan Agreement (“Lenders”), and such Lenders; and (2) the Assignment and Acceptance dated as of             , 20     (“Assignment Agreement”), between                                  (“Assignor”) and                                  (“Assignee”). Terms are used herein as defined in the Loan Agreement.

Assignor hereby notifies Borrower and Agent of Assignor’s intent to assign to Assignee pursuant to the Assignment Agreement (a) a principal amount of $         of Assignor’s outstanding Loans and $         of Assignor’s participations in LC Obligations and (b) the amount of $         of Assignor’s Commitment (which represents     % of the total Commitments) (the foregoing items being, collectively, the “Assigned Interest”), together with an interest in the Loan Documents corresponding to the Assigned Interest. This Agreement shall be effective as of the date (“Effective Date”) indicated below, provided this Assignment Notice is executed by Assignor, Assignee, Agent and Borrower, if applicable. Pursuant to the Assignment Agreement, Assignee has expressly assumed all of Assignor’s obligations under the Loan Agreement to the extent of the Assigned Interest, as of the Effective Date.

For purposes of the Loan Agreement, Agent shall deem Assignor’s Commitment to be reduced by $        , and Assignee’s Commitment to be increased by $        .

The address of Assignee to which notices and information are to be sent under the terms of the Loan Agreement is:

The address of Assignee to which payments are to be sent under the terms of the Loan Agreement is shown in the Assignment and Acceptance.

This Notice is being delivered to Borrower and Agent pursuant to Section 13.3 of the Loan Agreement. Please acknowledge your acceptance of this Notice by executing and returning to Assignee and Assignor a copy of this Notice.

[Signature Page Follows]

5

IN WITNESS WHEREOF, this Assignment Notice is executed as of                     .

(“Assignee”)

By
Title:

(“Assignor”)

By
Title:

ACKNOWLEDGED AND AGREED,
AS OF THE DATE SET FORTH ABOVE:

BORROWER:*

By
Title:

* No signature required if Assignee is a Lender, U.S.-based Affiliate of a Lender or Approved Fund, or if an Event of Default exists or as otherwise may be provided by the Loan Agreement.

BANK OF AMERICA, N.A., as Agent

By
Title:

6

EXHIBIT D

to

Amended and Restated Loan and Security Agreement

AMENDED AND RESTATED INTELLECTUAL

PROPERTY SECURITY AGREEMENT

SEE ATTACHED

7

EXHIBIT E

to

Amended and Restated Loan and Security Agreement

INTELLECTUAL PROPERTY SECURITY AGREEMENT SUPPLEMENT

This INTELLECTUAL PROPERTY SECURITY AGREEMENT SUPPLEMENT (this “IP Security Agreement Supplement”) dated             , 2009, is made by the Person listed on the signature page hereof (the “Grantor”) in favor of Bank of America, N.A. (“BofA”), as administrative agent (the “Administrative Agent”) for the Agent and the Lenders (each as defined in the Loan Agreement referred to below).

WHEREAS, LeapFrog Enterprises, Inc., a Delaware corporation has entered into a Amended and Restated Loan and Security Agreement dated as of [            ], 2009 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), with Bank of America, N.A., as Agent, and the Lenders party thereto. Terms defined in the Loan Agreement and not otherwise defined herein are used herein as defined in the Loan Agreement.

WHEREAS, pursuant to the Loan Agreement, the Grantor and certain other Persons have executed and delivered a certain Amended and Restated Intellectual Property Security Agreement dated [            ], 2009 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “IP Security Agreement”).

WHEREAS, under the terms of the Loan Agreement, the Grantor has granted to the Administrative Agent, for the ratable benefit of the Agent and the Lenders, a security interest in the Additional Collateral (as defined in Section 1 below) of the Grantor and has agreed as a condition thereof to execute this IP Security Agreement Supplement for recording with the U.S. Patent and Trademark Office, the United States Copyright Office and other governmental authorities.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Grantor agrees as follows:

SECTION 1. Grant of Security. Each Grantor hereby grants to the Administrative Agent, for the ratable benefit of the Secured Parties, a security interest in all of such Grantor’s right, title and interest in and to the following (the “Additional Collateral”):

(i) the patents and patent applications set forth in Schedule A hereto (the “Patents”);

(ii) the trademark and service mark registrations and applications set forth in Schedule B hereto (provided that no security interest shall be granted in United States intent-to-use trademark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark applications under applicable federal law), together with the goodwill symbolized thereby (the “Trademarks”);

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(iii) the copyright registrations and applications and exclusive copyright licenses set forth in Schedule C hereto (the “Copyrights”);

(iv) all reissues, divisions, continuations, continuations-in-part, extensions, renewals and reexaminations of any of the foregoing, all rights in the foregoing provided by international treaties or conventions, all rights corresponding thereto throughout the world and all other rights of any kind whatsoever of such Grantor accruing thereunder or pertaining thereto;

(v) any and all claims for damages and injunctive relief for past, present and future infringement, dilution, misappropriation, violation, misuse or breach with respect to any of the foregoing, with the right, but not the obligation, to sue for and collect, or otherwise recover, such damages; and

(vi) any and all proceeds of, collateral for, income, royalties and other payments now or hereafter due and payable with respect to, and supporting obligations relating to, any and all of the foregoing or arising from any of the foregoing.

SECTION 2. Security for Obligations. The grant of a security interest in the Additional Collateral by the Grantor under this IP Security Agreement Supplement secures the payment of all Obligations of the Grantor now or hereafter existing under or in respect of the Loan Documents, whether direct or indirect, absolute or contingent, and whether for principal, reimbursement obligations, interest, premiums, penalties, fees, indemnifications, contract causes of action, costs, expenses or otherwise.

SECTION 3. Recordation. The Grantor authorizes and requests that the Register of Copyrights, the Commissioner for Patents and the Commissioner for Trademarks and any other applicable government officer to record this IP Security Agreement Supplement.

SECTION 4. Grants, Rights and Remedies. This IP Security Agreement Supplement has been entered into in conjunction with the provisions of the Loan Agreement. The Grantor does hereby acknowledge and confirm that the grant of the security interest hereunder to, and the rights and remedies of, the Administrative Agent with respect to the Additional Collateral are more fully set forth in the Loan Agreement, the terms and provisions of which are incorporated herein by reference as if fully set forth herein.

SECTION 5. Governing Law. This IP Security Agreement Supplement shall be governed by, and construed in accordance with, the laws of the State of California.

[Signature Page Follows]

9

IN WITNESS WHEREOF, the Grantor has caused this IP Security Agreement Supplement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

By
Name:
Title:

Address for Notices:

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